                                               Filed Pursuant to Rule 424(b)(3)
                                               File No. 333-51757

  PROSPECTUS

                                   CVF CORPORATION
               Maximum of Cdn$24,000,000 (3,000,000 Common Shares) and
                 Minimum of Cdn$8,000,000 (1,000,000 Common Shares)


This offering (the "Offering") of up to 3,000,000 Common Shares of CVF Corporation ("CVF" or the "Company") consists of a new issue of a minimum of 874,430 and a maximum of 2,874,430 Common Shares by the Company and a secondary offering (the "Secondary Offering") of 125,570 Common Shares by two selling shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any part of the proceeds of the sale by the Selling Shareholders. The Common Shares will not be offered for sale in the United States. The price of the Common Shares was determined by negotiation between the Company, the Selling Shareholders and HSBC James Capel Canada Inc. (the "Agent"). After giving effect to the Offering (assuming no exercise of the Over-Allotment Option referred to below), the offering price of each Common Share distributed hereunder exceeds the pro forma net tangible book value thereof as at March 31, 1998 by Cdn$6.46, representing dilution of 80.72% after giving effect to the minimum offering and by Cdn$5.15, representing dilution of 64.40% after giving effect to the maximum offering. See "Plan of Distribution" and "Dilution."


The outstanding Common Shares are listed for trading on the American Stock Exchange under the symbol "CNV." Prior to January 29, 1998, the Company's Common Shares were listed on the over-the-counter market in the United States and quoted on the National Association of Securities Dealers' OTC Bulletin Board (the "OTC Bulletin Board") under the symbol "CVFJ". On July 2, 1998, the last reported sale price of the Common Shares on the American Stock Exchange was US$5.25. See "Trading of the Common Shares."


                               ---------------------
                   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
             SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                              ----------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                          NET PROCEEDS TO
                                                                                          ---------------
                                                      AGENT'S          NET PROCEEDS TO        SELLING
                                                      -------          ---------------        -------
                             PRICE TO THE PUBLIC   COMMISSION(1)(5)      COMPANY(3)        SHAREHOLDERS(3)
                             -------------------   ----------------      ----------        ---------------
Per Common Share                  Cdn$8.00            Cdn$0.56            Cdn$7.44            Cdn$8.00
Maximum Offering(2)(4)         Cdn$24,000,000       Cdn$1,609,681      Cdn$21,385,759      Cdn$1,004,560
Minimum Offering (2)(4)        Cdn$8,000,000         Cdn$489,681       Cdn$6,505,759       Cdn$1,004,560


(1) The Agent will also receive on closing non-assignable warrants (the "Compensation Warrants") to purchase up to 10% of the total number of Common Shares sold pursuant to the Offering (excluding the Secondary Offering) at the Offering price hereunder. The Compensation Warrants shall be exercisable for a period of 18 months after the date on which a receipt is issued for the final prospectus by the securities regulatory authorities in each of the Provinces of Canada, except Quebec.

(2) The Company has granted the Agent an option (the "Over-Allotment Option"), exercisable within 60 days of the closing of the Offering, to purchase up to 15% of the total number of Common Shares sold pursuant to the Offering on the same terms set forth above solely to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, assuming the maximum offering, the total price to the public will be Cdn$27,600,000, the Agent's Commission will be Cdn$1,861,681 and the net proceeds to the Company will be Cdn$24,733,759. The net proceeds to the Selling Shareholder will not be affected by the exercise of the Over-Allotment Option. See "Plan of Distribution".

(3) Before deducting expenses of the Offering estimated at Cdn$625,000 which, together with the Agent's Commission, will be paid by the Company. There is no commission payable on the Secondary Offering.

(4) There will be no closing unless at least 1,000,000 Common Shares are sold. The maximum offering assumes that 3,000,000

     Common Shares are sold.

(5) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"). See "Plan of Distribution".

The Agent conditionally offers the Common Shares for sale on a "best efforts" basis, subject to acceptance of subscriptions and prior sale if, as and when issued by the Company in accordance with the conditions contained in the Agency Agreement referred to under "Plan of Distribution". Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.
 It is expected that certificates for the Common Shares will be available for delivery at closing which will take place on or about July 14, 1998, but in any event not later than July 31, 1998. Subscription proceeds will be held pursuant to a Depository Agreement with CIBC Mellon Trust Company until subscriptions have been received for the minimum offering. If subscriptions for a minimum of 1,000,000 Common Shares are not received on or before closing, the Offering will be cancelled and all subscription proceeds will be returned to the subscribers, without interest or deduction. See "Plan of Distribution".


 July 6, 1998

                       PRESENTATION OF FINANCIAL INFORMATION

     The historical consolidated financial statements of the Company (the "Consolidated Financial Statements") contained in this Prospectus are reported in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). These principles conform in all material respects with accounting principles generally accepted in Canada ("Canadian GAAP"), except as described in Note 15 to the Consolidated Financial Statements.

     All dollar amounts in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to "$" are to Canadian dollars, and references to "US$" are to U.S. dollars.


                           EXCHANGE RATE INFORMATION


     The following table sets forth, for each period indicated, the high and low exchange rates for U.S. dollars expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based on the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate").


                  THREE MONTHS ENDED
                       MARCH 31                 YEAR ENDED DECEMBER 31
                  ------------------  ----------------------------------------

                    1998      1997       1997        1996      1995      1994
                    ----      ----       ----        ----      ----      ----
 Low. . . . . .   $1.4637   $1.3356    $1.3356     $1.3310   $1.3286   $1.3103
 High . . . . .    1.4075    1.3835     1.4399      1.3822    1.4238    1.4079

 Average. . . .    1.4337    1.3657     1.3891      1.3643    1.3686    1.3695

 Period
 end. . . . . .    1.4219    1.3835     1.4288      1.3697    1.3656    1.4029

     On June 29, 1998, the Noon Buying Rate was $1.4721 per US$1.00. References to Canadian dollars in this Prospectus have been calculated based on the Noon Buying Rate on June 29, 1998, except where otherwise indicated.


                  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus, including under "Risk Factors" and "Business of CVF Corporation" as well as elsewhere in this Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

                                 PROSPECTUS SUMMARY

     THE FOLLOWING INFORMATION IS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE SPECIFICALLY INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE AGENT'S OVER-ALLOTMENT OPTION. ALL DOLLAR REFERENCES IN THIS PROSPECTUS ARE TO CANADIAN DOLLARS UNLESS OTHERWISE SPECIFICALLY INDICATED. REFERENCES TO US$ ARE TO U.S. DOLLARS. CAPITALIZED TERMS HAVE THE MEANINGS ASCRIBED TO SUCH TERMS ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

     CVF Corporation, ("CVF" or the "Company") is primarily involved in the business of selecting, developing and managing early stage and start-up companies in three business sectors: (1) information technology/security systems, (2) process control/industrial automation, and (3) environmental solutions/natural products. The Company's aim is to acquire significant holdings in new and emerging companies primarily, but not exclusively, in these areas, to assist in the management of such companies and to help finance their growth by assisting them to obtain additional capital, either from CVF's own resources or other sources.

     As of the date hereof, the Company has interests in each of the following corporations: Canadian Venture Founders Leasing Corp. ("Leasing"), 1246680 Ontario Limited ("1246680"), Eastview Marketing, One, LLC ("Eastview"), Biorem Technologies, Inc. ("Biorem"), Grand Island Marketing, Two, LLC ("Grand Island2"), Grand Island Marketing, Inc. ("Grand Inc."), Gemprint Corporation ("Gemprint"), Solaria Research Enterprises, Ltd. ("Solaria"), Dantec Corporation ("Dantec"), Petrozyme Technologies, Inc. ("Petrozyme"), Ecoval Inc. ("Ecoval"), TurboSonic Canada Inc. ("TurboSonic Canada"), RDM Corporation ("RDM") and Certicom Corp. ("Certicom"), (collectively, the "Holdings").

INFORMATION TECHNOLOGY/SECURITY SOLUTION HOLDINGS

     CVF was a founding investor in Certicom. From 1989 to 1994, CVF made a series of investments in Certicom, a company which provides encryption technologies, totaling approximately $2.5 million. Certicom went public in 1995, and between 1996 and early 1998, the Company sold its common shares in Certicom for net proceeds of approximately $34 million. CVF's remaining investment in Certicom consists of preferred shares and a debenture.

     Gemprint provides products and services to the retail, wholesale and consumer jewelry markets to enable diamond and other precious gems to be identified. CVF holds 67% of the voting shares of Gemprint.

     RDM, a public company listed on the Vancouver Stock Exchange, develops and supplies technologies that enable secure and accurate payments for both paper-based and electronic payment systems. CVF owns 16% of the common shares of RDM.

PROCESS CONTROL/INDUSTRIAL AUTOMATION HOLDINGS

     Dantec designs, manufactures and markets industrial automation control systems. CVF holds a 53% interest in Dantec.

     Solaria manufactures and markets microprocessor-based electronic controllers for direct current motors used in battery powered industrial vehicles. CVF has an interest of approximately 67% of the voting shares in Solaria.

ENVIRONMENTAL SOLUTIONS/NATURAL PRODUCTS HOLDINGS

     Ecoval, a reporting issuer in the Provinces of Ontario, Alberta and Quebec, manufactures and markets a range of all natural, environmentally safe fertilizers and herbicides. The Company currently holds 27% of the voting shares of Ecoval. Eastview markets some of Ecoval's products through direct to consumer television advertising. Eastview is a wholly owned subsidiary of the Company.

     Biorem is an industrial biotechnology company that utilizes technologies developed for the bioconversion and biotransformation of organic contaminants in the environment. CVF owns 69% of Biorem's common shares.

     Grand Inc. has a 51% economic interest in Elements, a partnership formed to carry on the business of operating retail stores which offer natural food products, nutritional supplements and health services. Grand Inc. is a wholly owned subsidiary of the Company.

     Grand Island2 is a wholly owned subsidiary of the Company that has not yet commenced operations. It was founded by the Company to market and arrange environmental clean-up services with real estate developers acquiring properties with environmental problems using the services of Biorem, Petrozyme and other soil remediation companies.

     Petrozyme has developed proprietary solutions for the treatment of wastes or oil recovery originating from the oil production and refining industries, including oil-based wastes such as emulsions and sludge. CVF owns 50% of the voting equity in Petrozyme.

     TurboSonic Canada is a subsidiary of TurboSonic Technologies, Inc. ("TurboSonic Technologies"), a public New Jersey-based company whose shares are quoted on the OTC Bulletin Board. TurboSonic Technologies markets, develops and supplies air pollution control systems and spray nozzles to a range of industries worldwide. CVF owns shares in TurboSonic Canada which are exchangeable into a 13% equity interest in TurboSonic Technologies.


OTHER HOLDING

     Leasing, a wholly owned subsidiary of the Company, provides financial services to some of the Holdings and is used by CVF to acquire interests in some of the Holdings.

FORM OF INVESTMENTS

     The Company seeks to acquire ownership interests in suitable businesses commensurate with the funding and the managerial assistance required to be provided by the Company. The form of the Company's positions in its Holdings is negotiated with each particular investee company, taking into account the need of CVF and its management team to play an active role in the investee business in collaboration with the investee business' existing management teams, the long-term business requirements of the investee business, the potential to make significant rates of return and tax considerations. CVF generally will not invest in a business unless it can exert some degree of influence on its operations.

     The Company's interests in investee businesses may take the form of debt (with or without conversion features), debt with warrants to acquire shares or participation in cash flow or earnings, preferred shares (with or without conversion features) or common shares. Certain investments may involve a combination of these instruments.

THE HOLDINGS

     Each Holding has its own business plan and financial reporting systems. With the exception of Leasing, Eastview, Grand Inc. and Grand Island2, each of the Holdings has completed the development of their original products, has set up markets and distribution channels, has sold products and has put management teams in place and/or is currently working to strengthen and expand its management teams. The majority of the Holdings are working to improve their marketing capabilities. The additional capital required by each of the Holdings is primarily for expansion of sales, marketing and continuation of research and development to enable the Holdings to realize their commercial potential over the next three to five years. As is common with early stage technology companies, each of the Holdings has historically operated at a loss or at break-even. While some of the Holdings are currently operating profitably, others are expected to operate at a loss for at least the next year if not longer, including Ecoval, Gemprint, Biorem, Petrozyme, Grand Inc., Grand Island2
and Eastview.   Some of these companies, including RDM and Dantec, may show losses due to substantial investment in research and development. These companies may continue to need additional financing from CVF or other sources in order to continue operations and CVF plans to use a portion of the proceeds of this offering to further fund these companies and other Holdings.


                                     THE OFFERING


OFFERING:      A minimum of 1,000,000 and a maximum of 3,000,000 Common Shares.
               Up to an additional 450,000 Common Shares may be offered upon exercise of the Over-Allotment Option granted by the Company to the Agent.


AMOUNT:                            MAXIMUM OFFERING
               New Issue:           $22,995,440        2,874,430 Common Shares
               Secondary Offering:  $ 1,004,560          125,570 Common Shares
                                    -----------        -----------------------
               Total                $24,000,000        3,000,000 Common Shares
                                    -----------        -----------------------
                                    -----------        -----------------------

                                   MINIMUM OFFERING

               New Issue:            $6,995,440          874,430 Common Shares
               Secondary Offering:   $1,004,560          125,570 Common Shares
                                    -----------        -----------------------
               Total                 $8,000,000        1,000,000 Common Shares
                                    -----------        -----------------------
                                    -----------        -----------------------


PRICE:              $8.00 per Common Share.


USE OF PROCEEDS:    The net proceeds from this Offering to the Company are
                    estimated to be approximately $20,760,759 (maximum offering)/$5,880,759 (minimum offering) ($24,108,759 if the Agent's Over-Allotment Option is exercised in full) and after deducting the expenses of the issue, including the Agent's Commission. Of the net proceeds approximately: (i) one-third will be used to fund the growth of the Holdings in order to enable them to meet their respective business plans and, in particular, the expansion of the sales and marketing efforts of the Holdings; (ii) one-third will be used for the purpose of strategic mergers and acquisitions of businesses that are directly related to the existing Holdings; and (iii) one-third will be used to acquire significant holdings in companies engaged primarily, but not exclusively, in the information technology, process control and environmental sectors. If only the minimum offering is realized, the Company intends to increase the percentage allocated to fund the needs of its current holdings and reduce the percentage allocated to new acquisitions. The Company expects that approximately 70% of the proceeds allocated to new acquisitions will be used to acquire positions in private companies and that approximately 30% of the such proceeds will be used to acquire positions in public companies with market capitalization of less than US$10 million.
                    In each case, the Company intends to acquire interests in companies with established products and management and, in most cases, revenues of less than US$3.0 million.
                    Proceeds of the Offering are expected to be utilized over the next three to four years and will be invested in short term, interest-bearing, investment grade securities until such time as the funds are invested as described herein. See "Use of Proceeds."

AMERICAN STOCK
EXCHANGE SYMBOL:    "CNV"


DIVIDEND POLICY:    The Company's current intention is to reinvest its earnings to finance additional investments in the Holdings or in new business opportunities and the Company does not anticipate paying dividends on the Common Shares in the foreseeable future. See "Dividends."

RIGHTS OFFERING:    CVF has agreed to use its best efforts to cause some of its
                    Holdings completing an Initial Public Offering to complete a concurrent Rights Offering to such Holding's shareholders.
                    The Company has also agreed to distribute the rights that it receives from a Holding to the holders of its Common Shares by way of a taxable dividend, subject to any restriction imposed by applicable laws. See "Dividends".

RISK FACTORS:       An investment in the Common Shares may be considered
                    speculative and is subject to a number of risks, including:
                    the nature of the Company's investment in the Holdings and risks generally associated with emerging companies including the concentration of the Company's investment in a relatively small number of Holdings and reliance by the Company on publicly available or limited information in respect of particular Holdings; history of losses by the Holdings and uncertainty of future results; risks associated with companies in the technology industry; the Holding's and the Company's need for additional financing;
                    misappropriation of the Holding's proprietary technology and infringement of other's technologies; dependence of the Company and the Holdings on the personal efforts of two of the Company's senior executives and the need for the Company to recruit additional personnel; several of the Holdings are subject to environmental and regulatory regulations, the compliance with which may result in additional costs to the Holdings without any corresponding revenue; the reliance of certain of the Holdings on one or a few products; the risks associated with the Company's acquisition policies; the risks associated with doing business internationally; the ownership of the Company's shares are concentrated with a small number of persons who may be in a position to direct the affairs of the Company; the exposure to exchange rate fluctuations; and limited liquidity in the public market.
                    The completion of the Offering will result in immediate and substantial dilution to shareholders. See "Risk Factors."

                                    RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE COMMON SHARES.

NATURE OF INVESTMENT; EARLY STAGE FOCUS

     The business of the Company is to acquire significant holdings in new and emerging companies primarily in the technology area, and to assist in the management of such companies. The Company's investments are concentrated in a relatively small number of Holdings and there can be no assurance that additional suitable investments will be found. There is no guarantee that an investment in the Common Shares will earn a specified rate of return or any return in the short or the long term.

     Investments of the kind to be made by the Company involve a longer commitment than that typical for other types of businesses. Many such Holdings require between three to five years in order to mature and generate the returns expected by investors. There can be no assurance that any of the Holdings will mature and generate the returns, or permit invested capital to be recouped. As well, losses on unsuccessful Holdings are often realized before gains on successful Holdings are realized. An investment in the Common Shares is only appropriate for investors able to make a long-term commitment and with the capacity to absorb a loss of some or all of their investment.


     Some of the Holdings (including Petrozyme, Grand Inc., Grand Island2 and Eastview) are subject to various risks common to early-stage development companies including lack of a customer base, lack of name recognition and credibility, the need to bring in experienced management and the need to develop and refine the business.

     The Company's ability to achieve an acceptable rate of return on any particular investment in a Holding is subject to a number of risk factors often beyond its control, including increased competition and lack of market share, quality of management, cyclical or uneven financial results, technological obsolescence and regulatory delays.

     The value of the Common Shares is based on the value of the securities of the businesses the Company invests in and therefore the value of the Common Shares will increase or decrease with the value of the Holdings. The value of the securities of such businesses will fluctuate with general economic conditions including the level of interest rates, corporate earnings, economic activity, the Canadian dollar and other factors. Early stage technology businesses, by virtue of their size and state of development, will be affected more than larger, more mature entities by external events, including downturns in general economic conditions.

     In addition, the majority of the Holdings are private companies and, as such, the Company's investments in such Holdings are not readily marketable and the Company may not be able to easily divest its investment in such Holdings.

     The information contained in this Prospectus concerning the public Holdings (TurboSonic Technologies (TurboSonic Canada's parent company), Ecoval and RDM) has been taken or is based upon publicly available documentation and information on file with Canadian and/or U.S. securities regulatory authorities and other public sources. The information contained in this Prospectus concerning the private Holdings has been taken from or is based upon documentation and information provided by such private Holdings to the Company.

LIMITED OPERATING HISTORIES; UNCERTAINTY OF FUTURE OPERATING RESULTS

     The profitability of the Company is significantly affected by the activities and financial results of the Holdings. Certain of the Holdings have not yet achieved profitable operations and Ecoval, Gemprint, Biorem, Petrozyme, Grand Inc., Grand Island2 and Eastview are expected to operate at a loss for at least the next year, if not longer. As a result, the Company has sustained losses, on a consolidated basis in fiscal years 1996 and 1997. A number of the Holdings' products have only recently been introduced to the market or have not yet been commercially exploited. Accordingly, several of the Holdings have limited operating histories upon which an evaluation of their businesses and prospects can be based. Due to the Holdings' limited operating histories, there can be no assurance that the Company's revenue will grow, or that the Company will be able to achieve sustained profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

TECHNOLOGY RISK FACTORS

     Many of the Holdings and businesses that the Company may invest in are developing products that will require significant additional development, testing and financial support prior to commercialization. There can be no assurance that such products will be successfully developed, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the development of new technology and the
competitive environments of the technology industry.   Summarized below are
certain risks generally applicable to companies in the technology industry.

     RAPID TECHNOLOGICAL CHANGE

     The markets for many of the Holdings' products are generally characterized by rapid and significant technological advancements, the frequent introduction of new products utilizing new technologies, changes in customer needs and demands and evolving industry standards. Because of the rapid technological change, the life span of the Holdings' products is difficult to estimate. The adoption of new technologies or industry standards can render the Holdings' products obsolete and unmarketable. This presents substantial risks for the Company because the Holdings' products typically have lengthy development and sales cycles. The Holdings' future success will depend on their ability to address the increasingly sophisticated needs of customers by designing, developing, testing, marketing and selling enhancements to their products on a timely and cost-effective basis that keep pace with technological developments, emerging industry standards and end-user requirements. There can be no assurance that the Holdings will be successful in developing and marketing enhancements to their products or in developing new products that respond to technological changes, evolving industry standards or customer requirements, that the Holdings will not experience difficulties or new products, or that such enhancements or new products will adequately address the requirements of the marketplace and achieve any significant degree of market acceptance. There can be no assurance that the Holdings will continue to keep their products technologically competitive.

     COMPETITION

     The market for the Holdings' products is intensely competitive, rapidly evolving and subject to technological change. To maintain and improve their competitive position, the Holdings must continue to develop and introduce, in a timely and cost-effective manner, new products and product features that keep pace with offerings provided by competitors. The principal competitive factors in the technology industry are quality, performance, price, customer support, reputation and product attributes such as compatibility, functionality and ease of use.

     The Company expects competition in the technology industry to persist, increase and intensify in the future. Many of the Holding's current and potential competitors have longer operating histories and substantially greater financial, technical and marketing resources and name recognition than the Holdings. The Holdings' current or potential customers may develop products comparable or superior to those developed by the Holdings or adapt more quickly to the Holdings to new technologies, evolving industry standards, new product introductions, or changing customer requirements. If a competitor develops products comparable or superior to those developed by one of the Holdings, significant price competition might develop which could force the Holding to lower its prices. This could have an adverse effect on the Company's business, results of operations and financial condition.

     PRODUCT DEFECTS AND PRODUCT LIABILITY

     Many of the products offered by the various Holdings, may contain design defects that are difficult to detect and correct. There can be no assurance that errors will not be found in new products after commencement of commercial shipments or, if discovered that the Company will be able to successfully correct such errors in a timely manner or at all. In addition, despite testing, some design defects or errors may only become apparent when the products after they have been shipped, which could result in loss of or delay in market acceptance of the Holdings' products, and alleviating such errors and failures in the Holdings' products could require significant expenditure of capital and other resources by the Holdings. Moreover, the reputational harm resulting from product errors and failures would be damaging to the business of the Holdings. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition.

     POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; LENGTHY SALES CYCLES

     Companies in the technology industry typically experience significant fluctuations in quarterly or annual results caused by a number of factors. Products are often included as part of a complex and time-consuming bid process that is subject to numerous delays and approvals that are beyond the control of the company. For these and other reasons, the sales cycles associated with the Holdings' products are often lengthy and subject to significant delays. To the extent that implementations of the Holdings' products are delayed for any reason, the Holdings' ability to recognize revenue with respect to any contract may be impaired, which in turn could materially adversely affect the Holdings' quarterly or annual operating results.

     Quarterly sales and operating results depend generally on the volume and timing of orders within the quarter. The tendency of sales in the technology industry to occur late in fiscal quarters and the ability of the Holdings to fill orders received within the quarter, all of which are difficult to forecast and manage, could have a material adverse effect on the Holdings' quarterly or annual results. There also may be other factors that significantly affect the Holdings' quarterly or annual results which are difficult to forecast given the Holdings' limited operating histories, including changes in demand for the Holdings' products, the introduction or enhancement of products by the Holdings and their competitors and market acceptance of those enhancements or products, delays in the introduction of products or enhancements by the Holdings, order deferrals in anticipation of upgrades and new products and changes in the Holdings' pricing policies or those of their competitors. Operating results are affected by the mix of distribution channels through which products are sold, the mix of products, the mix of international and North American revenues, regulatory changes, foreign currency exchange rates, the timing and level of capital expenditures of the various Holdings' customers and general economic conditions. As a result, the magnitude of quarterly fluctuations may not become evident until late in, or after the close of, a particular quarter. The Holdings' operating expenses are based in part on expectations as to future revenue levels and to a large extent may be fixed in the short term; therefore, a shortfall in quarterly sales could lead to a quarterly operating loss which could have a material adverse effect on the Holdings.

     The Company's operating results have historically been, and will continue to be, subject to quarterly and annual fluctuations due to a variety of factors. Any shortfall in revenues in a given quarter may impact the Company's results of operations due to an inability to adjust expenses during the quarter to match the level of revenues for the quarter. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of total revenues or its revenue growth on a quarterly or annual basis.

     YEAR 2000 BUSINESS RISKS

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The "year 2000" issue affects virtually all companies and organizations.

     The Company and, to the best of the knowledge of the Company, the Holdings are currently identifying year 2000 issues related to their internal systems. There can be no assurance that the Company or any of the Holdings will not experience unanticipated material costs caused by undetected errors or defects in their internal systems. Delays in the implementation or a failure to identify year 2000 issues could result in material adverse consequences including delays in the delivery or sale of the Holdings' products.

     In addition to the Company's and the Holdings' internal systems, the Holdings' products may contain undetected errors or defects stemming from the year 2000 issue. There can be no assurance that the Holdings' products do not contain such undetected errors or that a Holding's products will be able to function when it is integrated with noncompliant products, including third party hardware and software. The inability of one or more of the Holdings to make their products year 2000 compliant could have a material adverse effect on the Company's business, operations and financial condition.

     The Holdings' customers are also impacted by the year 2000 issue. Should the Holdings' customers and potential customers be required to allocate substantial resources to resolve their specific year 2000 problems, then the Holdings could experience a reduced demand for their products and services, which could have a material adverse effect on the Company's business, results of operations and financial condition.

NEED FOR ADDITIONAL FINANCING

     Each of the Holdings generally requires additional capital to meet its business plans beyond the Company's initial involvement. The Company intends to actively assist the Holdings in obtaining additional capital, either from its own resources or other participants. To meet such capital requirements, the Company will consider additional public or private financing (including the
issuance of additional equity securities).   In addition, the Company also
requires additional capital to invest in new companies. If additional funds are raised by issuing equity securities, further dilution to shareholders may result. There can be no assurance that additional funding will be available or, if available, that it will be available on terms acceptable to the Company or that the Holdings will be able to raise sufficient amounts to remain in business and/or to meet their respective business plans. Several of the Holdings rely on financial support from the Company, which includes the accrual of payment of interest on debt instruments, and without additional financial support from CVF or other investors, would likely cease operations. In addition, changes affecting the Holdings or other changes affecting the Company's operating expenses may result in unanticipated increases in expenditures of the Company. There can be no assurance that the Company will be able to raise additional capital if its capital resources are exhausted. The inability of the Company and the Holdings to raise additional funds required to meet their business plans would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Working Capital."

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY; INFRINGEMENT CLAIMS

     The Company's success depends significantly upon the Holdings' proprietary technology. The Holdings generally rely on a combination of patent, trademark and trade secret laws and non-disclosure agreements and other contractual provisions to establish, maintain and protect their proprietary rights, all of which afford only limited protection. Certain of the Holdings have patents and registered trademarks and pending patent and trademark applications which cover certain aspects of their technology and business. There can be no assurance that any pending or future patent or trademark applications will be granted in respect of the Holdings' technology and business or that any current or future patents or trademarks will not be challenged, invalidated or circumvented or that the rights granted under such patents or trademarks will provide competitive advantages to the Holdings. In addition, until recently, the Holdings have not generally sought patent protection for their products and there can be no assurance that other persons have not applied or will not apply for patent protection for products which utilize the same or similar processes as the Holdings' products. Litigation may be necessary to protect the Holdings' proprietary technology. The inability of the Holdings to adequately protect their proprietary rights could have a material adverse effect on the Company's business, results of operations and financial condition.

     Despite the Holdings' efforts to protect their proprietary rights, unauthorized parties may copy aspects of the Holdings' products or obtain and use information that the Holdings regard as proprietary. Moreover, effective patent and trade secret protection may be unavailable or limited in certain foreign countries, making the possibility of misappropriation of the Holdings' proprietary technology more likely. There can be no assurance that the steps taken by the Holdings to protect their proprietary technology will prevent misappropriation of such technology and such protections may not preclude competitors from developing products with functionality or features similar to the Holdings' products.

     Although the Company does not believe that any of the Holdings are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the number of products and competitors in the technology industry grows, the functionality of products in different industry segments overlaps, and legal protections, including patents, are applied to products made by the Holdings' competitors. There can be no assurance that the third parties will not assert that the Holdings' products infringe, or may infringe, the proprietary rights of third parties. The defense of any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Holdings to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against any of the Holdings and the failure or inability of the Holdings to develop non-infringing technology or to license the infringed or similar technology, the Company's business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE UPON KEY PERSONNEL; ABILITY TO RECRUIT PERSONNEL

     The success of the Corporation is largely dependent on the personal efforts of Jeffrey Dreben, the Company's President and Chief Executive Officer, and Robert Nally, the Company's Secretary and Treasurer, neither of whom have entered into employment contracts with the Corporation. The loss of the services of such persons would have a material adverse effect on the business, results of operations and financial condition of the Company, and, as a result of their active involvement in the management of certain of the Holdings, as well as many of the Holdings. The Company's success will also depend on its and the Holdings' ability to attract and retain highly qualified management and technical personnel, including the hiring of a permanent chief financial officer by the Company. There can be no assurance that the Company of the Holdings will be successful in attracting and retaining qualified personnel as necessary, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

ENVIRONMENTAL AND REGULATORY RISKS

     Certain of the Holdings' operations are subject to various comprehensive laws and regulations related to protection of the environment. Such laws and regulations, among other things, regulate the nature of treatment that the Holdings can provide. Because Holdings which provide their customers with services designed to protect the environment by cleaning and removing materials or substances at their customers' sites that must be properly handled, recycled or, in some cases removed for proper disposal, such Holdings are subject to regulations which impose liability on persons involved in handling, processing or transporting hazardous materials. These requirements may also be imposed as conditions or operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations have become and are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require such Holdings to modify, supplement, replace or curtail their operating methods at costs which may be substantial without any corresponding increase in revenues. In addition, the demand for certain of the Holdings' environmental services may be adversely affected by the amendment or repeal of federal, state or provincial laws and regulations. Any such changes could have a material adverse effect on the such Holdings' business, results of operations and financial condition.

PRODUCT CONCENTRATION

     A number of Holdings such as Gemprint, Solaria and Ecoval, currently have only one or a few products. A decline in the demand for such products as a result of competition, technological change, reduction in capital spending by customers or other factors could have a material adverse effect on such Holdings' business, results of operations and financial condition.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company's acquisitions could subject the Company to numerous risks.
The negotiation and completion of such transactions involve the diversion of Company resources. In addition, acquisitions could result in immediate and substantial dilution to the Company's existing shareholders, large one-time write-offs or the creation of goodwill or other intangible assets that could result in significant amortization expenses. The failure to successfully evaluate, negotiate and effect an acquisition could have a material adverse effect on the Company's business, results of operations and financial condition.

EXPANSION INTO INTERNATIONAL MARKETS

     The Company expects certain of the Holdings such as Dantec Electronics to conduct a substantial portion of their business internationally. In addition to the uncertainty as to the Holdings' ability to expand their international presence, there are certain difficulties and risks inherent in doing business internationally, including greater difficulty in accounts receivable collection, the burden of complying with multiple and conflicting regulatory requirements, foreign exchange controls, longer payment cycles, import and export restrictions and tariffs, potentially adverse tax consequences, currency fluctuations and political and economic instability.

CONTROL BY PRINCIPAL SHAREHOLDERS

     To the knowledge of the directors and officers of CVF, subsequent to the completion of the Offering, the Company's officers, directors and the principal shareholders owning five percent or more of the Company will own approximately 48.0% (after giving effect to the maximum offering) or 62.4% (after giving effect to the minimum offering) of the outstanding Common Shares. Accordingly, they are able to exert significant influence in connection with the election of the Company's directors and, generally, be in a position to direct the affairs of the Company.

CURRENCY FLUCTUATION RISK

     Although the Company's Consolidated Financial Statements are reported in U.S. dollars, a significant portion of the Holdings' sales and operating costs are denominated in Canadian dollars. Significant long term fluctuations in relative currency values could adversely affect the Company's results of operations. In particular, the Company may be adversely affected by the weakening of the U.S. dollar against the Canadian dollar.

     International sales by the various Holdings also entail risks associated with currency fluctuations. As international sales increase, risks associated with currency fluctuations may increase. Given the number of currencies that may be involved, the constantly changing currency exposures and the substantial volatility of currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations upon future operating results of the Holdings. There can be no assurance that the Holdings will not experience currency losses in the future which could have a material adverse effect on the Company's business, results of operations and financial condition. Neither the Company nor any of the Holdings engage in hedging transactions to cover their currency exposure. See "Risk Factors - Expansion into International Markets."

NEED TO MANAGE GROWTH AND EXPANSION

     The growth and expansion of the Company's business has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources and has increased demands on its internal systems, procedures and controls. To manage its growth, the Company must continue to implement and improve its operational, financial and management systems and to hire additional qualified personnel. The inability of the Company to manage future growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition.

VOLATILITY OF STOCK PRICE AND STOCK MARKET

     In recent years, the stock markets have experienced extreme price and volume fluctuations and market prices for securities of many companies have experienced wide fluctuations, not necessarily related to the operating performance of such companies. Further, from time to time, the market price of the Company's

Common Shares has been affected and may continue to be affected by various factors, including announcements of new investments; major announcements by the Holdings and new commercial products, product licenses or patents; the development of proprietary rights by the Holdings or their competitors; actual or anticipated variations in the Company's operating results due to a number of factors including, among others, the level of development expenses, changes in financial estimates by securities analysts, and conditions and trends in the information and environmental technologies areas; general market conditions; and other factors. As a result, it is possible that the Company's operating results will be below the expectations of market analysts and investors, which likely would have an adverse effect on the prevailing market price of the Company's Common Shares. The prevailing market price of the Common Shares may also be adversely affected by future sales of the Common Shares by current shareholders. No prediction can be made as to the effect, if any, that sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital though the sale of its equity securities.

NO DIVIDENDS

     To date, the Company has not paid any dividends on its Common Shares and does not intend to declare any dividends in the foreseeable future. See "Dividends."

DILUTION

     After giving effect to the Offering, the offering price per Common Share exceeds the pro forma net tangible book value per Common Share as at March 31, 1998 by Cdn$6.46, representing dilution of 80.72% after giving effect to the minimum offering and by Cdn$5.15, representing dilution of 64.40% after giving effect to the maximum offering. As a result, purchasers of the Common Shares will suffer an immediate significant dilution in the value of their investment. See "Dilution".

ENFORCEABILITY OF PROCEEDINGS AGAINST THE COMPANY

     As the majority of the Company's directors and officers are located outside of Canada, it may be difficult or impossible for Canadian shareholders to realize upon judgments of Canadian courts against such persons, even though the Company and the non-Canadian directors and officers have appointed Robert Nally as their agent for service of process in the Provinces of Canada (except Quebec) and attorned to the non-exclusive jurisdiction of the courts of those provinces. In addition, it is uncertain that any action predicated solely upon violations of Canadian securities laws will be enforced by courts in the United States, whether or not any such action is based upon a judgment of a Canadian court.

PUBLIC MARKET LIQUIDITY AND DETERMINATION OF OFFERING PRICE

     The offering price of the Common Shares offered hereunder has been determined by negotiations between the Company and the Agent. The Common Shares
are listed for trading on the American Stock Exchange.   However, there is no
assurance that an active trading market will develop after this Offering or, if developed, that such a market will be sustained.

                            BUSINESS OF CVF CORPORATION

HISTORY AND CORPORATE STRUCTURE

     The Company's predecessor, Canadian Venture Founders Limited Partnership ("CVFLP") was formed under the laws of Ontario in 1989 to engage in the business of developing and managing early stage and start-up companies in the information and environmental technologies industries. In August 1989, CVFLP completed a private placement whereby approximately $20,000,000 in funding commitments was raised from a number of pension funds, insurance companies and corporate groups. Some of the original limited partners in CVFLP included The Prudential Insurance Company of America, Westinghouse Canada Inc.-Pension Master Trust, Dofasco Pension Fund, Gulf Canada Resources Limited Pension Plan, Pratt & Whitney Pension Fund, Sun Life Assurance Company of Canada and Noranda Inc.. The proceeds from that offering were drawn down over a four year period.

     On August 20, 1995, CVFLP entered into an asset purchase agreement (the "Asset Purchase Agreement") with Western Growth Corporation ("Western"), the common shares of which at the time were listed on the over-the-counter market in the United States and traded on the OTC Bulletin Board. Pursuant to the Asset Purchase Agreement, Western agreed to purchase all of the assets and assume all of the liabilities of CVFLP in exchange for the issuance to the partners of CVFLP of 4,763,918 common shares of Western, representing 79.5% of its outstanding voting securities, 25,000 shares of Series "A" Preferred Stock of Western and warrants to acquire 952,784 additional common shares of Western.

     Western was incorporated on December 22, 1993 under the laws of Nevada. On December 30, 1993 by Articles of Merger, Sierra Growth Corporation ("Sierra"), a corporation incorporated on December 31, 1985 under the laws of Utah, was merged with and into Western. The merged entity retained the corporate name of Western. Western conducted no material business and had no material operations from the date of its incorporation until the date it entered into the Asset Purchase Agreement. By Articles of Amendment dated September 20,1995, Western changed its name to CVF Corp. and by Articles of Amendment dated August 21, 1997, CVF Corp. changed its name to CVF Corporation.

     The Company's registered address and principal place of business is located at 916 Center Street, Lewiston, New York, U.S.A. 14092 and its telephone number is (716) 754-7883.

CORPORATE STRUCTURE


     The following diagram depicts the current shareholdings of the Company and the Holdings together with the jurisdictions of incorporation of each Holding:

                                                  |------------------------------------|
                                                  |         CVF Corporation            |
                                                  |        (Nevada, U.S.A.)            |
                                                  |------------------------------------|
                                                                 |
     |---|----------|-------------------|------------------------|----|-------------------|------|----|-------|-------------------|
     |   |          |                   |                   |         |                   |      |    |       |                   |
     |   |          |                   |                   |         |                   |      |    |       |                   |
     |   |          |69%                |100%               |         |100%               |      |    |       | 69%               |
     |   | |-------------------|   |-------------------|    |    |-------------------|    |      |    |  |-------------------|    |
     |   | |      Biorem       |   |     Canadian      |    |    |    Grand Island   |    |      |    |  |      Gemprint     |    |
     |   | |   Technologies,   |   |     Venture       |    |    |     Marketing     |    |      |    |  |     Corporation   |    |
     |   | |      Inc.         |   |     Founders      |    |    |      Two, LLC     |    |      |    |  |      (Ontario)    |    |
     |   | |    (Ontario)      |   |   Leasing Corp.   |    |    |     (New York,    |    |      |    |  |                   |    |
     |   | |                   |   |    (Ontario)      |    |    |       U.S.A.)     |    |      |    |  |                   |    |
     |   | |-------------------|   |-------------------|    |    |-------------------|    |      |    |  |-------------------|    |
     |   |                              |                   |                             |      |    |                           |
     |   |                              |                   |                             |      |    |                           |
     |   | 67%                          |                   | 16%                     50% |      |    | 100%                 100% |
     |  |-------------------|           |    |-------------------|         |---------------|     |  |--------------| |-------------|
     |  | Solaria Research  |           |    |        RDM        |         |   Petrozyme   |     |  | Grand Island | |   Eastview  |
     |  | Enterprises, Ltd. |           |    |    Corporation    |         |  Technologies,|     |  |   Marketing, | |  Marketing, |
     |  |     (Ontario)     |           |    |      (Canada)     |         |      Inc.     |     |  |    Inc.      | |   One, LLC  |
     |  |                   |           |    |                   |         |    (Ontario)  |     |  |  (Delaware,  | |  (New York, |
     |  |                   |           |    |                   |         |               |     |  |   U.S.A.)    | |    U.S.A.)  |
     |  |-------------------|           |    |-------------------|         |---------------|     |  |--------------| |-------------|
     |                                  |                                                        |       |
     |                                  |                                                        |       |51%
     |                                  |-------------------|------------------------|           |       |
     |                                  |                   |                        |           |       |
     |                                  | 3%                | 13%(1)                 | 7%        |       |
     |                             |---------------|   |---------------|   |---------------|     |  |---------------|
     |                        50%  |     Dantec    |   |   TurboSonic  |   |   Ecoval Inc. |     |  |    Elements   |
     |                             |  Corporation  |   | Canada Inc.(1)|   |    (Quebec)   | 20% |  |  Partnership  |
     |-----------------------------|   (Ontario)   |   |    (Ontario)  |   |               |-----|  |    (Ontario)  |
                                   |               |   |               |   |               |        |               |
                                   |               |   |               |   |               |        |               |
                                   |---------------|   |---------------|   |---------------|        |---------------|


NOTES:

     (1) CVF owns directly and indirectly a total of 1,334,977 exchangeable shares in TurboSonic Canada which, at the election of the Company, are exchangeable into approximately 13% of the outstanding common shares of TurboSonic Technologies, a publicly-traded, New Jersey based air pollution products company and the parent of TurboSonic Canada.

BUSINESS STRATEGY

     The Company is primarily involved in the business of developing and managing early stage and start-up companies in three business sectors: (1) information technology/security systems, (2) process control/industrial automation, and (3) environmental solutions/natural products. The Company's aim is to acquire significant holdings in new and emerging companies primarily, but not exclusively, in the technology area, to assist in the management of such companies and to help finance their growth. Each of the Holdings requires additional capital beyond the Company's initial involvement in order to meet its business plan. The Company assists in the management of the Holdings as well as in obtaining additional capital, either from its own resources or other sources. There can be no assurance that each Holding will raise sufficient amounts of capital to remain in business and/or to meet its respective business plan.

     The Company's success is solely dependent upon the success of the Holdings. The Company plans to generate revenue and profit through the consolidation of revenues and profits of the Holdings and also through the sale of all or a portion of its interests in the Holdings when the Company determines that its funds can be better deployed in other companies or industries. The Company's goal is to maximize the value of its interests in these companies for its shareholders, which will include taking a company public, where appropriate.
See "Business of CVF Corporation - Certicom".

     The Company conducts its business operations so as not to be deemed to be an investment company and thereby be subject to the United States Investment Company Act of 1940, which would require it to register as an investment company under such Act. This will be achieved by CVF's policy of acquiring only significant portions of the voting capital in suitable businesses and playing an active role in their management.

CERTICOM

     CVF's business strategy toward early-stage investments has been successfully implemented in the case of Certicom of Mississauga, Ontario, a developer of digital encryption technologies. Certicom was CVF's first investment in 1989. An executive officer and director of CVF helped create the initial business plan for Certicom (originally founded as Cryptech Systems Inc.) and organized Certicom's initial financing. Later, CVF also participated in recruiting Certicom's key management personnel and helped structure its product development and marketing plan.

     CVF made a series of investments in Certicom between 1989 and 1994 totaling approximately $2.5 million. Certicom completed its initial public offering in Canada in 1995, and the Company disposed of all of its common shares of Certicom from 1996 to early 1998 for aggregate net proceeds of $33,969,882. See "Business of CVF Corporation - Material Dispositions."

IDENTIFICATION, SELECTION AND GROWTH OF INVESTMENT OPPORTUNITIES

     The success of the Company will depend upon its ability to: identify attractive investment opportunities at various stages of development; select and invest in those companies with the greatest growth potential; and assist companies to maximize their growth potential.

     IDENTIFYING OPPORTUNITIES

     Senior management and directors of the Company each have a network of contacts within the Canadian and U.S. business communities, particularly in the technology area, as well as among universities involved in the research sector. The Company draws on these contacts in order to source investment opportunities. For example, five of the Holdings (Certicom, Biorem, Dantec, TurboSonic Canada's parent company and Petrozyme) evolved out of research originally conducted at the University of Waterloo. Dantec, TurboSonic Canada's parent company and Certicom have licensed technology from the University of Waterloo. The University of Waterloo is also a minority shareholder in Biorem. Robert Nally, a senior officer and director of the Company, previously served as Technology Transfer and Commercial Development Officer for the University of Waterloo and has experience in the development and commercial exploitation of academic research. The University of Waterloo is a leading Canadian university in the fields of computer science, mathematics, engineering and environmental research.

     SELECTING SUITABLE BUSINESSES

     Following the identification of an investment opportunity, the Company proceeds to select a suitable business which can capitalize on such opportunity. After the initial selection of a business, the Company then completes a substantial assessment and due diligence process prior to making any final investment decision.

     With respect to businesses in the research and development and early commercialization stages, the criteria for selection of suitable businesses are influenced by:

     -    the credibility and commitment of the management team;

     -    the uniqueness and global competitiveness of the technology;

     -    the potential to protect the intellectual property; and

     -    the market potential for commercial applications.

     With respect to businesses in the commercialization stage of development, the Company will assess such businesses with the assistance of other experts as required, in terms of the following criteria:

     -    the commercial potential of the expected applications;

     -    quality of the management team;

     - the potential for sustainable competitive advantage associated with superior technology, patented products, market positions and distribution in the market; and

     -    demonstration of proprietary scientific or technological excellence.

MAXIMIZING THE GROWTH OF SUITABLE BUSINESSES

     After the Company has completed its initial investment in a business, it works actively to maximize the growth of each such business. This "business building" is achieved by:

     -    developing agreed performance targets and milestones;

     -    monitoring progress towards those targets and milestones;

     - assisting in identifying strategic partners and/or strategic acquisitions;

     -    assisting in the recruitment of management; and

     -    coordinating long-term financial needs.

     Management must be satisfied that there is a demonstrated scientific or technological excellence as well as research capability that gives reasonable assurance that progress will be made and that the commercial potential of the expected applications compares favourably to potential competitive developments. Management consults with legal counsel concerning the protection of intellectual property and seeks the advice of other consultants, as needed, in order to verify and assess the commercial potential of a business.

     It is difficult to predict the nature and timing of the returns on investment, if any, on the Company's present Holdings as well as its future ownership interests in North American and international technology businesses. The Company's success will depend in large part on the availability of capital and the business opportunities presented to the Company. The Company expects to identify suitable opportunities and invest monies received from the Offering over a period of approximately three to four years.

FORM OF INVESTMENTS

     The Company seeks to acquire ownership interests in suitable businesses commensurate with the funding and the managerial assistance required to be provided by the Company. The form of the Company's positions in its Holdings is negotiated with each particular investee company, taking into account the need of CVF and its management team to play an active role in the investee business in collaboration with the investee business' existing management teams, the long-term business requirements of the investee business, the potential to make significant rates of return and tax considerations. CVF generally will not invest in a business unless it can exert some degree of influence on its operations.

     The Company's interest may take the form of debt (with or without conversion features), debt with warrants to acquire shares or participation in cash flow or earnings, preferred shares (with or without conversion features) or common shares. Certain investments may involve a combination of these instruments.

     The Company typically seeks to protect invested capital through floating charge security and financial covenants (if in the form of debt), obligations in respect of Board of Director's representation and continuous financial and other disclosure requirements and share ownership arrangements (if in the form of equity). It is CVF's policy to accrue interest on all its debt instruments and advances to its Holdings in order that cash may be re-invested in the growth of the businesses. Currently, interest on all of CVF's debt investments is being accrued, with the exception of Petrozyme where no interest has been accrued to date.

     In connection with equity investments in private companies, the Company enters into agreements with the other shareholders of such companies which contain customary provisions that restrict the sale and transfer of the shares of the private company without the agreement of its shareholders, including CVF. CVF has entered into shareholders' agreements with the shareholders of each of Biorem, Dantec, Gemprint, Solaria and Petrozyme.

SUMMARY OF INTEREST IN HOLDINGS

     As of the date hereof, the Company has direct and indirect interests in the following companies:



                                                                                                                  AMOUNT
NAME AND JURISDICTION                                                                        NO. OF       % OF   INVESTED
OF INCORPORATION        NATURE OF PRINCIPAL BUSINESS     CLASS                               SHARES      CLASS   TO DATE ($)
---------------------   ----------------------------     -----                               ------      -----   -----------

Canadian Venture        financial services to the        common shares                     5,690,206      100   $5,553,132(1)
Founders Leasing Corp.  Holdings
Ontario, Canada
------------------------------------------------------------------------------------------------------------------------------
Eastview Marketing,     U.S. distribution company for    units                           1,000 units      100   1,434,478 (2)
One, LLC                all-natural products and
New York, U.S.A.        services

------------------------------------------------------------------------------------------------------------------------------
Grand Island Marketing  environmental services for       units                           1,000 units      100             Nil
Two, LLC                "brownfields" real estate
New York, U.S.A.
------------------------------------------------------------------------------------------------------------------------------
Biorem Technologies,    bioremediation services and      common shares                       830,113       69
Inc.                    bio-filter installations         class A preferred shares            219,780      100
Ontario, Canada                                          (non-voting)                                               ---------
                                                            Total Equity                                            1,061,191

                                                         demand promissory
                                                         notes (3)  (13)                         --       --          561,218
------------------------------------------------------------------------------------------------------------------------------
Grand Island            majority general partner of      common shares                        1,000       100      $1,500,000
Marketing, Inc.(4)      Elements, an all-natural
Delaware, U.S.A.        products and supplements retail
                        company
------------------------------------------------------------------------------------------------------------------------------
Gemprint Corporation    gem identification technology    class A voting shares            19,051,748       72
Ontario, Canada(5)      and database services            class B voting shares             1,871,581       40
                                                         class C voting shares             1,871,581      100       ---------
                                                            Total Equity                                            4,166,914

                                                         convertible debenture (13)               --       --         175,000
                                                         convertible debenture (13)               --       --         122,618
                                                         demand convertible
                                                         promissory notes (13)                    --       --       1,610,000
------------------------------------------------------------------------------------------------------------------------------
Solaria Research        high efficiency programmable     class A voting shares               430,845       79       1,251,869
Enterprises Ltd.        controller technology for        convertible debenture (13)               --       --       1,000,000
Ontario, Canada (6)     industrial and electrical        convertible debenture (13)               --       --         651,332
                        vehicles
------------------------------------------------------------------------------------------------------------------------------
Petrozyme               solutions for oil waste          common shares                            50       50
Technologies, Inc.      processing and recovery          class C non-voting shares           250,000      100         -------
Ontario, Canada                                               Total Equity                                            250,000

                                                         demand promissory
                                                         notes (7)                                --       --         650,000
------------------------------------------------------------------------------------------------------------------------------
Dantec Corporation(8)   advanced optimization, control   common shares                     4,845,000       53       4,387,450
Ontario, Canada         and monitoring for factory       demand convertible
                        automation systems               promissory
                                                         note(9) (13)                             --       --         130,000
------------------------------------------------------------------------------------------------------------------------------


                                       -19-


NAME AND JURISDICTION                                                                        NO. OF       % OF   INVESTED
OF INCORPORATION        NATURE OF PRINCIPAL BUSINESS     CLASS                               SHARES      CLASS   TO DATE ($)
---------------------   ----------------------------     -----                               ------      -----   -----------

Ecoval Inc.             natural fertilizers, herbicides  common shares                     1,330,550       27   5,347,895(10)
Quebec, Canada          and other products
------------------------------------------------------------------------------------------------------------------------------
TurboSonic Canada       Canadian subsidiary of           exchangeable shares               1,334,977                1,025,045
Inc.(11)                TurboSonic Technologies, Inc.
Ontario, Canada

TurboSonic              air pollution control systems    common shares                         3,000                    1,770
Technologies, Inc.                                                                                     -----
New Jersey, USA                                                                                        13(11)
------------------------------------------------------------------------------------------------------------------------------
Certicom Corp.          encryption technologies          preferred non-voting
Ontario, Canada(12)                                      shares (12)                          29,881     100%         298,813
                                                         debentures (12)                                               33,333
------------------------------------------------------------------------------------------------------------------------------



NOTES:

(1) These funds have been used to make investments and additional advances to certain of the Holdings.

(2)  Based on an exchange rate of US$1.4051 = Cdn. $1.00 as at March 31, 1998.

(3)  Interest is payable on this note at the rate of Canadian prime plus 2%.

(4) Grand Inc. has a 69% voting interest and a 51% economic interest in Elements, an Ontario partnership. If the Elements partnership fails to meet its business plan by January 27, 2000, Grand Inc. will be able, for a nominal investment, to increase its economic interest in the Elements partnership to 68%. See "Business of CVF Corporation - The Subsidiaries - Grand Island Marketing, Inc."

(5) Amount invested to date includes 25,570 Common Shares issued by CVF in June 1998 in connection with the acquisition of 720,000 Class A shares of Gemprint. For the purposes of the transaction, the Common Shares were valued at $5.87 per share, a price that was agreed upon in January 1998. CVF currently holds a 69% interest in the outstanding voting shares of Gemprint. In addition, the Company has made a $175,000 investment which relates to a convertible demand debenture, which is convertible into 875,000 Class A voting shares and a $122,618 investment which relates to a convertible debenture purchased by CVF at a discount which is convertible into 937,500 Class A voting shares. It has a face value of $187,500 and matures on the earlier of February 7, 2000 and the date on which Gemprint becomes a reporting issuer in Ontario or obtains similar status in any other Province of Canada. The demand convertible notes of $1,610,000 are convertible into 8,050,000 Class A voting shares. Interest is payable on the convertible debentures and the promissory notes at the rate of Canadian prime plus 2%. The debentures and the promissory notes are all convertible into Gemprint Class A shares at any time at CVF's option and upon such conversion, CVF would hold 76% of the Gemprint voting shares. Gemprint currently owes CVF an additional $95,000 in fees related to CVF bank guarantees.

(6) The Class A voting shares of Solaria are convertible at the holder's option on a one-for-one basis into common shares. Upon conversion of these Class A shares, CVF would hold 67% of the outstanding common shares. There are two convertible debentures which may be converted into common shares at any time at CVF's option. The $651,322 debenture bears interest at the rate of Canadian prime plus 2% and matures on September 17, 1999 and the $1,000,000 debenture bears interest at the rate of Canadian prime plus 2% and matures on March 17, 2002. These debentures are convertible into 198,577 and 304,878 Class A voting shares, respectively. If, in addition to the Class A voting shares, both debentures were converted to common shares, CVF would hold 81% of the outstanding voting equity of Solaria.

(7) Interest is payable on these notes at the rate of Canadian prime plus 2%. The Company has waived interest payments on these notes to date.

(8) CVF holds approximately 53% of the outstanding voting securities of Dantec. CVF also holds a demand convertible promissory note in the amount of $130,000 which is convertible into 130,000 common shares of Dantec. Upon conversion of such note, CVF's interest in Dantec would increase to 54%.
     In addition, Dantec has issued 960,000 Class A special non-voting shares to minority investors which can be converted into an equivalent number of common shares in the event of a public offering or a merger with a public company and are redeemable at $1.00 per share at the holders' option, 110,000 shares at any time and the remaining 850,000 shares after August 1999. Conversion of such Class A shares into common shares of Dantec would reduce CVF's ownership to 48% of Dantec.

(9)  Interest is payable on the Dantec note at the rate of Canadian prime plus
     2%.

(10) The amount invested to date includes 40,179 Common Shares issued by CVF in March 1998 (together with $592,776, based on an exchange rate of US$1.4051 = $1.00 as at March 31, 1998) in connection with the acquisition of 120,000 shares of Ecoval from two Ecoval shareholders. For the purpose of the transaction, the Common Shares issued were valued at $5.62 (US$4.00) per share.

(11) CVF owns, directly or indirectly, a total of 1,334,977 exchangeable shares in TurboSonic Canada which, at the election of the Company, are exchangeable into common shares of TurboSonic Technologies, a publicly-traded, New Jersey based air pollution products company and the parent of TurboSonic Canada. CVF also owns 3,000 shares in TurboSonic Technologies, which together with the exchangeable shares, represents a 13% interest in the equity of TurboSonic Technologies.

(12) The Certicom preferred shares and debenture remain from CVF's original investment in Certicom. CVF has sold all of its common shares in Certicom. See "Business of CVF Corporation - Material Dispositions". On March 31, 1999, the remaining preferred shares can be retracted and the debenture redeemed for aggregate gross proceeds, including accumulated interest and dividends, of approximately $348,362. The Company intends to exercise its right to retract the preferred shares and redeem the debenture on that date.

(13) It is CVF's policy to allow interest payments on these instruments to be accrued.

THE HOLDINGS

     With the exception of RDM, Certicom and Ecoval, each of the Holdings is a private company. The securities of TurboSonic Technologies, into which the securities of TurboSonic Canada held by the Company are exchangeable, are quoted on the OTC Bulletin Board. The RDM common shares are listed on the Vancouver Stock Exchange. While Ecoval is a reporting issuer in the provinces of Alberta, Ontario and Quebec, its shares are not listed on any stock exchange.

     Each Holding has its own business plan and financial reporting systems. With the exception of Leasing, Eastview, Grand Inc. and Grand Island2, each of the Holdings has completed the development their original products, has set up markets and distribution channels, has sold products and has put management teams in place and/or is currently working to strengthen and expand its management teams. The majority of the Holdings are working to improve their marketing capabilities. The additional capital required by each of the Holdings is primarily for expansion of sales, marketing and continuation of research and development to enable the Holdings to realize their commercial potential over the next three to five years. As is common with early stage technology companies, each of the Holdings has historically operated at a loss or at break-even. While some of the Holdings are currently operating profitably, others are expected to operate at a loss for at least the next year if not longer, including Ecoval, Gemprint, Biorem, Petrozyme, Grand Inc., Grand Island2 and Eastview. Some of these companies, including RDM and Dantec, may show losses due to substantial investment in research and development. These companies may continue to need additional financing from CVF or other sources in order to continue operations and CVF plans to use a portion of the proceeds of this offering to further fund these companies and other Holdings.

     The information contained in this Prospectus concerning the public Holdings (TurboSonic Technologies, TurboSonic Canada's parent, Ecoval and RDM) has been taken from or is based upon publicly available documentation and information on file with Canadian and/or U.S. securities regulatory authorities and other public sources. The information contained in this Prospectus concerning the private Holdings has been taken from or is based upon documentation and information provided by such private Holdings to the Company.

THE SUBSIDIARIES

     The subsidiaries of CVF are those companies in which CVF has a greater than 50% interest in the voting securities thereof (the "Subsidiaries"). The total assets and liabilities of the Subsidiaries as well as results of operations and cashflows are included in the Consolidated Financial Statements of the Company found elsewhere in this Prospectus. The following is a description of the businesses of the Subsidiaries.

EASTVIEW MARKETING, ONE, LLC

     OVERVIEW OF EASTVIEW

     Eastview, a limited-liability company organized under the laws of New York and wholly-owned by CVF, was established by CVF in December 1997 to facilitate the distribution and direct marketing in the United States of various all-natural horticultural products produced by Ecoval and by other producers of all-natural and organic products. An agreement between Eastview and Ecoval dated April 16, 1998 gives Eastview exclusive rights to sell Ecoval's "Nature's Glory" line of products through direct-to-customer television advertising in Canada and the United States. See "Business of CVF Corporation - The Equity Holdings - Ecoval Inc."

     DESCRIPTION OF CVF INVESTMENT

     CVF owns 100% of Eastview. CVF has assisted in financing production of an "infomercial" promoting the sale of Ecoval's line of all-natural fertilizers and herbicides (to be sold under the brand-name "Nature's Glory" in the United States) through direct customer response advertising and has assisted with the purchase of television broadcast time across the United States.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF believes that there is a growing consumer interest in healthier lifestyles and natural products, and thus it sees many potential opportunities for developing the distribution and marketing of related products. The risks include, among others: limited operating history and uncertainty of future operating results; competition from established and potential competitors; product concentration; and the potential lack of consumer response to the initial "infomercial". See "Risk Factors".

     CVF INVOLVEMENT

     CVF established Eastview to enhance and finance the marketing of Ecoval's products. In the future, Eastview may explore other opportunities to engage in the distribution, development and marketing of natural and organic products manufactured by other producers. One CVF officer is the Manager of Eastview. CVF management has also been involved in the development of Ecoval's "infomercial" and its advertising strategy.

GRAND ISLAND MARKETING, TWO, LLC

     OVERVIEW OF GRAND ISLAND2

     The Company established Grand Island2 in the State of New York in December 1997. It is currently an inactive subsidiary of the Company. When operations begin, (expected in the second half of 1998), Grand Island2 will attempt to negotiate environmental clean-up contracts with real estate developers in the United States, to share in the profits resulting from the clean up of "brownfields" properties, using the services of Biorem, Petrozyme and other soil remediation companies. See "Business of CVF Corporation - The Subsidiaries - Biorem Technologies, Inc." and "Petrozyme Technologies, Inc."

     DESCRIPTION OF CVF INVESTMENT

     No material investment has been made to date in Grand Island2.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF has reviewed the successful operations of a number of real-estate developers who have purchased "brownfields" properties at deep discounts and have successfully sold or re-developed them after remediating the properties. "Brownfields" are abandoned, idled, or under-used industrial and commercial lands or facilities where expansion or redevelopment is complicated by real or perceived environmental contamination. Since 1995, the United States Environmental Protection Agency (the "EPA") has provided funding to 121 states, cities, towns, counties and reserves for brownfields assessment pilots. These funds have been used to bring together community groups, investors, lenders, developers, and other parties to address the issues of cleaning up sites contaminated with hazardous substances and returning them to appropriate, productive use. CVF intends to draw on the expertise of Biorem and Petrozyme in the remediation of contaminated soil and water, noxious odors, oil-contaminated wastes and emulsions and a variety of environmental problems. The objective of Grand Island2 is to partner the available expertise of Biorem and Petrozyme in problems of environmental remediation with the expertise of experienced real-estate developers. The intended goal is to provide the expertise and services of Biorem and Petrozyme in exchange for participating interests in brownfields real estate projects. The purchase of the properties will be the responsibility of the developers and not Grand Island2. Once operational, risks may include, among others: environmental risks associated with the on-site remediation of hazardous materials; uncertainty of future operating results;
and the inability to find developers to purchase brownfields properties.   See
"Risk Factors".

     CVF INVOLVEMENT

     George Khouri, a director of the Company, is currently devoting much of his time to developing a business plan for Grand Island2 and meeting with potential managers and real-estate developers. He is also reviewing financing options for Grand Island2.

BIOREM TECHNOLOGIES, INC.

     OVERVIEW OF BIOREM

     CVF invested in Biorem in January 1994 in order to capitalize on the research conducted at the University of Waterloo. Biorem is an industrial biotechnology company that utilizes technologies developed for the bioconversion and biotransformation of organic contaminants in the environment. This technology is used for treatment and clean-up of organic toxic chemicals in soil, groundwater, wastewater and air emissions. Biorem's primary business lies in two main areas: the bioremediation of contaminated soils and the turn-key installation of large scale industrial biofilters for
the removal of noxious odors and volatile organic compounds.   Large scale
biofilters are typically installed outdoors adjacent to the industrial plant at ground level. They are particularly suitable for large air flows from 10,000 cubic feet per minute to in excess of 100,000 cubic feet per minute. Demand for odor control comes from the food industry, municipal solid waste composting operations and sewage treatment plants. In addition to air applications, Biorem has developed technology for the economical and effective cleaning of contaminated soil. In addition to more common petroleum hydrocarbons, Biorem's technologies can treat toxic plasticizer chemicals and other EPA priority chemicals from industrial waste sites. Biorem provides comprehensive laboratory biofeasibility studies and provides biological laboratory services. Biorem's customers have included Monsanto Chemical Corp., Polysar Corporation, Ultramar Corporation, Alpha/Owens-Corning Ltd., Philip Environmental Inc., Canadian Pacific Ltd. and Akzo Nobel Ltd. Biorem is registered as a Hazardous Waste Generator with the Ministry of the Environment of Ontario for the receipt and disposal of small samples of hazardous materials brought into the laboratory facilities for testing purposes.

     Biorem is seeking to partner with a number of land developers for the remediation of "brownfields" properties. Competition comes from both contractors with limited scientific knowledge and technical skills and large integrated waste management companies (some of which sub-contract work to Biorem).

     Biorem is an early stage developing company which began in 1994 and as such, has incurred operating losses over the last three years. With the formation of Grand Island2, Biorem expects, although there can be no assurance thereof, to increase sales and net income through the marketing of its services. See "Business of CVF Corporation - The Subsidiaries - Grand Island Marketing Two, LLC".

     Brian Herner, Vice-President and General Manager of Biorem, has extensive management experience in the areas of business and technology development in the environmental field. He has technical experience with problems in municipal and industrial water systems, deposit control in the pulp and paper industry and environmental biological processes for soil remediation, bio-filters and wastewater. He was previously Vice-President of Zenon Environmental Systems and General Manager of Calgon Canada Inc.

     DESCRIPTION OF CVF INVESTMENT

     CVF owns 830,113 common shares of Biorem which represents 69% of Biorem's outstanding common shares and 219,780 Class A preferred shares which represents all outstanding preferred shares. CVF also holds demand promissory notes from Biorem in the aggregate amount of $561,218 and has guaranteed bank lines of credit provided to Biorem of up to $715,000. Biorem also has equipment lease obligations to Leasing of $195,040.

     The Company has entered into a shareholders' agreement with the other shareholders of Biorem which contains customary provisions restricting the sale and transfer of Biorem's shares without the agreement of its shareholders.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF was involved in the establishment of Biorem. One of the main reasons for CVF's investment was the expertise of Dr. Owen Ward, a leading industrial
microbiologist and currently Chairman and Technical Director of Biorem.   See
"Business of CVF Corporation - The Equity Holdings - Petrozyme Technologies, Inc." Dr. Ward led the research and development of the technology utilized by Biorem. Dr. Ward is an expert in bio-conversion and the microbial bioremediation of air, soils and water. CVF believes that there is a significant worldwide market for cost-effective technology in this area. Risks include, among others: environmental risks associated with the on-site remediation of hazardous materials; history of losses; and competition from current and potential competitors, many of which have longer operating histories and substantially greater financial, technical and marketing resources and name recognition than Biorem. See "Risk Factors". Biorem has been dependent on financial backing from CVF and may require further capital infusions to meet its current marketing plans.

     CVF INVOLVEMENT IN BIOREM

     CVF has been involved in establishing Biorem from its inception with technologies developed by Dr. Owen Ward. CVF hired a consultant to do an initial market study and provide a market focus to the technologies and has been actively involved in all phases of establishing Biorem. Two CVF officers currently sit on the three member board of directors of Biorem. CVF was actively involved in recruiting the current Vice-President and General Manager, Brian Herner. CVF has recently been involved in assessing potential acquisition candidates and re-focusing Biorem on the area of bio-filters.

     George Khouri, one of CVF's directors, is currently reviewing potential partners for the purchase and remediation of abandoned industrial lands for re-development which would require the remediation services of companies such as Biorem. See "Business of CVF Corporation - The Subsidiaries - Grand Island2".

GRAND ISLAND MARKETING INC.

     OVERVIEW OF GRAND INC. AND ELEMENTS

     The Company incorporated Grand Inc. in the State of Delaware on January 28, 1998. On January 29, 1998, Grand Inc. entered into an agreement with 21st Century Health Care (1996) Inc. ("21st Century"), a company incorporated in the Province of Ontario, and an individual investor to form an Ontario partnership known as "Elements". Grand Inc. paid an initial contribution of $1,500,000 and has a 69% voting interest and a 51% economic interest in Elements. Elements was formed to carry on the business of operating retail stores offering natural health and food products, including products manufactured by Ecoval, and health services, including naturopathic and homeopathic medicine and chiropractic services. See "Business of CVF Corporation - The Equity Holdings - Ecoval Inc."

     Elements has entered into an agreement with the Canadian College of Naturopathic Medicine whereby Elements has been granted the exclusive rights to recruit from within the college for its in-store clinics. Elements opened its first retail location in February 1998 in Toronto, Ontario and plans to open a second location in Toronto by the end of July 1998 and a third location by the end of 1998. Elements' business plan calls for the expansion over the next two years of stores throughout North America, subject to availability of sufficient financing. There can be no assurance that such expansion will take place. Each location will include a full-time naturopathic doctor, massage therapy, other complementary services and other therapies. Steven P. Page, the President and Chief Executive Officer of Elements, is the co-founder of Body Wise International (Canada) Inc., a company specializing in formulating and distributing premium nutritional supplements which he profitably sold in 1996.

     DESCRIPTION OF CVF INVESTMENT

     CVF currently has a 69% voting interest and a 51% economic interest in Elements as the general partner of Grand Inc. If Elements fails to meet certain projected targets set out in its business plan within two years, CVF, through Grand Inc. will be able to purchase for a nominal amount an additional 17% economic interest from the minority partner, 21st Century, thereby increasing CVF's economic interest in Elements to 68%. CVF has provided a guarantee in the amount of $62,500 in connection with a bank loan by Elements.

     CVF INVESTMENT RATIONALE AND RISKS

     There has been an increase in the popularity of alternative health therapies across North America. The focus has broadened from treatment alone to include factors such as disease prevention. However, most existing retail outlets do not provide consumers the detailed knowledge of natural treatments they require. CVF was impressed with the entrepreneurial abilities of Mr. Page and the expertise of other members of Element's management team in the natural supplements industry as well as the high profit margins in the sale of these products. CVF is also interested in the potential for distribution of Ecoval products and other future natural product lines. Risks include, among others, limited operating history and uncertainty of future operating results; intense competition in the retail market for vitamins and nutritional supplements and the need for the company to establish a unique retail identity; dependence upon Mr. Page; product liability; and risks associated with the provision of naturopathic and homeopathic medicine by a naturopathic doctor. See "Risk Factors". The retail market for vitamins and nutritional supplements is highly competitive and the success of Elements will depend on its marketing strategy and its ability to establish a unique retail identity.

     CVF INVOLVEMENT

     CVF has been working with Mr. Page in choosing store locations, marketing and strategic planning.

GEMPRINT CORPORATION

     OVERVIEW OF GEMPRINT

     Gemprint provides products and services to the retail, wholesale and consumer jewelry markets to enable diamonds and other precious gems to be uniquely identified non-invasively (fingerprinted) using a patented low-power laser imaging system. The results are stored in a database for later verification and recovery of lost or stolen gems. Gemprint currently sells or leases its ISi laser Gemprint machine to jewelers. Each consumer who gets his or her gem "Gemprinted" by the jeweler's ISi machine pays the jeweler, who in turn pays license fees to Gemprint pursuant to licensing agreements. Gemprint owns and operates the Gemprint database at its Toronto facility. This database is capable of interacting with and receiving information from ISi machines on a worldwide basis. Company management believes there are few, if any, other non-invasive positive methods of gem identification in the world. GEMPRINT-TM- is a registerd trademark of Gemprint.

     Across North America, law enforcement agencies and many insurance companies support the Gemprint system (approximately 25 insurance companies offer a 10% discount on diamond insurance policies if the diamond has been "Gemprinted"). The system has also been used for confirming evidence in court cases and has been instrumental in gem recoveries in several jurisdictions. The value lost annually through jewelry theft is believed to be second only to car theft. Since the inception of the ISi machine in January 1996, several placements have been made with U.S. jewelry chains as well as with manufacturers who are using the system for purposes of inventory control. Currently, 110 jewelers throughout North America actively use the Gemprint system. Gemprint has recently signed a letter of intent with a large jewelry manufacturer and wholesaler in the United States, whereby all its diamond stock will be Gemprinted before it is sold to several thousand jewelry store clients throughout the United States. Additional letters of intent have been signed with several United States regional jewelry chains.

     Gemprint has recently developed a new version of the machine with built-in appraisal software. The additional expense of developing this machine and taking it to market is expected to result in operating losses at least until the fiscal year ended March 31, 1999.

     John J. Shepherd, the Chairman of Gemprint was formerly the founder and Chairman of Leigh Instruments Ltd. ("Leigh"), a major international avionics manufacturer, founded in 1961. At Leigh, a public company subsequently acquired by Plessey plc in 1990, Mr. Shepherd spent many years developing export and domestic markets, primarily in the aerospace sector. Mr. Shepherd was also founding Chairman of the Defence Science Advisory Board in Ottawa, Canada, has held a number of positions in the Canadian electronics industry prior to founding Leigh.

     Stephen Burke, the President and Chief Executive Officer of Gemprint, prior to joining Gemprint in February 1997, was Canadian Sales Manager at Logica Inc. from September 1995 to January 1997, where he led the marketing of software to the Canadian financial services industry. He was also Director of Sales at DST/Corfax, a division of Corfax Benefit Systems Limited, from December 1987 to August 1995, with responsibility for the development and marketing of a specialized information networks for the pension industry. Prior thereto, Mr. Burke had seven years of sales management experience with Bell Canada where he was instrumental in launching the marketing of a number of data and voice communication services.

     DESCRIPTION OF CVF INVESTMENT

     CVF currently holds 69% of the outstanding voting shares of Gemprint. In addition, CVF also holds secured convertible debentures due in May 2001 and February 2000 in the principal amounts of $175,000 and $185,500 (purchased by CVF for $122,618), respectively, and holds demand convertible promissory notes in the amount of $1,610,000. Upon conversion of the debentures and promissory notes, CVF would hold 76% of the voting shares of Gemprint. Gemprint has been unable to pay any interest on these debentures and notes and CVF has agreed to allow same to be accrued. In addition, CVF currently guarantees bank lines of credit for Gemprint of up to $250,000 and Gemprint currently owes an additional $95,000 in fees to CVF related to these guarantees.

     One of Gemprint's shareholders issued a retraction notice to Gemprint on October 30, 1997 for the repurchase by Gemprint of Class B shares held by it in the amount of $250,000. Following the issuance of this retraction notice, under the terms of Gemprint's constating documents, CVF was obliged to issue a notice of retraction for its Class C shares or lose the right to retract its Class C shares on a pro rata basis with the other shares being retracted. On December 24, 1997, CVF issued a retraction notice in respect of 1,871,581 Class C shares held by it with a retraction value of approximately $2.4 million plus unpaid dividends thereon. Gemprint is currently unable to fund the repurchase of these Class B and Class C shares and is prohibited under corporate law from redeeming these shares until Gemprint's financial position would allow it to do so.

     The Company has entered into a shareholders' agreement with the other shareholders of Gemprint which contains customary provisions restricting the sale and transfer of Gemprint's shares without the agreement of its shareholders.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF identified Gemprint as an investment opportunity because of its proprietary technology for identifying diamonds and other precious gems, the size of its potential market and the potential to realize high-margins from what is essentially a database business. Theft and fraud related to precious gems is a major problem involving billions of dollars annually for the jewelry industry, insurance companies, law enforcement agencies and consumers. At the time of CVF's original involvement, Gemprint did not have a technology acceptable to the jewelry industry. Since its investment in the Company, Gemprint has developed the technology for the Gemprint system, has marketed the system in North America and has begun marketing worldwide. These initial risks have been overcome and Gemprint has established lower priced outsourced manufacturing of the ISi2000 units and improved its software. It has also established key customers in the retail, wholesale and manufacturing sectors of the jewelry business. The current risks facing Gemprint include, among others: the inability of Gemprint to fund the repurchase of its preferred shares and the risk of insolvency should the shareholder enforce its rights under the retraction notice; inability to obtain additional, required financing; limited operating history and uncertainty of future operating results; possible misappropriation of Gemprint's proprietary technology; reliance upon a single product; risks associated with international sales; and other risks generally associated with emerging technology companies. See "Risk Factors".

     CVF INVOLVEMENT

     CVF has been actively involved in all aspects of developing the growth of Gemprint. CVF recruited a research and development company to establish the scanner technology and software in a form capable of transmitting data electronically and has been active in efforts to commercialize the technology. CVF management helped develop market and technology strategies and brought in the current management and market contacts. Two CVF officers currently sit on the six member board of directors of Gemprint and CVF has been actively involved in all aspects of developing the company.

SOLARIA RESEARCH ENTERPRISES, LTD.

     OVERVIEW OF SOLARIA

     Solaria of Waterloo, Ontario manufactures and markets high-efficiency, programmable microprocessor-based electronic motor speed controllers for direct current motors, primarily for battery powered industrial vehicles such as fork-lift trucks, personnel carriers, sweepers, airplanes, tractors, and various other industrial and recreational applications. Solaria's controllers consist of electronics and embedded software which sits between the battery and the motor and provides controlled voltage and current to the motor in response to the operator's inputs. The controllers are programmable through a handheld device. Use of Solaria products results in higher energy efficiency and reduced maintenance which provides cost-savings in terms of less motor wear, longer battery life and the need for fewer vehicles in a given fleet.

     Solaria's proprietary technology is represented by two international patents issued July 19, 1994 and July 26, 1994 expiring in 2011 combining both electronics and software. Circuit board assembly is out-sourced and final assembly and testing is done at a 10,000 square foot facility in Waterloo, Ontario leased by Solaria. Solaria ships to both the vehicle manufacturing market (OEM) and the vehicle repair aftermarket. In the aftermarket, Solaria has built up a distribution network of 28 distributors having 113 branches, to which, over the last three years, it has provided training and support. Solaria has entered into a strategic OEM contract with a North American manufacturer of fork-lift trucks to develop and manufacture a range of electronic controllers for their direct current motors. Another generation of controller is now under development for expected launch in the fall of 1998 for application in several new markets. Solaria's customers and distributors include Potomac Industrial Trucks Limited, Forklifts, Inc., Louisiana Lift and Equipment Inc. and J.H. Ryder Machinery Ltd. End-users of Solaria's products include Boeing Corporation and Coca-Cola Enterprises Inc.

     Solaria's major competitors are the Electric Vehicles Division of General Electric, Curtis Instruments Inc. and Tech/Ops Sevcon Inc. Solaria believes that it has competitive advantages through technology, patent protection, lower pricing and better service and support. The OEM market for electric vehicle controllers is estimated by the management of the Company to be $100,000,000 annually. Although Solaria currently does not have a large share of the OEM market, CVF management believes that Solaria can increase its market share over the next two years.

     Mr. Harold C. (Hal) Dickout joined Solaria as President in 1993. He was previously President of Square D Canada Ltd., a major electrical manufacturer of control and distribution equipment. Mr. Dickout was Vice-President of General Electric Canada Inc.'s Power Systems division from 1981 to 1985 and has a Bachelor of Science in Electrical Engineering from the University of Alberta.

     DESCRIPTION OF CVF INVESTMENT

     CVF holds 430,845 Class A voting shares of Solaria representing 79% of such class and 67% of the outstanding Solaria voting shares. In addition, CVF holds a convertible debenture in the principal amount of $1,000,000 maturing September 17, 1999 and a convertible debenture in the principal amount of $651,332 maturing on March 17, 2002. If both debentures as well as all of the Class A voting shares were converted to common shares CVF would hold 81% of the outstanding voting equity of Solaria.

     The Company has entered into a shareholders' agreement with the other shareholders of Solaria which contains customary provisions restricting the sale and transfer of Solaria's shares without the agreement of its shareholders.

     CVF INVESTMENT RATIONALE AND RISKS

     At the time of CVF's initial involvement in January 1992, Solaria had an entrepreneurial team with a low-cost, highly efficient electrical motor controller technology that was superior to that of the competition. CVF was impressed by the very large market opportunity: there are over one million electric fork-lifts in the U.S. market which will eventually require new controllers. The market for electric vehicles such as forklifts and other industrial vehicles is growing; according to the Industrial Trucks Association, the growth in the number of the industrial electric vehicles has been 15% annually for the last three years. Risks include, among others: competition from current and potential competitors, many of which have longer operating histories and substantially greater financial, technical and marketing resources and name recognition than Solaria; possible misappropriation of Solaria's proprietary technology; product concentration; dependence upon a key customer; risks associated with international sales; product liability risks; and other risks generally associated with emerging technology companies. See "Risk Factors".

     CVF INVOLVEMENT

     CVF has actively been involved in Solaria since its initial investment in Solaria in January 1992. In addition to providing funding through a number of early years and bringing in other investors, CVF helped develop Solaria's business plan and brought in a number of technical experts who assisted in the development of the product and the patenting of the technology. CVF management also helped Solaria obtain a major OEM contract with a U.S. electrical vehicle manufacturer pursuant to which Solaria is currently shipping several thousand controllers per year on a renewable contract. This customer currently represents about 20% of Solaria's revenues. Three of CVF's officers currently sit on the five member board of directors of Solaria.

CANADIAN VENTURE FOUNDERS LEASING CORP.

     OVERVIEW OF LEASING

     Leasing was founded in 1992 and provides financial services to some of the Holdings, including inventory and receivable financing. It is also used to acquire interests directly in some of the Holdings. Leasing's results for the year ended December 31, 1997 include revenues of approximately US$106,000 in interest income from short-term financing to the Holdings. Expenses incurred by Leasing are primarily consulting expenses. The net result for the 1997 fiscal year was a loss of approximately US$500,000. Future results are dependent on Leasing earning additional interest and the consolidated results of its Holdings. Its leased principal office is located in Oakville, Ontario, Canada.

     DESCRIPTION OF CVF INVESTMENT

     CVF directly owns 100% of the outstanding common shares of Leasing.

     CVF INVESTMENT RATIONALE

     Leasing was founded by CVF in order to offer equipment leases to the Holdings as well as to offer short-term funding to the Holdings for such items as inventory and receivables.

     CVF INVOLVEMENT

     Leasing is managed by the management team of the Company. Two officers of CVF sit on the two member board of directors of Leasing and approve all spending decisions.

THE EQUITY HOLDINGS

     Equity Holdings are those companies in which CVF has less than or equal to 50% ownership but more than or equal to 20% ownership. The net incomes or losses of the Equity Holdings are included in the consolidated financial statements of the Company in proportion to the percentage holdings of these entities and the Company's investment in these Holdings are shown as an asset of the Company on its balance sheet. See Note 4 to the Consolidated Financial Statements.

DANTEC CORPORATION

     OVERVIEW OF DANTEC

     Dantec was created on June 30, 1998 on the amalgamation of a wholly-owned subsidiary of the Company, Dantec Electronics Limited ("Dantec Electronics") with Dantec Systems Corporation ("Dantec Systems"), a company in which CVF had a 41% interest. Dantec is an industrial automation company based in Waterloo, Ontario which uses proprietary advanced process-control algorithms originally developed in cooperation with the University of Waterloo to develop, manufacture and market a range of automated precision moisture-detection, measurement and manufacturing control systems that can be used where bulk raw materials are converted into a mass-produced product. Dantec sells a combination of hardware and software controls based on real-time operating systems and associated proprietary transducers that enable real-time monitoring and analysis of processing and manufacturing systems. Customers have included Kellogg Company, Kraft-General Foods (a division of Philip Morris), The Quaker Oats Company, Koch Agricultural, Johnson & Johnson, Ralston Purina Company, Colgate-Palmolive Company and The Iams Company.

     Dantec recently made a strategic decision to focus its marketing on a number of key areas including food processing, pharmaceutical manufacturing, engineered wood processing and petroleum and petrochemical processing and mineral processing that require advanced automated real-time processing. Its strategy includes the provision of turn-key, fully automated process controls which may include outsourcing of certain components of the systems being sold. Dantec also works with a number of integrators who install factory automation systems and base-level programmable logic controls. The competitors for Dantec's products and services include in-house engineering departments of large companies as well as companies such as The Foxboro Company, which manufactures and markets process automation systems. Dantec believes that it has competitive advantages due to its sensor technology and real-time software solutions.

     Dantec also designs, manufactures and markets computerized control systems for the drying of grains. Dantec's Dryer Master-TM- controllers are utilized internationally to improve the drying of corn, soybeans, rice, and other grains. Dryer Master-TM- controllers use advanced process control to dry grain more consistently and closer to the operator's target moisture level. This results in increased yields, reduced spoilage, energy savings and a higher quality product.

     Dryer Master-TM- systems are supported by Dantec's customer service.
Modems allow Dantec's support center staff to connect to installed systems, remotely analyze performance and assist dryer operators with any needs they may have. Dantec works with most major grain-dryer manufacturers worldwide, providing monitoring systems (including both software and hardware) on both an original equipment manufacturer ("OEM") basis to grain-dryer manufacturers and on a retrofit basis. Some of the Dantec OEM customers have included grain-dryer manufacturers such as Zimmerman (a division of FFI Corporation), Behland Manufacturing Co. and Delux Manufacturing Company Inc., as well as numerous local and regional agricultural co-operatives and grain elevators. Other Dantec customers have included such companies as Cargill Corporation and Peavey, a division of Con-Agra Inc. Dantec believes the market for grain drying systems worldwide is experiencing significant growth due to cost-savings from lower spoilage rates and better grain quality, particularly in Asia and the Far East.

     Dantec operates in a 10,000 square foot facility in Waterloo, Ontario which is leased from two of Dantec's minority shareholders at market rates. All circuit-board assembly is outsourced to third parties and only final assembly and tests of electronic parts is performed on site.

     John McFarland has been the President and Chief Executive Officer of Dantec Systems since January 1996 and is the President and Chief Executive Officer of Dantec. Prior to joining Dantec Systems, Mr. McFarland was President and General Manager of ENSR Operations (Canada Ltd.) ("ENSR") for a period of six years. Prior to joining ENSR, Mr. McFarland was the worldwide business manager
for Norton Co. (chemical process division).   During his 14-year tenure with the
Norton Co. he also held positions as Regional Manager for southern United States and Mexico, Worldwide Business Manager (selexol process) and Canadian Regional Manager. Mr. McFarland was co-founder of Phase Remediation Inc. an environmental company in Nova Scotia. Mr McFarland was educated in Northern Ireland where he received a National Certificate in Mechanical Engineering from
Belfast Technical College.   He attended Babson College and has completed  the
Harvard Business School executive development program.

     Following the amalgamation of Dantec Electronics and Dantec Systems, Dantec has become a consolidated subsidiary of the Company such that the assets, liabilities and operations of the amalgamated company will be consolidated in the Company's Consolidated Financial Statements for the first time for the Company's June 30, 1998 quarter end. Prior to the amalgamation, the financial statements of Dantec Electronics, then a wholly owned subsidiary of the Company, were fully consolidated in the Consolidated Financial Statements, while 41% of the operating results of Dantec Systems were included in the Consolidated Financial Statements. At March 31, 1998 the assets and liabilities of Dantec Systems were $439,713 (US$312,196) and $964,420 (US$684,738) respectively.
>
     DESCRIPTION OF CVF INVESTMENT

     CVF owns, directly and indirectly, 4,845,000 common shares of Dantec, representing 53% of the total outstanding voting securities of Dantec. In addition, CVF holds a demand convertible promissory note issued by Dantec in the principal amount of $130,000 which if converted, would increase CVF's voting interest in Dantec to 54%. There are 960,000 Class A special non-voting shares of Dantec held by minority investors which can be converted into an equivalent number of common shares in the event of a public offering or a merger with a public company and are redeemable at $1.00 per share at the holders' option, 110,000 shares at any time and the remaining 850,000 shares after August 1999. Conversion of these shares would result in CVF owning 48% of Dantec. There are also 338,433 options to purchase common shares of Dantec outstanding, which, if exercised, would result in further dilution of CVF's interest in Dantec.

     The Company has entered into a shareholders' agreement with the other shareholders of Dantec which contains customary provisions restricting the sale and transfer of Dantec's shares without the agreement of its shareholders.

     CVF INVESTMENT RATIONALE AND RISKS

     At the time of CVF's initial investment in Dantec Systems, it had developed in conjunction with the University of Waterloo a model-based control system for process control in the food, polymer, pharmaceutical and wood-processing industries that could provide very precise automated control of moisture, density, colour and other material characteristics through a combination of software and sensor technologies. CVF believes that this technology has worldwide potential in industrial automation. Since CVF's initial involvement, Dantec Systems has successfully implemented its technology with a number of major corporate customers in the food processing and agricultural industries and has expanded its management team.

     CVF acquired Dantec Electronics because it believes there is significant international potential in advanced grain-drying controls. Dantec Electronics has an existing customer base of more than 1,000 installations and the Company believes, based on internal studies, that there is market potential for at least 10,000 installations. The Company sought to effect a merger between Dantec Systems and Dantec Electronics because the two companies have strong synergy and commonality in terms of technology and sharing of marketing and administrative facilities. The current risks to Dantec include, among others, limited operating history and uncertainty of future operating results; possible misappropriation of Dantec's proprietary technology; product liability risks; inability to obtain additional financing; dependence upon Mr. McFarland; inability to recruit qualified technical personnel; and other risks generally associated with emerging technology companies. While Dantec has undertaken an extensive internal review of its embedded software and believes it is free of the defects associated with the Year 2000 issue, there can be no guarantee of absence of such defects in boards and hardware provided by external suppliers. See "Risk Factors".

     CVF INVOLVEMENT

     CVF's management has been actively involved in Dantec Systems from its inception and the members of CVF's management were founding investors in the company. They obtained the original licensing of the technologies, brought in other co-investors, and arranged for the hiring of the current President. CVF continues to be active in developing Dantec Systems' current business plan which takes it beyond the original focus on the food-processing industry and into other large markets for process automation including the petrochemical, wood-processing, pharmaceutical and ore-processing industries. CVF management has been actively involved since its purchase of Dantec Electronics in 1997 in formulating business strategy and has arranged and overseen the merger of the two companies. CVF will continue to be active in all aspects of strategic business planning of the merged company and has the right to appoint 50% of the board of directors of the merged company, and has the right to appoint the Chairman of the board.

PETROZYME TECHNOLOGIES, INC.

     OVERVIEW OF PETROZYME

     Petrozyme of Guelph, Ontario was incorporated in 1996 and is an early-stage company engaged in the commercialization and development of proprietary technologies for the treatment of wastes and recovery of oil from the oil production and refining sectors. The Petrozyme process is a reactor-based biological process for recovery and degradation of oily sludge wastes and emulsions that utilizes advanced fermentation and absorption technology to recover and/or degrade most of the major hydrocarbon components in petroleum waste.

     Existing treatment solutions often require expensive transportation costs to a "central treatment facility" operated by a third party. The Petrozyme process can be operated on a producer's site by the producer's own personnel, thereby saving expensive freight charges, potential liability from spills in transport and the expensive overheads of a central treatment facility.
Petrozyme believes that it has recently made some significant technical advancements in the treatment of oil-based emulsions and sludges and has three patents pending on new processes. Petrozyme's original process for biodegradation of refinery petroleum sludge has been implemented at a Venezuelan refinery. The initial customers to date are Petro-Canada Products (Oakville, Ontario refinery), and Representacion DCL Venezuela CA of Cardin, Venezuela for testing at the Centro de Refineria Paraguana at Maraven, Venezuela.

     Dr. Owen Ward, the President and Technical Director of Petrozyme, has 25 years of successful experience in the development and commercialization of industrial fermentation technology, enzyme technology and bioremediation-based processes for a variety of companies in Europe and North America in the pharmaceutical, food, chemical and environmental sectors. He established, and since 1986 has directed, the Microbial Biotechnology Laboratory at the University of Waterloo and is the author of more than 150 scientific papers. Dr. Ward has served as President of the Canadian Society of Microbiologists and as a Director of the U.S. Society for Industrial Microbiology.

     Hugh Dimock joined Petrozyme in early 1998 as the Vice-President and General Manager. Mr. Dimock has a Bachelor of Science degree in microbiology from the University of Guelph, a Master's of Science from McGill University and a Master's of Business Administration in International Business Management from McGill University. Prior to joining Petrozyme, he spent three years with the Deloitte Touche Consulting Group.

     DESCRIPTION OF CVF INVESTMENT

     CVF owns 100% of the Class C non-voting shares and 50% of the outstanding common shares of Petrozyme. In addition, CVF holds demand promissory notes issued by Petrozyme in the aggregate principal amount of $650,000. Interest has not been accrued to date on this note.

     The Company has entered into a shareholders' agreement with the other shareholders of Petrozyme which contains customary provisions restricting the sale and transfer of Petrozyme's shares without the agreement of its shareholders.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF originally invested in Petrozyme in 1996 because of the expertise of Dr. Owen Ward and the proprietary nature of the technologies he had developed for oil waste bio-remediation. CVF believes that the solutions Petrozyme can provide address potential markets which include multi-national oil producers, oil service companies and environmental contractors. Petrozyme's management believes that Petrozyme's technologies can provide a cost-effective treatment for the serious problem of disposal of the oil-based emulsions and oil waste as well as the recovery of oil from emulsions, oily sludge and oil waste that is contaminated and mixed with sand or liquid wastes. The current risks include, among others, environmental risks associated with the cleaning of hazardous materials; risks associated with international sales; dependence of the business upon the efforts of Dr. Ward and Mr. Dimock; competition from current and potential competitors, many of which have longer operating histories and name recognition than Petrozyme; limited operating history and uncertainty of future operating results; possible misappropriation of Petrozyme's proprietary technology; and other risks generally associated with emerging technology
companies.  See "Risk Factors".   The company is not yet profitable and has been
dependent on advances from CVF and may require additional investment to meet its business plan.

     CVF INVOLVEMENT

     CVF has one officer currently on the two member board of directors of Petrozyme and has been involved actively in all phases of development of Petrozyme, from developing a business strategy to hiring management.

ECOVAL INC.

     The information contained below has been taken from or is based upon publicly available documentation and information on file with Canadian securities regulatory authorities and other public sources.

     OVERVIEW OF ECOVAL

     Ecoval is a Montreal, Quebec-based company which manufactures and markets a range of natural, environmentally safe fertilizers and a bio-degradable natural herbicide. Independent research shows the herbicide to be bio-degradable and faster-acting than most of the chemical products available on the market. Research conducted by the Turf Grass Institute of the University of Guelph and Laval University show the fertilizer to be effective in promoting uniformity in lawns and reducing incidence of diseases in turf grass. Ecoval's United States sales and marketing operations are through its wholly owned subsidiary, Ecoval U.S., Inc. ("Ecoval US"). Ecoval has recently received EPA approval for use of its herbicide in the United States and is currently going through the approval process with Agriculture Canada. Ecoval also has proprietary technology to enable the granulation of gypsum, bloodmeal, bonemeal, feathermeal and other all natural ingredients. Ecoval's proprietary formulas relating to its herbicide and tree recovery systems are represented by four international patents issued in 1995 and 1996, expiring in 2015 and 2016.

     Ecoval markets its products to the consumer-retail market, landscapers, golf courses and municipalities. The market for organic fertilizers is highly fragmented with no dominant player with significant market share. Ecoval internal management's studies reveal that the fertilizer and herbicide niche markets that Ecoval is targeting are both in excess of $1 billion annually in North America. Ecoval has recently introduced a newly-designed line of organic fertilizers for the U.S. consumer market under the brand-name "Nature's Glory". Ecoval's herbicide offers retail and commercial users a range of benefits not found with chemical-based competitive products, including the fact that it does not contain any carcinogens, does not damage concrete or asphalt, has no detrimental effect on soil micro-organisms, and leaves no residue, which means that soil can be re-seeded within two days.

     Ecoval's facility contains a plant with 25,000 ton-per-year capacity that is capable of meeting expected demand for its product. In February 1997, Ecoval obtained net proceeds of approximately $5.5 million from a private placement of equity to a group of U.S. and Canadian investors to provide working capital for operations and market expansion. Ecoval's customers include Canadian Tire Corporation, Limited, Wal-Mart Canada Inc. and Weall & Cullen Nurseries Ltd.

     For the year ended October 31, 1997, Ecoval reported revenues of $1,357,741 with a net loss of $8,923,254. For the six months ended April 30, 1998, Ecoval reported revenues of $679,760, with a net loss of $1,746,270.

     Mark Greene, President and Chief Executive Officer of Ecoval US and acting president of Ecoval, has extensive experience in the marketing of consumer and environmental products. Prior to joining Ecoval in 1997, he served as President of Geoclean Environmental Inc, an environmental remediation firm based in Bridgeport, Connecticut. From 1988 to 1995, he founded and ran Connecticut Charcoal Co. Inc., a company which produces specialty hardwood charcoal aimed at the upscale consumer market which he successfully sold in 1995. Mr. Greene has also worked for a number of major international advertising firms, including Young and Rubicam Inc., specializing in new product development, product expansion and strategic planning.

     DESCRIPTION OF CVF INVESTMENT

     CVF currently owns, directly and indirectly, 1,330,550 common shares in Ecoval representing an interest of 27% of the outstanding voting shares of Ecoval. While Ecoval is a reporting issuer in the Provinces of Ontario, Alberta and Quebec, its shares are not listed on any stock exchange.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF believes that Ecoval possesses unique and proprietary formulas for all-natural herbicides and fertilizers and proprietary manufacturing processes for granulation. Current risks related to Ecoval include, among others: history of losses and uncertainty of future operating results; intense competition from other manufacturers of fertilizers, including manufacturers of chemical fertilizers, many of which have longer operating histories and substantially greater financial, technical and marketing resources and name recognition than Ecoval; dependence upon Mr. Greene; uncertainty of approval from Agriculture Canada and other regulatory authorities; exposure to fluctuations in the cost of its raw materials which has resulted in lower than expected gross margins in the past and may continue to affect the company's profitability in the future; lack of consumer awareness of Ecoval's brand names in the United States; and other risks generally
associated with emerging companies. See "Risk Factors".   If the company's
current marketing campaign does not succeed and sales are not significantly increased then Ecoval will have a need for additional outside funding to finance continued operations.

     CVF INVOLVEMENT

     CVF was the founding investor in Ecoval, creating the company based on ideas and research done by a plant pathologist who originally worked at Uniroyal Chemical Canada. CVF was involved in all aspects of developing Ecoval including the development of a business plan and market strategy, executive recruitment, development and commercialization of the manufacturing process and research and development strategy. CVF was also involved in recruiting Ecoval's current President and helped to arrange an equity private placement of $5,474,670 (net of commission and expenses) which closed in February 1997, as well as arranging earlier rounds of financing. CVF has also made initial investments in companies that may serve in distributing and marketing Ecoval's products such as Eastview and Grand Inc. (majority partner in the Elements partnership). See "Eastview Marketing, One, LLC" above and "Grand Island Marketing, Inc." below. One CVF officer currently sits on the five member board of directors of Ecoval.

LIMITED HOLDINGS

     The earnings and losses of those companies in which the Company has less than 20% ownership (the "Limited Holdings") are not included in the Consolidated Financial Statements of the Company. Those Limited Holdings which are publicly traded are recorded at market value in the Consolidated Financial Statements of the Company in accordance with U.S. GAAP. All of the Holdings listed below are publicly traded. The Company provides management expertise and/or short term financing for each of these entities. The Company intends to hold its positions in these companies until it determines that its investment can be better utilized in other current or new holdings. The Limited Holdings are as follows:

TURBOSONIC CANADA

     The information contained below has been taken from or is based upon publicly available documentation and information on file with U.S. securities regulatory authorities and other public sources.

     OVERVIEW OF TURBOSONIC TECHNOLOGIES, INC. AND TURBOSONIC CANADA

     CVF made its original investment in 1991 in Turbotak Technologies Inc. ("Turbotak") of Waterloo, Ontario, a company founded by Dr. Donald Spink, a former professor of Chemical Engineering at the University of Waterloo. In 1997, TurboSonic Technologies (then known as Sonic Environmental Systems, Inc.) a publicly-traded, New Jersey based, air-pollution control products company, its wholly-owned Canadian subsidiary TurboSonic Canada and Turbotak were combined pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario) (the "Plan of Arrangement"). Pursuant to the Plan of Arrangement, all of the common shares of Turbotak were exchanged for exchangeable shares in the capital of TurboSonic Canada, which in turn can be exchanged for common shares approximating, at present, an 82% interest in the capital of TurboSonic Technologies. This indirect interest also provides, through the mechanisms of the Plan of Arrangement, equivalent direct voting rights with respect to TurboSonic Technologies. This transaction is treated for accounting purposes as an acquisition of TurboSonic Technologies by Turbotak although TurboSonic Technologies now holds all of the outstanding common shares of Turbotak. The common shares of TurboSonic Technologies are quoted on the OTC Bulletin Board under the symbol "TSTA".

     Turbotak and TurboSonic Technologies (collectively, "TurboSonic") have obtained over 20 patents for its products and has 10 pending patent applications which are at various stages in the application process. TurboSonic offers waste and pollution solutions for the pulp and paper industry, power generation facilities and automotive and metallurgical manufacturing. TurboSonic has developed a variety of sophisticated, proprietary solutions for the treatment of emissions of sulfur dioxide and volatile organic compounds. The company's solutions also allow the recapture of sulfur dioxide which can help create a payback for the installation.

     TurboSonic recently announced a marketing agreement and strategic partnership with Dow Chemical Company in respect of TurboSonic's proprietary regenerable amine process for removing sulfur dioxide from gas streams. The amine will be manufactured by Dow and supplied to all licensed customers of the TurboSonic FGD (Flue Gas Desulfurization Systems). The TurboSonic process is believed to be more cost-effective and provide better performance than other available technologies. In large concentrations, sulfur dioxide is a harmful substance and is considered to be a prime contributor to air pollution. Acid plants, pulp and paper mills, and power generating facilities are just a few of the industries required to limit sulfur dioxide emissions. TurboSonic's customers to date have included many of the major companies in the pulp and paper industry including International Paper Company, Rayonier, Inc., Fort James Corporation, Fletcher Challenge Paper, Willamette Industries, Inc., and Georgia-Pacific Corporation.

     For the nine months ended March 31, 1998, TurboSonic Technologies reported revenues of US$2,359,732 with a net loss of US$554,727. These results are not consolidated in the Company's Consolidated Financial Statements.

     Dr. Donald R. Spink is Chairman of TurboSonic Technologies Dr. Spink's business career includes 16 years with Amax Specialty Metals Co. (a division of American Metal Climax Inc.) in various technical management levels, including Vice-President Technical, related to the extractive metallurgy of reactive metals (e.g. titanium, zirconium and hafnium). He joined the Department of Chemical Engineering at the University of Waterloo as a full Professor in 1968, where he focused his research activities in air pollution and extractive metallurgy.

     Edward Spink, President and Chief Executive Officer of TurboSonic Technologies has been a senior executive with TurboSonic Technologies or its predecessor since 1980. He received an Honours B.A. in Business Administration from Wilfrid Laurier University, following which he spent several years at Ford Motor Credit in finance management positions.

     Patrick J. Forde has been Secretary and Treasurer of TurboSonic Technologies since August 1997. Prior thereto and from 1986 he was a director of Turbotak. Mr. Forde has served as Vice-President, Corporate Planning for Turbotak since 1996. He was Chairman and Chief Executive Officer of Borg Textile Corporation from 1982 to 1995. Mr. Forde has been Chairman of Waterloo Scientific Inc, a laser microscope company.

     DESCRIPTION OF CVF INVESTMENT

     The Company's original investment was in a convertible debenture issued by Turbotak which was converted into common shares of Turbotak prior to the effective date of the Plan of Arrangement. CVF currently holds 1,334,977 exchangeable shares in TurboSonic Canada which are exchangeable into common shares of TurboSonic Technologies on a one-for-one basis at any time at CVF's option and 3,000 common shares of TurboSonic Technologies, which, upon the exchange of the TurboSonic Canada exchangeable shares, represents approximately 13% of the outstanding common shares of TurboSonic Technologies At July 3, 1998, the last trading price of the shares of TurboSonic Technologies on the OTC Bulletin Board was US$0.375.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF originally invested in Turbotak in 1991 because of its proprietary technologies for air-pollution control systems for the removal of sulfur dioxide and volatile organic compounds from industrial emissions which continue to be a worldwide environmental problem requiring cost-effective solutions. At the time of the original investment, Turbotak had a client-base in the pulp and paper industry and had developed a business in selling its patented nozzles which were capable of producing micron-size droplets. The risks at the time of CVF's investment in Turbotak related to the need for Turbotak to establish worldwide marketing in an area that requires a very long sales cycle. There was also competition from older, but less effective technologies. In addition, Turbotak needed to diversify its customer base away from the pulp and paper industry which remains highly cyclical and which went into a deep recession in the early 1990's.

     Since the time of CVF's initial investment, TurboSonic has expanded its
sales and gained major new corporate customers.   However, it still remains
dependent to a large degree on customers from the pulp and paper industry. Risks include, among others: history of losses and uncertainty of future operating results; possible misappropriation of TurboSonic's proprietary technology; intense competition from current and potential competitors, some of which have longer operating histories and substantially greater financial, technical and marketing resources and name recognition than TurboSonic; fluctuation in operating results as a result of the cyclical nature of its customers' business; dependence of the business upon the efforts of Dr. Spink, Mr. Spink and Mr. Forde; and other risks generally associated with emerging technology companies. See "Risk Factors".

     CVF INVOLVEMENT

     Subsequent to its initial investment in 1991 until mid-1997, CVF was actively involved with TurboSonic in bringing in management personnel, helping to develop the strategic business plan and introducing potential customers, acquisition candidates and strategic alliances.

RDM CORPORATION

     The information contained below has been taken from or is based upon publicly available documentation and information on file with Canadian securities regulatory authorities and other public sources.

     OVERVIEW OF RDM

     RDM of Waterloo, Ontario was founded in 1987. RDM, formerly known as Mindflight Corporation, changed its name to RDM Corporation on June 19, 1998. The common shares of RDM are listed for trading on the Vancouver Stock Exchange. RDM develops and supplies technologies that enable secure and accurate payments for both paper-based and electronic payment systems. RDM has been providing banks, printers and payment processors with financial document and check print quality control technologies since 1987. RDM has a suite of products that provide MICR (Magnetic Image Character Recognition) image quality control and document authentication to companies (primarily financial institutions and security printers) in over 30 countries.

     Currently, RDM's efforts are focused on two new product initiatives. The first is a new point-of-sale imaging product called EasyCheck POS. The product is a small inexpensive check MICR and image capture device targeted at retail and bank teller counters. In retail, EasyCheck POS will enable a cashier to convert a check into an electronic debit payment and give the used check back to the consumer at point of sale while maintaining an image record for the retailer. In the banking industry, EasyCheck POS will enable the earliest possible capture of check images in order to automate check processing.
Existing competition consists of
heavy and bulky equipment more than ten times the price proposed for EasyCheck POS. Other applications include a variety of remittance, coupon and certificate processing tasks wherever an image and automatic processing are required.

     RDM has successfully demonstrated prototypes and is initiating outsourced manufacturing to meet initial orders for the EasyCheck POS product. These initial orders are expected to be shipped in the second half of 1998.

     RDM's other major initiative is in the area of electronic commerce. E-Check, a product developed by RDM, is an internet-based, all-electronic payment instrument which has been modeled after the paper check. E-check uses public key encryption technology to replace physical signatures with digital signatures. RDM has been developing this software technology as part of the Financial Services Technical Consortium (the "FSTC"), a group of major U.S. banks and equipment vendors formed to enhance technology in the U.S. financial services industry. E-Check project members participating in the FSTC include NationsBank, Bank of Boston, Citibank, IBM Inc. and Sun Microsystems Inc. RDM has a non-exclusive right to all intellectual property relating to E-Check developed through their participation in the FSTC. A pilot program with the U.S. Department of the Treasury (the "Treasury") began in April 1998 pursuant to which RDM is supplying the E-Check payment system software to the Treasury and the U.S. Department of Defense who will receive electronic checks from the Treasury. This software will give the Treasury, currently one of the world's largest issuer of paper checks, an enhanced all-electronic replacement for the paper check.

     For the year ended September 30, 1997, RDM reported revenues of $2,537,922 with a net loss of $310,545. For the six month period ended March 31, 1998, RDM reported revenues of $1,255,344 with a net loss of $605,527. These results are not consolidated in the Company's Consolidated Financial Statements.

     Patrick Pavlik, President and Chief Executive Officer of RDM, and one of the original founders of RDM, holds a Professional Engineering designation and has a Masters degree in engineering from the University of Waterloo and has taken courses in the executive training program at the Graduate School of Business at Stanford University. He previously worked from 1985 to 1987 at GE Reuter Stokes, a division of General Electric Canada Inc. in Cambridge, Ontario, a company that produces sensors for the nuclear power industry, where he was involved in product marketing.

     DESCRIPTION OF CVF INVESTMENT

     In December 1997, CVF purchased 1,428,572 special warrants in RDM at a price of $0.70 per special warrant for a total purchase price of $1,000,000. Upon qualification for distribution in British Columbia, the special warrants were exercised in June 1998 into 1,428,572 common shares of RDM, representing approximately 16% of the outstanding common shares of RDM.

     On July 3, 1998, the closing price of common shares of RDM on the Vancouver Stock Exchange was $1.80 per share.

     CVF INVESTMENT RATIONALE AND RISKS

     CVF invested in RDM because of its existing core business in check and print inspection technologies and the reputation it has developed in the banking technology industry. CVF also believes there is potential for the two new product lines. Electronic commerce and security-related technologies remain a focus for CVF. The risks with respect to the EasyCheck POS product involve taking the product to market and setting up appropriate distribution channels. The risks with respect to the E-Check product involve the need to further test and develop the technology and if successful, the risk that RDM may not be able to establish E-Check as an accepted form of payment in the banking industry. There can be no assurance that RDM will successfully launch these products. In addition, to implement marketing of both of these new product lines, additional financing will be required. Other risks include possible misappropriation of proprietary technology; dependence upon Mr. Pavlik; and the need to recruit qualified technical personnel.

     CVF INVOLVEMENT

     Robert Nally, an officer and director of CVF, has been Chairman of RDM since 1995. He is one of the original founders of RDM and has been a director of RDM since its inception in 1987. He beneficially owns 1,735,874 common shares of RDM representing approximately 19.5% of the outstanding shares in RDM. CVF has observer status at board of directors' meetings through a CVF officer, other than Mr. Nally.


OTHER INVESTMENTS

     The Company has invested US$100,000 in Powertrusion 2000 International, Inc. ("Powertrusion") for 50,000 convertible preferred shares which if converted, would represent less than 1% of voting equity of Powertrusion. Powertrusion is a private company operating in Scottsdale, Arizona which manufactures lightweight, safe composite poles to replace wooden utility poles.

MATERIAL DISPOSITIONS

     During 1997, the Company sold 883,000 common shares of Certicom for proceeds of US$20,389,424, realizing a gain of US$19,409,357. In January and February of 1998, the Company disposed of its remaining common shares of Certicom for additional net proceeds of approximately US$375,000. On March 31, 1998, the Company retracted a portion of its preferred shares of Certicom and redeemed a portion of a Certicom debenture for total proceeds of $348,362, including dividends and interest.

     The Company currently holds 29,881 preferred shares in Certicom and a debenture with a principal amount remaining of $33,333. The preferred shares can be retracted and the debenture redeemed by the Company on March 31, 1999 for aggregate gross proceeds, including dividends and interest, of approximately $348,362.

PERSONNEL

     As of the date hereof, the Company has 6 full-time employees and its Subsidiaries have a total of 53 full-time employees and one part-time employee. None of the employees are represented by a labor union or are subject to a collective bargaining agreement.

     If appropriate candidates are found, the Company plans to hire additional employees.

PRINCIPAL PROPERTIES

     The Company's principal executive offices are located at 916 Center Street, Lewiston, New York 14092. Lease payments are US$25,200 annually and the Company has an option to purchase the building for US$210,000. The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.

INTELLECTUAL PROPERTY

     The Company places a high priority on intellectual property and is unlikely to invest in a technology business unless it has significant intellectual property protection. The Holdings rely on various combinations of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect their proprietary rights. Several of the Holdings have obtained patents for their products or have patent applications pending. There can be no assurance that such patent applications will be granted or that the Holdings' products will not infringe patent rights of other persons. Nor can there be any assurance that other persons have not or will not apply for patent protection for products which utilize the same or similar processes as the Holdings' products. Litigation may be necessary to protect the Holdings' proprietary technology. Any claims or litigation can be time-consuming and expensive. While the Company endeavors to ensure the protection of confidential developments, the inability of the Holdings to adequately protect their proprietary rights could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is not aware of any claim or pending claims in respect of any of the Holdings' intellectual property rights.

     See "Risk Factors - Risks Associated with Intellectual Property; Infringement Claims."


                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                            CONSOLIDATED OPERATING RESULTS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the related notes thereto which appear elsewhere in this Prospectus. In particular, see Notes 2 and 4 to the Consolidated Financial Statements under the heading "Principles of Consolidation" for an explanation of the accounting treatment and impact of a Holding's financial results on the Company's financial statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1997

     Sales for the first quarter of 1998 were up 147% or US$385,898 to US$647,753 as compared to sales of US$261,855 in the same period in 1997. This increase relates to the inclusion of revenue totaling approximately US$295,000 from two new subsidiaries, Dantec Electronics and Grand Inc., as well as an increase in revenue from Solaria of approximately US$135,000. CVF, on an unconsolidated basis, has no sales from operations. Sales and gross profit from sales reflect the operations of the Company's consolidated subsidiaries only. These subsidiaries include Biorem, Gemprint, Solaria, Dantec Electronics, Leasing, Eastview, Grand Inc., and Grand Island2. Entities that are not consolidated include Ecoval, Dantec Systems, RDM, Petrozyme, and TurboSonic.

     In the first three months of 1998 the Company recorded a net loss of US$1,585,811 as compared to a net profit of US$10,319,327 in the comparable period of 1997.

     The decline in net profit of US$11,905,138 was mainly attributable to:

     (a) the decline in the gain on sale of investments of US$17,788,131. During the first quarter of 1997, the majority of the Company's shares of Certicom were sold, creating a pre-tax gain of US$18,160,425. In the first quarter of 1998, the remainder of the Certicom stock was sold, accounting for the majority of the US$372,294 gain on sale of investments; and

     (b) an operating loss of US$2,613,146 for the first quarter 1998, compared to an operating loss of US$653,428 in 1997. The majority of this change relates to an increase of US$2,022,318 in selling, general, and administrative expenses. Of this amount, approximately US$604,000 relates to start up costs in Grand Inc., and US$776,000 relates to advertising costs for an infomercial for Eastview. Both of these marketing companies are entities created in the last quarter of fiscal 1997 and first quarter of 1998. In addition, Dantec Electronics' (a subsidiary acquired in mid 1997) selling and administrative expenses were included in 1998 but not in 1997.

     Interest income (expense), net, increased US$214,824 as compared to the same quarter in 1997, related to increases in both CVF and Leasing. This is due to higher levels of cash during the first quarter of 1998, compared to the prior period, due to dispositions of Certicom stock during 1997.

     The minority interest benefit of US$328,028 recorded in the first quarter of 1998 relates to the 49% minority interest's share of the first quarter loss on the Elements Partnership, of which Grand Inc. holds 51%.

     The tax provision for the first quarter of 1997 was US$7,294,890 versus a benefit of US$79,800 in 1998. The high tax provision in 1997 related to the gain on the sale of Certicom stock. The benefit in 1998 is due to the elimination of the tax liability related to expenses incurred in Eastview in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Sales and costs of sales reflect the activity of the consolidated entities of the Company. Sales for the year ended December 31, 1997 were US$1,685,399 compared to US$1,866,176 for the year ended December 31, 1996. In 1997, the gross margin decreased by 29% to US$593,578 from US$836,538 in 1996. Of this US$242,960 gross margin decline, US$417,618 is related to sales decreases totaling US$741,418 in Biorem and Solaria. However, the four months of activity of Dantec Electronics compensated for these declines by contributing gross margin of US$215,790.

     Selling, general and administrative expenses for the year ended December 31, 1997 increased to US$5,367,541 from US$3,342,739 for the year ended December 31, 1996 for an increase of 61% or US$2,024,802 is mainly due to US$1,500,000 in bonuses paid by the Company related to a series of offsetting transactions in which the Company purchased 601,932 of its common shares from a company owned by officers of the Company and subsequently issued options to these officers to repurchase these shares. The net after-tax cost to the Company of these bonuses was US$250,000. The exercise of the options triggered personal tax consequences which were reimbursed by the Company through the issuance of these bonuses. See "Executive Compensation". In addition, there was US$246,596 in selling, general and administrative expenses of Dantec Electronics (a subsidiary acquired in mid-1997). The remainder related to increases in wages, legal expenses, and other selling general and administrative expenses increases, particularly in the Company.

     Research and development expenses increased by US$164,303 for the year ended December 31, 1997 to a total of US$422,216, representing a 64% increase from the year ended December 31, 1996. This was due primarily to an increase in research and development expenses in Gemprint relating to the update of its technology.

     Interest income increased to US$448,684 for the year ended December 31, 1997 compared to an interest expense of US$47,700 for the year ended December 31, 1996. This increase is due to cash received by the Company from the sales of the shares in Certicom during late 1996 and throughout 1997. Since this cash is used in the continuing support of the Company's entities and further investments, the interest income is expected to decline in 1998.

     The combined net sales of Ecoval, Dantec Systems and Petrozyme were US$1,560,122 for the year ended December 31, 1997 compared to US$1,396,027 in 1996, an increase of 12%. The combined net losses of these companies was US$7,152,634 for the year ended December 31, 1997, with CVF's share of these losses being US$1,899,287. The comparable proportion of losses which CVF included for the year ended December 31, 1996 was US$840,929. The increase in equity entity losses was primarily due to increased costs of supplies of Ecoval's raw materials.

     However, the Company's losses in its Equity Holdings, as recorded in the Consolidated Financial Statements, have decreased by 51% to a loss of US$145,165 for the year ended December 31, 1997 compared to a loss of US$296,762 for the year ended December 31, 1996. These amounts are a reflection of the activities of the entities in which the Company has a 50% or less ownership interest as well as the effect of changes in the ownership percentage and equity transactions between investee companies and third parties which can provide gains or losses, depending upon the overall net book value of these entities. Since most of these entities have sustained losses over the past three years and the Company has varied its ownership percentages over past years and expects to continue to do so in the future, the results from Equity Holdings is dependent upon the success of their operations. See "Risk Factors".

     Over the last two years, the Company has benefitted from the ownership of common shares of Certicom which it originally participated in founding and supported in accordance with the nature of the Company's business. During the fiscal year ended December 31, 1996 Certicom became a public company and the value of its publicly-traded shares increased such that the Company sold its holdings for gains of US$3,204,185 for the year ended December 31, 1996 and US$19,409,357 for the year ended December 31, 1997. Subsequent to December 31, 1997, the Company sold its remaining common shares of Certicom for additional net proceeds of approximately US$375,000.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     For the year ended December 31, 1996 the Company recorded a loss of US$293,799 as compared to a loss of US$1,306,806 for the year ended December 31, 1995. There were two major components to the substantial reduction in loss.

     Affecting the Company's financial performance in 1996 was a gain of US$3,204,185 realized upon the Company's sale of 316,667 shares of Certicom. The Company did not sell any of its publicly traded holdings in the year ended December 31, 1995. Also contributing substantially to the Company's financial performance for the year ended December 31, 1996 was a US$1,103,167 increase in sales and a US$604,069 increase in gross profit compared to the year ended December 31, 1995. CVF, on an unconsolidated basis, does not have sales from operations. Sales and gross profit from sales reflect the operations of the Company's consolidated Subsidiaries.

     For the year ended December 31, 1996, the Company recorded selling, general and administrative expenses of US$3,342,739 compared to US$2,379,488 for the year ended December 31, 1995, an increase of US$963,251. Approximately 83% of this increase is attributable to increased costs of one Subsidiary. Selling, general and administrative expenses for CVF were US$529,000 on a non-consolidated basis. The balance of the expenses was attributable to the Subsidiaries.

     At December 31, 1996, the Company recorded total stockholders' equity of US$17,079,780 compared to US$3,588,520 to stockholders' equity at December 31, 1995. The biggest contribution to the increase was the gain on the 1996 sale of Certicom shares and a reclassification of the remaining Certicom shares owned by the Company. This reclassification permitted the Company to carry these shares at their public market value (US$22,302,960) on the December 31, 1996 balance sheet compared to cost-basis on the 1995 balance sheet. The Company recorded a current ratio (current assets to current liabilities) of 0.84 to 1.00 at December 31, 1996 compared to 0.70 to 1.00 at December 31, 1995. However, the Company's liquidity at December 31, 1996 was substantial, taking into account its holdings of Certicom common shares available for sale with a market value of US$22,302,960, which holdings are not carried as a current asset.
LIQUIDITY AND CAPITAL REQUIREMENTS

     At March 31, 1998 the Company recorded stockholders' equity of US$10,024,713 as compared to US$12,063,135 at December 31, 1997. This net decrease of US$2,038,422 was primarily attributable to:

     (1) the Company expending US$480,618 on the repurchase of 102,000 Common Shares of treasury stock;

     (2)  the net loss of US$1,585,811 for the quarter ended March 31, 1998; and

     (3) an increase of approximately US$521,000 in paid in capital as additional Common Shares were issued during the first quarter of 1998.

     The current ratio of the Company at March 31, 1998 improved to 2.8 to 1 as compared to 2.3 to 1 at December 31, 1997. This is the result of a decline in cash of US$6,526,256 combined with declines in income taxes payable of US$1,820,598 and accrued expenses of US$1,096,660. The taxes payable at December 31, 1997 were paid off during the first quarter of 1998, and the accrued expenses were higher at December 31, 1997 as the balance included legal expenses and bonuses.

     The Company experienced a net decrease in cash and cash equivalents of US$6,526,256 at March 31, 1998 compared to an increase in cash of US$17,119,264 in the same period of 1997, which was related to the sale of Certicom shares in the first quarter of 1997. The decline in cash from December 31, 1997 to March 31, 1998 relates to payment of bonuses of US$500,000 accrued at year end, $1,500,000 invested in Grand Island Marketing, payment of the tax liability of US$1,820,598 at year end, and increased selling, general and administrative costs compared to the same period in 1997.

     The most significant transactions during the year ended December 31, 1997 were the sales of the Certicom common shares. Proceeds from the sale of these shares were US$20,389,424 compared to US$3,683,362 for the year ended December 31, 1996. The cash realized on the sale of the Certicom common shares has provided significant liquidity for the Company. The Company expects to use this liquidity to continue to support the marketing and other working capital requirements of its Holdings. No significant or material commitments for capital assets or further investments are contemplated at this time.

     In the first quarter of 1998, the Company repurchased 102,000 of its common shares at a cost of US$480,618. During the year ended December 31, 1997, the Company repurchased 252,900 of its common shares at a cost of US$1,807,038 compared to 10,000 common shares repurchased during the year ended December 31, 1996 for a cost of US$55,011. In addition, the Company used its liquidity to advance additional debt and equity financing of US$865,605 for the year ended December 31, 1997 to the Equity Holdings compared to US$1,066,596 for the year ended December 31, 1996 and US$317,304 for the year ended December 31, 1995.

     Because of the cash contributions from the sale of the Certicom common shares, debt borrowing decreased by US$121,365 during the year ended December 31, 1997. Cash of US$682,361 was deposited in restricted investments in 1997 to support debt guarantees of Biorem and Gemprint. In the prior year, these debt guarantees were supported by the common shares of Certicom.

                            CONSOLIDATED CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as at the date indicated and as adjusted to give effect to the Offering and the application of the net proceeds therefrom. See "Use of Proceeds". This table is presented in U.S. dollars and in accordance with U.S. GAAP. This table should be read in conjunction with the Consolidated Financial Statements of the Company, the notes thereto and the other financial data included elsewhere in this Prospectus.


                                           MARCH 31, 1998                         MAY 31, 1998
                                           --------------      ----------------------------------------------------
                                               ACTUAL              ACTUAL                 AS ADJUSTED            AS ADJUSTED
                                           --------------      -------------              -----------            -----------
                                            (UNAUDITED)         (UNAUDITED)                MINIMUM               MAXIMUM
                                                               -------------              -----------            -----------
                                                                                           OFFERING              OFFERING
                                                                                          -----------            -----------
                                                                                          (UNAUDITED)            (UNAUDITED)
                                              US$                  US$                       US$                     US$
INDEBTEDNESS
Bank indebtedness. . . . . . . . . . .          135,240(1)         135,240(1)               135,240(1)              135,240(1)
Long Term Debt . . . . . . . . . . . .          868,680(2)         868,680(2)               868,680(2)              868,680(2)
Minority Interest. . . . . . . . . . .            356,162            356,162                  356,162                 356,162
Preferred Stock of Subsidiaries. . . .        1,193,000(3)       1,193,000(3)             1,193,000(3)            1,193,000(3)
Series "A" Preferred                              456,250            456,250                  456,250                 456,250
Stock(4) . . . . . . . . . . . . . . .     (25,000 shares)    (25,000 shares)          (25,000 shares)         (25,000 shares)
                                           ---------------    ---------------          ---------------         ---------------
(authorized - 500,000 shs.)
     Total Indebtedness. . . . . . . .          3,009,872          3,009,872                3,009,872               3,009,872
                                                ---------          ---------                ---------               ----------
SHAREHOLDERS' EQUITY
Common Shares(5)(6). . . . . . . . . .              6,133              6,133                  7,033(9)                9,033(9)
(authorized - 50,000,000                       (5,767,628         (5,767,628        (6,667,628 shares)      (8,667,628 shares)
shs.)                                              shares)            shares)
Additional Paid in Capital . . . . . .         14,178,666         14,178,666               19,068,366              29,934,366
Treasury Stock . . . . . . . . . . . .         (2,342,667)        (2,342,667)              (2,342,667)             (2,342,667)
Translation Adjustment . . . . . . . .           (104,813)          (104,813)(7)             (104,813)(7)            (104,813)(7)
Warrants(6). . . . . . . . . . . . . .               --                 --                       --                    --
                                                 (952,784           (952,784                 (952,784                (952,784
                                                 warrants)          warrants)                warrants)               warrants)
Accumulated Deficit. . . . . . . . . .         (2,010,806)        (2,010,806)(8)           (2,010,806)(8)          (2,010,806)(8)
                                               -----------        -----------              -----------             -----------
TOTAL CAPITALIZATION . . . . . . . . .         12,735,845         12,735,845               17,626,985              28,494,985
                                               ----------         ----------               ----------              ----------
                                               ----------         ----------               ----------              ----------

NOTES:

     (1)  See Note 6 in the Company's Consolidated Financial Statements.

     (2)  See Note 7 in the Company's Consolidated Financial Statements.

     (3)  See Note 11 in the Company's Consolidated Financial Statements.

     (4) The shares of Series "A" Preferred Stock, issued to the partners of CVFLP in connection with the Asset Purchase Agreement, are redeemable at any time by the Company and a holder thereof may require the Company to redeem such shares at any time after August 20, 2000. See
          Note 9 in the Company's Consolidated Financial Statements.

     (5) As at the date hereof, options to purchase an aggregate of 53,750 Common Shares are outstanding. See "Options to Purchase Securities".

     (6) Pursuant to the terms of the Asset Purchase Agreement, the Company issued to CVFLP warrants entitling it to purchase 952,784 Common Shares. Each warrant entitles the holder to purchase one Common Share at a price of $3.05 per share. CVFLP has assigned the warrants to Canadian Venture Founders Management Limited, its general partner at that time ("CVF Management Limited"). Until September 20, 2000, the warrants may only be exercised to the extent that former limited partners of CVFLP sell any Common Shares which were issued in connection with the Asset Purchase Agreement. In such event, the warrant holders may purchase one Common Share for each five Common Shares sold by a limited partner. Any warrants not exercised before September 20, 2000, may be exercised by the holder during the six-month period immediately following that date. Currently CVF Management Limited holds 885,653 Warrants. To the best of the Company's knowledge, 125,973 warrants are exercisable. Common Shares issuable upon exercise of the warrants will be restricted securities as that term is defined in Rule 144 under the United States Securities Act of 1933, as amended.

     (7)  Translation adjustment as of March 31, 1998.

     (8)  Deficit as of March 31, 1998.

     (9) Includes 25,570 Common Shares issued on June 3, 1998 in exchange for 720,000 Class A shares of Gemprint, but excludes (i) Common Shares issuable on exercise of the Over-Allotment Option; (ii) Common Shares issuable on exercise of the Compensation Warrants; (iii) Common Shares issuable upon the exercise of options currently outstanding; and (iv) 952,784 Common Shares issuable upon exercise of the warrants described in note 6 above.


                                   USE OF PROCEEDS

     The net proceeds from this Offering to the Company are estimated to be approximately $20,760,759 (maximum offering)/$5,880,759 (minimum offering) ($24,108,759 if the Agent's Over-Allotment Option is exercised in full) after deducting the expenses of the issue, including the Agent's Commission. Of the net proceeds approximately: (i) one-third will be used to fund the growth of the Holdings in order to enable them to meet their respective business plans and, in particular, the expansion of the sales and marketing efforts of the Holdings; (ii) one-third will be used for the purpose of strategic mergers and acquisitions of businesses that are directly related to the existing Holdings; and (iii) one-third will be used to acquire significant holdings in companies engaged primarily, but not exclusively, in the information
technology, process control and environmental sectors.   If only the minimum
offering is realized, the Company intends to increase the percentage allocated to fund the needs of its current holdings and reduce the percentage allocated to new acquisitions. The Company expects that approximately 70% of the proceeds allocated to new acquisitions will be used to acquire positions in private companies and that approximately 30% of the such proceeds will be used to acquire positions in public companies with market capitalization of less than US$10 million. In each case, the company intends to acquire interests in companies with established products and management and, in most cases, revenues of less than US$3.0 million. Proceeds of the Offering are expected to be utilized over the next three to four years and will be invested in short term, interest-bearing, investment grade securities until such time as the funds are invested as described herein.

                                DIRECTORS AND OFFICERS

     The name, municipality of residence, position held with the Company and principal occupation of each of the directors and officers of the Company are as follows:


 NAME AND MUNICIPALITY
 OF RESIDENCE                           AGE      POSITION WITH THE COMPANY          PRINCIPAL OCCUPATION
 ---------------------                  ---      -------------------------          --------------------
 Jeffrey I. Dreben(1)                    53      Director, Chief Executive          Chief Executive Officer and
 Lewiston, New York                              Officer and President              President of the Company

 Robert B. Nally(1) (2)                  50      Director, Secretary and            Secretary and Treasurer of
 Waterloo, Ontario                               Treasurer                          the Company

 George A. Khouri                        51      Director and consultant            Consultant to the Company
 Greenwich, Connecticut

 Lawrence M. Casse                       42      Vice-President                     Vice-President of the
 Toronto, Ontario                                                                   Company

 Robert H. Glazier(1)                    50      Director                           President and Chief
 Jefferson County, Iowa                                                             Executive Officer of
                                                                                    Donatech Corporation

 Robert J. Seyler(2)                     50      Chief Financial Officer            Chief Financial Officer of
 Ransomville, New York                                                              the Company



NOTES:

     (1)  Member of the audit committee.
     (2) Mr. Nally is also the acting Chief Financial Officer of the Company until Mr. Seyler joins the Company in July 1998.


     All of the foregoing persons have held executive positions with the same company or its predecessor for the past five years except for Messrs. Khouri, Casse and Seyler as indicated in their respective biographies below.

     The Company intends to appoint one or more additional independent directors shortly after the closing of the Offering.

JEFFREY DREBEN

     Jeffrey Dreben has been President, Chief Executive Officer and a director of the Company since September 1995. From 1989 until September 1995, Mr. Dreben was Vice President and Treasurer of CVF Management Limited and was its founder. CVF Management Limited was the general partner of CVFLP. Mr. Dreben has worked in the investment industry since 1979, beginning his career with Merrill Lynch and subsequently founding his own firm. Mr. Dreben has worked in the venture capital industry in the United States and Canada since 1985. Mr. Dreben received an Honors Bachelor of Arts degree from Loyola College of the University of Montreal.

ROBERT NALLY

     Robert Nally has been Secretary, Treasurer and a director of the Company since September 1995. From 1989 until 1995, Mr. Nally was Vice President and Secretary of CVF Management Limited and one of its co-founders. Prior to that time, Mr. Nally provided commercial development consulting services to the University of Waterloo as Technology Transfer and Commercial Development Officer. Prior to joining the University of Waterloo, he worked for NCR Canada, Ltd. for 10 years as Manager of Strategic Planning and New Business Development and Director of Engineering. He earned a Bachelor of Science degree in electrical engineering and a Master of Science degree from the University of Waterloo. Mr. Nally is also a director of Virtek Vision International Inc., a company specializing in laser inspection systems whose shares are quoted for trading on the Canadian Dealing Network Inc..

GEORGE KHOURI

     George Khouri has been a consultant to and a director of the Company since April 1997. From May 1993 until September 1996, Mr. Khouri was initially a director and subsequently Managing Director-Capital Markets for Nomura Securities International Inc. From September 1992 to May 1993, Mr. Khouri was a member of Trigon Group, an investment banking firm, and served as President of Prudential Bache Capital Partners from December 1989 to February 1992. Mr. Khouri received a Bachelor of Arts degree from Tufts University and a Masters of Business Administration, Investments, from New York University.

LAWRENCE CASSE

     Lawrence Casse has been a special consultant to the Company since March 1997 and was appointed as Vice President in April 1998. From December 1993 to March 1997, Mr. Casse was President of Resonance Capital Corporation, a company involved in the business of advising and financing technology-based companies in Canada and the United States. Mr. Casse has been actively involved in numerous technology-based companies as an investment banker, investor and consultant. Prior to December 1993, Mr. Casse was an investment analyst at Credifinance Securities Limited specializing in technology-based companies and had worked for a number of Canadian investment firms. Mr. Casse earned a Bachelor of Arts degree from the University of Toronto and has since taken numerous courses in electronics and software programming.

ROBERT GLAZIER

     Robert Glazier was elected to the board of directors of the Company on January 27, 1998. Mr. Glazier is the founder of Donatech Corporation ("Donatech"), an Iowa-based computer software consulting company, and has been Donatech's President and Chief Operating Officer since its founding in 1987. Since 1987, Donatech has provided software expertise to the telecommunications, insurance, avionics and industrial machine industries with specialization in embedded systems and real-time operating systems. Before founding Donatech, Mr. Glazier was a manager on the Cruise Missile Program with General Dynamics Corporation from 1982 to 1984. Mr. Glazier also held management positions in California at Oak Industries Inc. developing cable television decoders. Mr. Glazier holds a Masters degree in Engineering from the University of California at Berkeley and a Bachelors degree in Engineering from Purdue University.

ROBERT SEYLER

     Robert Seyler will become Chief Financial Officer of the Company in July 1998. Mr. Seyler was previously Controller for Root, Neal & Company of Buffalo, N.Y. a privately owned company specializing in distributing industrial parts and refrigerants to heavy industry where he had responsibility for all financial functions of the company. From 1973 to 1995 he was employed by C.H. Heist Corporation of Buffalo, New York, a public company with operations in Canada and the United States specializing in industrial maintenance and placement services, where he served as Controller from 1979 to 1994 and Treasurer/Chief Accounting Officer from 1994 to 1995. From 1970 to 1973 he was an auditor for KPMG Peat Marwick in Buffalo, New York. Mr. Seyler has a Bachelor of Business Administration degree from Niagara University.

                               EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information concerning the compensation paid by the Company or its Subsidiaries to the Chief Executive Officer and the other executive officers of the Company who were serving as executive officers at December 31, 1997 and whose total salary and bonus exceeded $100,000 (the "Named Executive Officers").

 ------------------------------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------------------------------
                                                   ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                             ---------------------------------------------------------------------
                                                                                        AWARDS            PAYOUTS
                                                                             -------------------------------------
                                                                              SECURITIES
                                                                     OTHER       UNDER      RESTRICTED
                                  YEAR                               ANNUAL     OPTIONS      SHARES OR               ALL OTHER
                                  ENDED                             COMPEN-      /SARS      RESTRICTED      LTIP      COMPEN-
                                DECEMBER      SALARY     BONUS     SATION (2)  GRANTED     SHARE UNITS    PAYOUTS     SATION
  NAME AND PRINCIPAL POSITION      31         (US$)      (US$)       (US$)        (#)          (US$)       (US$)       (US$)
 ------------------------------------------------------------------------------------------------------------------------------
 Jeffrey Dreben                1997            200,000        Nil          --          --             --        -- 1,091,900(1)
 President and Chief Executive 1996            102,765        Nil          --          --             --        --           --
 Officer                       1995             26,273        Nil          --          --             --        --           --
 ------------------------------------------------------------------------------------------------------------------------------

 Robert Nally(3)               1997            140,000        Nil          --          --             --        -- 1,091,900(2)
 Secretary and Treasurer       1996             80,543        --           --          --             --        --           --
                               1995                --         --           --          --             --        --           --
 ------------------------------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------------------------------

NOTES:

     (1) Other compensation relates to the value of stock options issued to and exercised by Messrs. Dreben and Nally and a one-time sum of US$500,000 paid to each of the Named Executive Officers as compensation for the personal tax liabilities related to the exercise of the options. The Common Shares underlying the stock options were originally owned by CVF, Inc., a management company owned by Jeffrey Dreben, Robert Nally and Malcolm Gissing, a former officer and director of the Company. In order to restructure the ownership of these shares so that they would be directly held by Messrs. Dreben, Nally and Gissing, in February 1997, the Company repurchased 601,932 of its Common Shares from CVF, Inc. for an aggregate nominal consideration of US$10. The Company simultaneously issued to Messrs. Dreben, Nally and Gissing options to purchase an equal number of Common Shares exercisable at US$0.05 per share. The Company recorded no expense effect on this exchange. The fair market value of the Common Shares at the time of the exercise of the option, was US$3.00 per share. On this sequence of transactions, the Company recorded a US$727,163 tax benefit as an increase in additional paid in capital. The net, after tax cash disbursement cost to the Company was approximately US$250,000 (US$83,000 per officer).

     (2) Perquisites and other personal benefits did not exceed the lesser of US$50,000 or 10% of the total annual salary and bonus for the Named Executive Officers.

     (3) Mr. Nally's salary was paid by Leasing, a wholly-owned subsidiary of the Company.

     The Company has entered into a service agreement dated February 10, 1997 (the ""Service Agreement'') with D and N Consulting Corporation ("D and N"), pursuant to which D and N provides a variety of administrative, managerial and clerical services to the Company. Messrs. Dreben and Nally are each officers and 50% shareholders of D and N. The Service Agreement has an initial term of five years and is renewable thereafter for successive one year terms by either party upon six months written notice.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

     The following table sets forth individual issuances of stock options to acquire Common Shares of the Company or the securities of any Subsidiary granted during the fiscal year ended December 31, 1997 to each of the Named Executive Officers.

     The options set forth in the table below were granted by the Company in exchange for the repurchase of Common Shares for a nominal amount. See Note 2 under the heading "Executive Compensation - Summary Compensation Table."


 --------------------------------------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------------------------------------
                                                                                             MARKET VALUE OF
                                                  % OF TOTAL OPTIONS                           SECURITIES
                                                      GRANTED TO                           UNDERLYING OPTIONS
 NAME                          SECURITIES UNDER      EMPLOYEES IN      EXERCISE OR BASE   ON THE DATE OF GRANT
                             OPTIONS GRANTED (#)    FINANCIAL YEAR    PRICE ($/SECURITY)      ($/SECURITY)        EXPIRATION DATE
 --------------------------------------------------------------------------------------------------------------------------------
 Jeffrey Dreben              200,644(1)           45.2%               US$0.05             US$6.625             Feb. 5, 2007
 President and Chief
 Executive Officer
 --------------------------------------------------------------------------------------------------------------------------------

 Robert Nally                200,644(1)           45.2%               US$0.05             US$6.625             Feb. 5, 2007
 Secretary and Treasurer
 --------------------------------------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------------------------------------

NOTES:


     (1) The Common Shares underlying the stock options granted were originally owned by CVF, Inc., a management company owned by Jeffrey Dreben, Robert Nally and Malcolm Gissing, a former officer and director of the Company. In order to restructure the ownership of these shares so that they would be directly held by Messrs. Dreben, Nally and Gissing, in February 1997, the Company repurchased 601,932 of its Common Shares from CVF, Inc. for an aggregate nominal consideration of US$10. The Company simultaneously issued to Messrs. Dreben, Nally and Gissing options to purchase an equal number of Common Shares exercisable at US$0.05 per share. The Company recorded no expense effect on this exchange. The fair market value of the Common Shares at the time of the exercise of the option, was US$3.00 per share.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
YEAR AND FINANCIAL YEAR-END OPTION VALUES

     The following table sets forth each exercise of option during the fiscal year ended December 31, 1997 by each of the Named Executive Officers.

     The securities set forth in the table below were acquired on the exercise of options granted by the Company in exchange for the repurchase of Common Shares for a nominal amount. See Note 2 under the heading "Executive Compensation - Summary Compensation Table."



-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                  UNEXERCISED     VALUE OF UNEXERCISED
                                                                  OPTIONS AT      IN-THE-MONEY OPTIONS
                                SECURITIES                     DECEMBER 31, 1997  AT DECEMBER 31, 1997
                                ACQUIRED ON      AGGREGATE     (#) EXERCISABLE/       EXERCISABLE/
             NAME                EXERCISE     VALUE REALIZED     UNEXERCISABLE       UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
 Jeffrey Dreben                    200,644        US$591,900       Nil/Nil            Nil/Nil
 President and Chief
 Executive Officer
-------------------------------------------------------------------------------------------------------

 Robert Nally                      200,644        US$591,900       Nil/Nil            Nil/Nil
 Secretary and Treasurer
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------


COMPENSATION OF DIRECTORS

     Except as stated below, the directors of the Company, during the fiscal year ended December 31, 1997, did not receive any compensation for acting as directors and attending meetings during such year.

     Mr. Khouri became a full-time consultant to the Company in June 1997 and is paid US$10,500 per month in director and consulting fees by the Company.

     Mr. Glazier, appointed as a Director in January 1998, is entitled to receive US$750 per Board meeting attended in person and US$375 per telephone meeting.

DIRECTORS' AND OFFICERS' INSURANCE

     The Company maintains liability insurance for its directors and officers. The policy limit for such insurance coverage is US$10 million in each policy year with a US$250,000 deductible for claims relating to violations of U.S. securities laws and a deductible of US$100,000 for all other claims. The annual premium is US$120,000, no part of which is payable by the directors and officers of the Company.


                            OPTIONS TO PURCHASE SECURITIES

     The following table sets forth as of the date hereof, all outstanding options to purchase securities of the Company or any of its Subsidiaries. The Company does not have a formal stock option plan.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                      DESCRIPTION AND
                      NUMBER OF SECURITIES
                      UNDER OPTIONS                                                                             MARKET PRICE ON
 (#)                  GRANTED(1)(2)         DATE OF GRANT             EXERCISE PRICE      EXPIRY DATE           DATE OF GRANT
---------------------------------------------------------------------------------------------------------------------------------
 Executive Officers
 of Company

 (2)                  100,000 Gemprint      Jan. 27, 1998             $0.21               May 31, 2001          N/A
                      class A shares
---------------------------------------------------------------------------------------------------------------------------------

 Director who is not
 an executive officer
 (1)
                      11,250 CVF Common     Sept. 22, 1997            US$5.00             Sept. 30, 2000        US$6.00
                      Shares
 (1)
                      11,250 CVF Common     Dec. 31, 1997             US$5.00             Dec. 31, 2000         US$4.1875
                      Shares

 (1)                  11,250 CVF Common     March 31, 1998            US$5.00             March 31, 2000        US$6.4375
                      Shares
---------------------------------------------------------------------------------------------------------------------------------

 Executive Officers
 of all Subsidiaries
 (1)                  Biorem common
                      shares:
                      10,000                Dec. 15, 1995             $1.82               Dec. 15, 2000         N/A
                      50,000                Dec. 15, 1996             $1.82               Dec. 15, 2001         N/A
                      15,000                Dec. 15, 1997             $1.82               Dec. 15, 2002         N/A


 (1)                  701,584 Gemprint      Sept. 1, 1996             $0.26               May 31, 1998          N/A
                      class A shares
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                      DESCRIPTION AND
                      NUMBER OF SECURITIES
                      UNDER OPTIONS                                                                             MARKET PRICE ON
 (#)                  GRANTED(1)(2)         DATE OF GRANT             EXERCISE PRICE      EXPIRY DATE           DATE OF GRANT
---------------------------------------------------------------------------------------------------------------------------------
 Directors of
 Subsidiaries,
 excluding executive
 officers

 Gemprint Directors   Gemprint class A
 (2)                  shares
                      100,000               Jan. 27, 1998             $0.21               May 31, 2001          N/A
---------------------------------------------------------------------------------------------------------------------------------

 All other employees
 of Company

 (1)
                      20,000 CVF Common     Aug. 11, 1997             US$5.00             Aug. 11, 2000         US$6.25
                      Shares
---------------------------------------------------------------------------------------------------------------------------------

 All other employees
 of Subsidiaries

 Biorem  Employees
                      Biorem Common
 (1)                  Shares
                      7,000                 April 15, 1995            $1.82               April 15, 2000        N/A
 (2)
                      10,000                Dec. 15, 1995             $1.82               Dec. 15, 2000         N/A
 (3)
                      11,000                Dec. 15, 1996             $1.82               Dec. 15, 2001         N/A
 (4)
                      21,000                Dec. 15, 1997             $1.82               Dec. 15, 2002         N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

NOTES:

     (1) CVF has also issued 952,784 Warrants to purchase Common Shares. See "Description of Share Capital - Warrants".
     (2) To the best of the knowledge of the directors and officers of the Company, an additional 4,816,217 of options to purchase Gemprint Class A Shares are outstanding.

                          PRINCIPAL AND SELLING SHAREHOLDERS

     To the knowledge of the directors and officers of the Company, the following table sets forth certain information concerning the beneficial ownership of the Common Shares as at the date hereof and as adjusted to reflect the sale of the Common Shares offered hereby for: (i) each person or entity known by the Company to own beneficially five percent or more of the Common Shares prior to the Offering; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; (iv) all directors and officers of the Company as a group; and (v) the Selling Shareholders.


     NAME AND MUNICIPALITY OF     COMMON SHARES BENEFICIALLY         SHARES                  COMMON SHARES BENEFICIALLY
           RESIDENCE OF           OWNED PRIOR TO OFFERING (1)       OFFERED                   OWNED AFTER OFFERING (1)
              HOLDER
 -----------------------------    ----------------------------   -------------       ---------------------------------------------
 EXECUTIVE OFFICERS AND
 DIRECTORS                            NUMBER     PERCENTAGE (2)                            NUMBER             PERCENTAGE(2)
                                                                                                       (MAXIMUM/MINIMUM OFFERING)

 Jeffrey Dreben(3)(5)                   232,290       4.0%             --                   232,290             3.5%/2.7%
 Lewiston, New York

 Robert Nally(3)                        232,290       4.0%             --                   232,290             3.5%/2.7%
 Waterloo, Ontario

 Directors and Officers of              491,548       8.5%             --                   491,548             1.4%/5.7%
 Company as a Group
 (6 persons)(4)

 OTHER 5% SHAREHOLDERS                                                 --

 Brant Investments Limited(5)         1,534,905      26.5%             --                 1,534,905            23.0%/17.7%
 Toronto, Ontario

 Prudential Insurance Co. of            610,750      10.5%             --                   610,750             9.2%/7.0%
 America
 Scarborough, Ontario

 Mutual Life Assurance                  359,200       6.2%             --                   359,200             5.4%/4.1%
 Company of Canada
 Waterloo, Ontario

 Westinghouse Canada                                                   --
 Pension Master Trust                   359,200       6.2%                                  359,200             5.4%/4.1%
 Hamilton, Ontario

 BCE Inc.                               339,200       5.9%             --                   339,200             5.1%/3.9%
 Montreal, Quebec


     NAME AND MUNICIPALITY OF     COMMON SHARES BENEFICIALLY        SHARES               COMMON SHARES BENEFICIALLY
           RESIDENCE OF           OWNED  PRIOR TO OFFERING (1)      OFFERED               OWNED AFTER OFFERING (1)
              HOLDER
------------------------------    ----------------------------    -----------       --------------------------------------

                                      NUMBER     PERCENTAGE (2)                       NUMBER              PERCENTAGE(2)
                                      ------     ----------                           ------              -------------
                                                                                                         (MAXIMUM/MINIMUM
                                                                                                            OFFERING)

 SELLING SHAREHOLDERS
 --------------------
 Murray Sinclair                        100,000       1.7%          100,000                       0            N/A
 Toronto, Ontario

 C.A. Misener Enterprises Inc.           25,570     less than       25,570                        0            N/A
 Toronto, Ontario                                      1%


     NOTES:

          (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of June 30, 1998, whether pursuant to the exercise of options, conversion of securities or otherwise. Unless otherwise noted in the footnotes below, the Company believes all persons named in the table have sole voting power and investment power with respect to all Common Shares beneficially owned by them.

          (2) Percentage ownership of Common Shares is based on 5,793,198 Common Shares outstanding as of the date hereof and 6,667,628 (minimum offering) and 8,667,628 Common Shares (maximum offering) outstanding immediately following the Offering.

          (3) Includes Common Shares currently exercisable by CVF Management Limited upon the exercise of warrants and attributed to each of Messrs. Dreben and Nally (28,255 Common Shares each) because Joan Dreben, Mr. Dreben's spouse and Margaret Nally, Mr. Nally's spouse, each own approximately 22.43% of the beneficial interest in CVF Management Limited. Each of Messrs. Dreben and Nally expressly disclaims beneficial ownership in the Common Shares issuable upon exercise of the warrants. Upon exercise of these warrants, the Common Shares acquired would be restricted securities as that term is defined in Rule 144 under the U.S. Securities Act. See "Description of Share Capital - Warrants." Also includes 3,391 of the 10,175 Common Shares owned by Canadian Venture Founders Holding Corporation, a company owned equally by Messrs. Dreben, Nally and Gissing, a former officer and director of the Company.

          (4) Includes 33,750 Common Shares acquirable upon the exercise of stock options held by George Khouri.

          (5) Brant Investments Limited is the registered holder of these Common Shares. The Company is not aware of the identity of any of the beneficial holders of these shares.

          As at the date hereof, Robert Nally, one of the directors and senior officers of CVF, beneficially owns, directly or indirectly, 1,735,874 common shares of RDM representing approximately 19.5% of the outstanding common shares of RDM. None of the directors or senior officers of CVF hold voting securities in any other of the Holdings other than options disclosed in option table above. See "Options to Purchase Securities".

                            DESCRIPTION OF SHARE CAPITAL

     The Company's authorized capital consists of 50,000,000 Common Shares, US$0.001 par value, and 500,000 preferred shares (the "Preferred Shares"), US$0.001 par value. As of the date hereof, 5,793,198 Common Shares and 25,000 Preferred Shares are issued and outstanding.

COMMON SHARES

     Holders of Common Shares are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. In the event of liquidation of the Company, the Common Shares are entitled to share equally in corporate assets after satisfaction of all liabilities. All of the Common Shares currently issued and outstanding are fully paid and non-assessable.

     Holders of Common Shares are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

PREFERRED SHARES

     Preferred Shares may be issued from time to time in one or more series as may from time to time be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, and other rights of each of such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as provided in the Company's Certificate of Incorporation, the board of directors of the Company is expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of each particular series of Preferred Shares the designation, powers, preferences, and relative participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, if any, of such series.

     The Company currently has outstanding a series of Preferred Shares designated as Series "A" Preferred Shares. Each Series "A" Preferred Share has a stated value (the "Stated Value") of the U.S. dollar equivalent of $25.00 determined at the date of issuance by reference to the noon spot rate for conversion of Canadian dollars into U.S. dollars as published by the National Bank of Canada on the business day immediately preceding the date of issuance. The holders of Series "A" Preferred Shares will be entitled to fixed preferential cumulative dividends, as and when declared by the board of directors of the Company, at the rate of five percent per annum of the Stated Value plus accrued but unpaid dividends. The dividends will have priority over any payments of dividends on the Common Shares and on all other preferred shares ranking junior to the Series "A" Preferred Shares. Except as otherwise required by Nevada law, the holders of Series "A" Preferred Shares shall not have any voting rights.

     The Series "A" Preferred Shares are not convertible into Common Shares or into any other security of the Company. The Company may, at its option, redeem all or part of the Series "A" Preferred Shares from the holders thereof. Additionally, at any time after five years from the date of issuance, a holder of Series "A" Preferred Shares may require the Company to redeem any or all of the Series "A" Preferred Shares held by such holder. The redemption price shall be the Stated Value plus all accrued but unpaid dividends.

WARRANTS

     Pursuant to the terms of the Asset Purchase Agreement, the Company issued to CVFLP 952,784 warrants entitling it to purchase an equivalent number of Common Shares at a price of $3.05 per share. CVFLP distributed the warrants to
CVF Management Limited, its former general partner.   During the last fiscal
year, CVF Management Limited exchanged a total of 67,131 warrants to two companies unrelated to CVF or its directors in repayment of debentures totaling US$174,160. CVF Management Limited currently holds 885,653 warrants. Until September 20, 2000, the warrants may only be exercised to the extent that former limited partners of CVFLP sell any Common Shares which were issued in connection with the transaction. In such event, the holders of warrants may purchase one Common Share for each five Common Shares sold by a former limited partner. To the best of the Company's knowledge, currently 125,973 warrants are exercisable. Any warrants not exercised before September 20, 2000, may be exercised by the holder during the six month period immediately thereafter. All Common Shares issuable upon exercise of the warrants will be restricted securities as that term is defined in Rule 144 under the U.S. Securities Act.


                                      DIVIDENDS

     The Company has never paid any dividends on the Common Shares. The payment of any future dividends will be at the sole discretion of the Company's Board of Directors. The Company currently intends to retain earnings to finance the operation and expansion of its business and, therefore, does not anticipate paying dividends on the Common Shares in the foreseeable future.

     CVF has agreed to use its best efforts to cause some of its Holdings completing an Initial Public Offering to complete a concurrent Rights Offering to such Holding's shareholders. The Company has also agreed to distribute the rights that it receives from a Holding to the holders of its Common Shares by way of a taxable dividend, subject to any restriction imposed by applicable laws.


     As at March 31, 1998, an amount of US$58,788 has been accrued in respect of cumulative unpaid dividends on the Series "A" Preferred Shares (of which US$6,288 relates to the three months ended March 31, 1998, US$12,500 relates to 1997 and US$40,000 relates to prior years).


                                       DILUTION

     The following table sets forth the dilution per Common Share calculated by reference to the net tangible book value of the Company's assets as at March 31, 1998, after giving effect to this Offering (assuming no exercise of the Over-Allotment Option).



                                                       MINIMUM OFFERING          MAXIMUM OFFERING
                                                       --------------------      ------------------
 Offering price  . . . . . . . . . . . . . . . . . .                    $8.00                   $8.00

 Net tangible book value before this Offering  . . .   $ 0.806                     $ 0.806

 Increase in net tangible book value attributable to
 this Offering(1)  . . . . . . . . . . . . . . . . .   $ 0.736                     $ 2.042

 Pro forma net tangible book value after this
 Offering  . . . . . . . . . . . . . . . . . . . . .                   $ 1.542                 $ 2.848

 Dilution to subscribers . . . . . . . . . . . . . .                   $ 6.458                 $ 5.152
                                                                     -----------             -----------
 Percentage of dilution in relation to the offering
 price . . . . . . . . . . . . . . . . . . . . . . .                    80.72%                  64.40%
                                                                     -----------             -----------
                                                                     -----------             -----------



NOTES:

     (1) After deducting the Agent's Commission and the expenses of the Offering. See "Plan of Distribution".

     If the Over-Allotment Option is exercised in full, the pro forma net tangible book value of the Company's assets would be $3.07 per Common Share, representing a dilution to purchasers of Common Shares hereunder of $4.93 per Common Share or 61.67% of the offering price (maximum offering).

                             TRADING OF THE COMMON SHARES

     The Common Shares are listed and traded on the American Stock Exchange under the symbol "CNV". Prior to January 29, 1998, the Common Shares were traded in the over-the-counter market in the United States and quoted on the OTC Bulletin Board, a regulated quotation service that captures and displays real-time quotes and indications of interest in securities not listed on the Nasdaq Stock Market or any U.S. stock exchange. The following table sets forth for the fiscal periods indicated (i) the high and low bid price quotations and trading volume for the Common Shares in the over-the-counter market as provided by the National Quotation Bureau, Inc. and (ii) the high and low sale prices per share and trading volume for the Common Shares as reported by the American Stock Exchange. The OTC Bulletin Board quotations reflect inter-dealer prices, without retail markup, mark-down or commission and may not represent actual transactions.

OTC BULLETIN BOARD



                                       PRICE PER SHARE
                                             US$

                                       LOW          HIGH       TRADING VOLUME
                                       ---          ----       --------------

    1996 - 1st Quarter
         (excluding January 8)        2.75          3.25           56,800
         2nd Quarter                  2.75         3.625           248,300
         3rd Quarter                  3.50         5.375           346,400
         4th Quarter                  5.00         6.875           434,800

    1997 - 1st Quarter                6.50         6.875           187,700
         2nd Quarter                  7.00          7.07           410,900
         3rd Quarter                  5.625         7.00           208,000
         October                      5.25         6.125           58,100
         November                     4.25          5.18           28,800
         December                     4.37          5.06           39,100

    1998 - January 1 - 28             4.25          5.12           90,400

AMERICAN STOCK EXCHANGE

    1998 - January 29 - 31            4.25          5.00           12,100
         February                     5.37          6.25           150,200
         March                        5.75          7.06           215,000
         April                        6.125         6.75           119,300
         May                          5.50         6.125           52,400
         June                         5.375        6.125           139,200
         July (to July 2)             5.25         5.375           3,000


     On July 2, 1998 , the closing price of the Common Shares on the American Stock Exchange was US$5.25 and there were 5,793,198 Common Shares outstanding and held of record by approximately 319 shareholders.

                             REPURCHASE OF COMMON SHARES

     In October 1996, the Company instituted a stock repurchase program pursuant to which it commenced the repurchase in the marketplace or otherwise, in accordance with all applicable securities laws, of up to 300,000 Common Shares. On November 7, 1997, the Company announced that it intended to periodically repurchase in the marketplace or otherwise, up to an additional 100,000 Common Shares.

     During 1996 and 1997, the Company repurchased 262,900 Common Shares. Between December 31, 1997 and July 3, 1998 102,000 additional Common Shares were repurchased by the Company.


              INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

     Effective June 30, 1995, the Company issued to CVF, Inc., a management company, 601,932 Common Shares as payment in full for its interests in CVFLP as well as consulting and intermediary services rendered to the Company in connection with the Company's proposal to acquire the assets of CVFLP. The shareholders of CVF, Inc. included Jeffrey Dreben, Malcolm Gissing and Robert Nally, all of whom, with the exception of Mr. Gissing, are directors of the Company. Mr. Gissing was a director of the Company from September 1995 to
August 1997.   On September 20, 1995, 10,175 Common Shares were issued to
Canadian Venture Founders Holding Corporation, a company owned equally by Messrs. Dreben, Gissing and Nally in payment for its indirect interest in CVFLP. Pursuant to a stock purchase agreement, dated February 5, 1997, the Company repurchased the 601,932 Common Shares from CVF, Inc., for an aggregate purchase price of US$10.00. Also on February 5, 1997, the Company issued an aggregate of 601,932 options to purchase Common Shares for US$.05 per share to Messrs. Dreben, Gissing and Nally. The transactions of February 5, 1997 were structured to be an equivalent value exchange with no effect on earnings.

     On May 30, 1997, these options were exercised and a tax benefit of US$727,163 was recorded. Subsequently, the officers received bonuses totaling US$1,500,000 to primarily compensate them for the personal tax obligations on the exercise of these options. The net, after tax, cash contribution of the Company resulting from this series of events was approximately US$250,000.

     The Company has entered into a service agreement dated February 10, 1997 (the "Service Agreement") with D and N Consulting Corporation ("D and N"), pursuant to which D and N provides a variety of administrative, managerial and clerical services to the Company. Under the Service Agreement, D and N would be responsible for all administrative requirements of the Company, including, but not limited to, maintaining the books of the Company, preparing periodic reports to the board of directors of the Company and providing office facilities and travel expenses. In return for the above services, D and N is to be paid a service fee based on an annual budget prepared by D and N and approved by the full board of directors of the Company. Messrs. Dreben and Nally are each officers and 50% shareholders of D and N. The Company and D and N have mutually agreed, up to this time, to indefinitely defer operation of the Service Agreement with respect to the payment of service fees thereunder. Instead, the services continue to be provided by officers, employees and consultants of the Company, and the Company has neither paid nor accrued service fees under the Service Agreement. However, D and N reserves the right to do so in the future.

     Mr. Nally is Chairman of the Board of Directors of RDM. As compensation for his services as Chairman, Mr. Nally receives $25,000 per year and has received options to acquire 46,875 shares of RDM at $0.45 per share which were exercised on May 26, 1998.

                                 PLAN OF DISTRIBUTION

     Under an agreement (the "Agency Agreement") dated July 6, 1998 among the Company, the Selling Shareholders and HSBC James Capel Inc. (the "Agent"), the Company and the Selling Shareholders have appointed the Agent to offer the Common Shares for sale to the public in Canada on a "best efforts" basis. The Common Shares will be offered, subject to a minimum subscription of 1,000,000 Common Shares, at a price of $8.00 per Common Share. The Agent has represented and agreed that it will not offer the Common Shares for sale in the United States.

     In consideration for its services, the Agent shall be entitled to: (i) an aggregate commission equal to $0.56 for each Common Share issued pursuant to the Offering (excluding the Common Shares offered pursuant to the Secondary Offering); and (ii) non-assignable warrants (the "Compensation Warrants") to purchase up to 10% of the total number of Common Shares sold pursuant to the Offering (excluding the Secondary Offering) at the Offering price per share, exercisable for a period of 18 months after the date on which a receipt is issued for the final prospectus by each of the securities regulatory authorities in each of the Provinces of Canada, other than the province of Quebec, subject to any requisite regulatory approvals or conditions that may be applicable. The Compensation Warrants and the Common Shares underlying such warrants are not being registered under the U.S. Securities Act and will be restricted securities within the meaning of Rule 144 under the U.S. Securities Act.

     The Agent may form selling groups consisting of persons registered to sell securities in jurisdictions where the Common Shares may be lawfully offered for sale. While the Agent has agreed to sell the Common Shares offered hereby on a reasonable best efforts basis, it is not obligated to purchase any such Common Shares. Funds received by the Agent from prospective purchasers will be held in trust pursuant to a Depository Agreement with CIBC Mellon Trust Company and will be released at closing to the Company and the Selling Shareholders, as applicable, in payment for Common Shares only if a minimum of 1,000,000 Common Shares have been subscribed for. Under the terms of the Agency Agreement, the Agent may, at its discretion on the basis of its assessment of the state of the financial markets and upon the occurrence of certain stated events, terminate the Agency Agreement. In the event that the closing of the Offering does not occur for any reason, funds deposited with CIBC Mellon Trust Company pursuant to the Depository Agreement will be returned to such purchasers forthwith without interest or deduction.

     The Company has granted the Agent an option (the "Over-Allotment Option") to purchase up to 15% of the total number of Common Shares sold pursuant to the Offering. The Agent may exercise the Over-Allotment Option in whole or in part at any time on or before the close of business on the day which is 60 days following the closing of the Offering to cover over-allotments, if any, and for market stabilization purposes. To the extent that the Over-Allotment Option is exercised, the additional Common Shares will be purchased by the Agent at the Offering price hereunder and the Agent will be entitled to a commission of Cdn $0.56 per share in respect of each share purchased.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the U.S. Securities Act and under Canadian securities legislation, and to contribute to payments the Agent may be required to make in respect thereof.

     The offering price for the Common Shares was determined by negotiation between the Company, the Selling Shareholders and the Agent.

     Subscriptions for Common Shares will be received subject to rejection or allotment in whole or in part by the Company and the Selling Shareholders. The right is reserved to close the subscription books at any time without notice. Closing will take place on July 14, 1998 or such later date as may be agreed upon by the Company, the Selling Shareholders and the Agent, but in any event before July 31, 1998.

     Pursuant to policy statements of certain Canadian securities regulators the Agent may not, throughout the period of distribution, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the Common Shares. Such exceptions include a bid or purchase permitted under applicable by-laws and rules of relevant self-regulatory authorities relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first-mentioned exception, in connection with this Offering, the Agent may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if connected, may be discontinued at any time.

     This Prospectus may be used in connection with sales of the Common Shares, including Common Shares initially sold outside of the United States, to persons located in the United States.


                                  LEGAL PROCEEDINGS

     The Company is not aware of any material pending legal proceedings to which the Company is a party or to which any properties of the Company are subject, nor are any such proceedings known to be contemplated.


                                    LEGAL MATTERS

     Certain matters relating to the issue and sale of the Common Shares offered hereby will be passed upon for the Company by Meighen Demers, Toronto and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Cohne, Rappaport & Segal, Salt Lake City and for the Agent by Cassels Brock & Blackwell, Toronto.


                       AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of the Company are Ernst & Young, Kitchener, Ontario. Prior to October 28, 1997, the auditors of the Company were Feldman Sherb Ehrlich & Co. P.C. (formerly known as Feldman Radin & Co., P.C.), New York, New York.

     The consolidated balance sheet of the Company as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income included in this Prospectus have been included herein in reliance on the report of Ernst & Young, independent auditors, as stated in their report, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheet of the Company as of December 31, 1996 and the related statements of operations, stockholders' equity, cash flows and comprehensive income for the years ended December 31, 1996 and 1995 included in this Prospectus have been included herein in reliance on the report of Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman Radin & Co., P.C.), independent auditors, as stated in their report, given on the authority of that firm as experts in accounting and auditing.

     The co-transfer agents and co-registrars for the Company's Common Shares are Colonial Stock Transfer Company at its principal office in Salt Lake City, Utah, Registrar and Transfer Company at its principal office in Cranford, New Jersey and CIBC Mellon Trust Company at its principal office in Toronto, Ontario.

                               ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Corporation and the Common Shares offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Corporation is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Any information filed with the Commission may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of all or any portion of such materials may be obtained from the Public Reference Section of the Commission, upon payment of prescribed
fees.   Such reports and other information are also publicly available through the Commission's web site (http://www.sec.gov). The Common Shares are listed on the American Stock Exchange. Reports and other information above may be inspected and copied at facilities maintained by the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

REPORT OF INDEPENDENT AUDITORS'




To the Board of Directors of CVF Corporation

We have audited the accompanying consolidated balance sheet of CVF Corporation as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of CVF Corporation at December 31, 1997 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.




Kitchener, Canada,                                Ernst & Young
March 16, 1998.                                   Chartered Accountants
(Except for note 14[a] which is as of
 July 6, 1998)


                                         F-1-

                             INDEPENDENT AUDITORS' REPORT




To the Board of Directors of CVF Corporation


We have audited the accompanying consolidated balance sheet of CVF Corporation and Subsidiaries as of December 31, 1996 and the related statements of operations, stockholders' equity, cash flows and comprehensive income for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CVF Corporation and Subsidiaries as of December 31, 1996, and the results of its operations and cash flows for each of the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                              Feldman Sherb Ehrlich & Co., P.C.
                              Certified Public Accountants
                              (formerly Feldman Radin & Co., P.C.)


New York, New York
March 14, 1997


                                         F-2-

CVF CORPORATION

                             CONSOLIDATED BALANCE SHEETS

                                                     [Expressed in U.S. Dollars]



                                                          MARCH 31           DECEMBER 31
                                                        ---------------------------------------
                                                            1998         1997            1996
                                                              $            $               $
                                                           ------       ------          ------
                                                        (UNAUDITED)
ASSETS
CURRENT
Cash and cash equivalents                                3,405,650     9,931,906      1,895,276
Restricted cash [NOTE 6]                                   695,870       682,361             --
Marketable securities, at market                           141,201            --             --
Trade receivables                                          787,242       557,998        510,289
Inventory [NOTE 3]                                         504,872       390,125        225,209
Prepaid expenses and other                                 521,424       326,896         72,110
                                                        ---------------------------------------
TOTAL CURRENT ASSETS                                     6,056,259    11,889,286      2,702,884
                                                        ---------------------------------------
Property and equipment, net of accumulated depreciation    224,800       169,851        217,579
Holdings, carried at cost or equity [NOTE 4]             2,710,227     2,107,060      2,051,913
Holdings, available for sale, at market [NOTE 4]         1,829,187     1,562,194     22,302,960
Goodwill, net of accumulated amortization [NOTE 5]       4,434,584     4,023,825      2,186,619
                                                        ---------------------------------------
TOTAL ASSETS                                            15,255,057    19,752,216     29,461,955
                                                        ---------------------------------------
                                                        ---------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank indebtedness [NOTE 6]                                 135,240       824,577        707,324
Trade payables                                             977,831       461,697        410,254
Accrued expenses                                           807,080     1,403,740      1,057,385
Bonuses payable [NOTE 9]                                        --       500,000             --
Dividends payable on Series A preferred stock [NOTE 9]      58,788        52,500             --
Dividends payable on subsidiary's shares [NOTE 11]         178,513       165,200        155,000
Income taxes payable                                            --     1,820,598        892,790
                                                        ---------------------------------------
TOTAL CURRENT LIABILITIES                                2,157,452     5,228,312      3,222,753
                                                        ---------------------------------------
Long-term debt [NOTE 7]                                    868,680       559,697        438,332
Deferred income taxes [NOTE 8]                             198,800       251,822      7,451,840
Minority interest                                          356,162            --             --
Preferred stock of subsidiaries [NOTE 11]                1,193,000     1,193,000        813,000
Redeemable Series A preferred stock, $0.001 par value,
  authorized 500,000 shares,
  issued and outstanding 25,000 shares [NOTE 9]            456,250       456,250        456,250
                                                        ---------------------------------------
                                                         3,072,892     2,460,769      9,159,422
                                                        ---------------------------------------
TOTAL LIABILITIES                                        5,230,344     7,689,081     12,382,175
                                                        ---------------------------------------





                                         F-3-

CVF CORPORATION



                         CONSOLIDATED BALANCE SHEETS (CONT'D)



                                                     [Expressed in U.S. Dollars]




                                                          MARCH 31            DECEMBER 31
                                                        ---------------------------------------
                                                            1998         1997           1996
                                                              $            $              $
                                                           -------      -------        -------
                                                         (unaudited)
STOCKHOLDERS' EQUITY [NOTE 9]
Common stock, $0.001 par value, authorized 50,000,000
shares, outstanding 5,767,628 [1997; 5,729,449, 1996;
5,982,349] and in treasury 364,900 [1997; 262,900, 1996;
10,000]                                                      6,133         5,992          5,992
Additional paid in capital                              14,178,666    13,657,950     12,930,787
Treasury stock                                          (2,342,667)   (1,862,049)       (55,011)
Accumulated other comprehensive income [NOTE 2]            193,387       680,777     13,562,818
Accumulated deficit                                     (2,010,806)     (419,535)    (9,364,806)
                                                        ---------------------------------------
TOTAL STOCKHOLDERS' EQUITY                              10,024,713    12,063,135     17,079,780
                                                        ---------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              15,255,057    19,752,216     29,461,955
                                                        ---------------------------------------
                                                        ---------------------------------------




SEE ACCOMPANYING NOTES



On behalf of the Board:

          (Signed) JEFFREY DREBEN            (Signed) ROBERT NALLY
                       Director                      Director


                                         F-4-

CVF CORPORATION

                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     [Expressed in U.S. Dollars]



                                                    THREE MONTHS ENDED            YEAR ENDED DECEMBER 31
                                                         MARCH 31
                                        ----------------------------------------------------------------------
                                            1998           1997           1997           1996           1995
                                              $              $              $              $              $
                                           -------        -------        -------        -------        -------
                                         (UNAUDITED)    (UNAUDITED)

SALES                                      647,753        261,855      1,685,399      1,866,176        763,009
Cost of sales                              420,535         85,668      1,091,821      1,029,638        530,540
                                        ----------------------------------------------------------------------
Gross margin                               227,218        176,187        593,578        836,538        232,469
                                        ----------------------------------------------------------------------

EXPENSES
Selling, general and administrative      2,840,364        818,046      5,367,541      3,342,739      2,379,488
Research and development                        --         11,579        422,216        257,913        215,003
                                        ----------------------------------------------------------------------
                                         2,840,364        829,625      5,789,757      3,600,652      2,594,491
                                        ----------------------------------------------------------------------
(LOSS) FROM OPERATIONS                  (2,613,146)      (653,438)    (5,196,179)    (2,764,114)    (2,362,022)
                                        ----------------------------------------------------------------------

OTHER INCOME AND (EXPENSES)
Interest income (expense), net             290,935         76,111        448,684        (47,700)       (94,923)
Other income, net                          258,751        196,899         52,642        102,933        246,533
(Loss) income from equity investees       (302,473)      (165,780)      (145,165)      (296,762)       881,091
Gain on sale of holdings [NOTE 4]          372,294     18,160,425     19,758,954      3,204,185             --
Minority interest                          328,028             --             --        400,449         22,515
                                        ----------------------------------------------------------------------
TOTAL OTHER INCOME                         947,535     18,267,655     20,115,115      3,363,105      1,055,216
                                        ----------------------------------------------------------------------
(Loss) income before provision
  for income taxes                      (1,665,611)    17,614,217     14,918,936        598,911     (1,306,806)
(Recovery of) provision for income
taxes [NOTE 8]                             (79,800)     7,294,890      5,919,665        892,790             --
                                        ----------------------------------------------------------------------
NET INCOME (LOSS)                       (1,585,811)    10,319,327      8,999,271       (293,799)    (1,306,806)
                                        ----------------------------------------------------------------------
                                        ----------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER SHARE
[NOTE 10]                                    (0.28)          1.73           1.52          (0.05)         (0.26)
                                        ----------------------------------------------------------------------
                                        ----------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE
[NOTE 10]                                    (0.28)          1.60           1.49          (0.05)         (0.26)
                                        ----------------------------------------------------------------------
                                        ----------------------------------------------------------------------
BASIC WEIGHTED AVERAGE SHARES
[NOTE 10]                                5,748,539      5,974,716      5,870,553      5,989,849      4,978,115
                                        ----------------------------------------------------------------------
                                        ----------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE SHARES
[NOTE 10]                                5,748,539      6,441,580      6,009,708      5,989,849      4,978,115
                                        ----------------------------------------------------------------------
                                        ----------------------------------------------------------------------


SEE ACCOMPANYING NOTES


                                         F-5-

CVF CORPORATION



                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                     [Expressed in U.S. Dollars]





                                          Common Stock          Additional    Accumulated  Treasury    Accumulated         Total
                                                                  Paid-in       Deficit      Stock        Other        Shareholders'
                                                                  Capital                             Comprehensive       Equity
                                      Shares        Amount                                           Income [NOTE 2]
                                                       $             $             $           $            $                $
------------------------------------------------------------------------------------------------------------------------------------

 BALANCE - JANUARY 1, 1995          4,578,096        4,578     12,636,955    (7,764,201)       --        (407,719)      4,469,613

 Sale of shares                       185,822          186        486,017            --        --              --         486,203

 Shares issued in connection with   1,228,431        1,228       (192,185)           --        --              --        (190,957)
 reverse acquisition

 Net (loss)                                --           --             --    (1,306,806)       --              --      (1,306,806)

 Translation adjustment                    --           --             --            --        --         130,467         130,467
------------------------------------------------------------------------------------------------------------------------------------
 BALANCE - DECEMBER 31, 1995        5,992,349        5,992     12,930,787    (9,071,007)       --        (277,252)      3,588,520

 Purchase of treasury stock                --           --             --            --   (55,011)             --         (55,011)

 Net (loss)                                --           --             --      (293,799)       --              --        (293,799)

 Unrealized gain on securities
 available for sale, net of taxes          --           --             --            --        --      13,840,070      13,840,070
------------------------------------------------------------------------------------------------------------------------------------


 BALANCE - DECEMBER 31, 1996        5,992,349        5,992     12,930,787    (9,364,806)  (55,011)     13,562,818      17,079,780
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





                                         F-6-

CVF CORPORATION

                                                     [Expressed in U.S. Dollars]





                                          Common Stock          Additional    Accumulated    Treasury    Accumulated       Total
                                                                  Paid-in       Deficit       Stock         Other      Shareholders'
                                                                  Capital                               Comprehensive      Equity
                                       Shares       Amount                                             Income [NOTE 2]
                                                       $             $             $            $             $              $
------------------------------------------------------------------------------------------------------------------------------------

 Balance - December 31, 1996        5,992,349         5,992    12,930,787    (9,364,806)      (55,011)   13,562,818      17,079,780

 Purchase of treasury stock                --            --            --            --    (1,807,038)           --      (1,807,038)

 Net income                                --            --            --     8,999,271          --              --       8,999,271

 Dividends on Series A preferred
 stock                                     --            --            --       (54,000)         --              --         (54,000)

 Sale of available for sale
 securities                                --            --            --            --          --     (13,840,070)    (13,840,070)

 Tax benefit of employee stock
 transaction [NOTE 9]                      --            --       727,163            --          --              --         727,163

 Unrealized gain on securities
 available for sale, net of taxes          --            --            --            --          --         305,818         305,818

 Translation Adjustment                    --            --            --            --          --         652,211         652,211
------------------------------------------------------------------------------------------------------------------------------------


 Balance - December 31, 1997        5,992,349         5,992    13,657,950      (419,535)   (1,862,049)      680,777      12,063,135
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------




                                         F-7-

CVF CORPORATION

                                                     [Expressed in U.S. Dollars]


                                     Common Stock           Additional   Accumulated      Treasury      Accumulated        Total
                                                             Paid-in       Deficit         Stock           Other       Shareholders'
                                                             Capital                                   Comprehensive      Equity
                                Shares         Amount                                                 Income [NOTE 2]
                                                 $              $             $              $               $               $
------------------------------------------------------------------------------------------------------------------------------------

 Balance - December 31,       5,992,349          5,992     13,657,950      (419,535)   (1,862,049)         680,777     12,063,135
 1997

 Purchase of treasury                --             --             --            --      (480,618)              --       (480,618)
 stock

 Net (loss)                          --             --             --    (1,585,811)           --               --     (1,585,811)

 Dividends on Series A
 preferred stock                     --             --             --        (5,460)           --               --         (5,460)

 Shares issued on                40,179             41        160,716            --            --               --        160,757
 acquisition of interest in
 Ecoval

 Private placement sale         100,000            100        360,000            --            --               --        360,100

 Unrealized gain on
 securities available for            --             --             --            --            --           (7,618)        (7,618)
 sale, net of taxes

 Translation Adjustment              --             --             --            --            --         (479,772)      (479,772)
------------------------------------------------------------------------------------------------------------------------------------



                                         F-8-


                                     Common Stock           Additional   Accumulated      Treasury      Accumulated        Total
                                                             Paid-in       Deficit         Stock           Other       Shareholders'
                                                             Capital                                   Comprehensive      Equity
                                Shares         Amount                                                 Income [NOTE 2]
                                                 $              $             $              $               $               $
------------------------------------------------------------------------------------------------------------------------------------
 Balance - March 31, 1998     6,132,528          6,133     14,178,666    (2,010,806)   (2,342,667)         193,387     10,024,713
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------




SEE ACCOMPANYING NOTES


                                         F-9-

CVF CORPORATION

                        CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     [Expressed in U.S. Dollars]




                                                 THREE MONTHS ENDED                           YEAR ENDED DECEMBER 31
                                                      MARCH 31
                                           -----------------------------------------------------------------------------------------
                                               1998               1997               1997              1996              1995
                                                $                  $                  $                  $                 $
                                             -------            -------            -------            -------           -------
                                           (UNAUDITED)        (UNAUDITED)
 CASH FLOW FROM
 OPERATING ACTIVITIES:

 Net income (loss)                           (1,585,811)       10,319,327          8,999,271          (293,799)        (1,306,806)

 Adjustments to reconcile net
 income (loss) from operating
 activities [NOTE 12]                          (387,904)      (17,890,292)       (19,256,776)       (3,025,413)          (702,600)

 Changes in operating assets and
 liabilities [NOTE 12]                       (3,064,049)        5,796,763          1,844,331         1,097,738            478,743
                                           -----------------------------------------------------------------------------------------

 CASH (APPLIED TO) OPERATING
 ACTIVITIES                                  (5,037,764)       (1,774,202)        (8,413,174)       (2,221,474)        (1,530,663)
                                           -----------------------------------------------------------------------------------------

 INVESTING ACTIVITIES

 Purchase of property and
 equipment                                      (38,574)           (2,289)                --          (174,316)           (50,998)

 Investments in and advances to equity
 investees                                     (599,375)         (299,444)          (865,605)       (1,066,596)          (317,304)

 Repayments from equity investees               235,828                --                 --                --                 --
 Purchase of marketable securities             (118,118)               --                 --                --                 --

 Proceeds from sale of holdings                 382,952        19,097,838         20,389,424         3,683,362                 --

 Acquisitions, net of cash acquired            (978,608)               --           (686,272)               --           (190,957)
                                           -----------------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------------

 CASH (APPLIED TO) PROVIDED BY
 INVESTING ACTIVITIES                        (1,115,895)       18,796,105         18,837,547         2,442,450           (559,259)
                                           -----------------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------------




SEE ACCOMPANYING NOTES


                                        F-10-

CVF CORPORATION



                    CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)



                                                     [Expressed in U.S. Dollars]



                                                  THREE MONTHS ENDED                          YEAR ENDED DECEMBER 31
                                                       MARCH 31
                                            ----------------------------------------------------------------------------------------
                                               1998               1997               1997              1996              1995
                                                 $                 $                  $                  $                 $
                                              -------           -------            -------            --------          -------
                                            (UNAUDITED)       (UNAUDITED)
 FINANCING ACTIVITIES
 Increase in bank indebtedness                      --                 --             58,179                --                --

 Borrowings of debt                                 --            192,824            121,365           991,108            85,962

 (Payments) of debt                          (380,354)                 --                 --         (160,586)          (23,643)

 (Payments) borrowings of debt to
 related parties                                    --             63,135                 --         (133,561)             1,026

 Issuance of equity securities                 360,000                 --                 --                --           504,000

 Deposits of restricted cash                  (13,509)                 --          (682,361)                --                --

 Purchase of treasury stock                  (480,618)          (158,598)        (1,807,038)          (55,011)                --

 Minority investments in
 subsidiaries                                       --                 --                 --           586,835           292,000
                                            ----------------------------------------------------------------------------------------

 Cash (applied to) provided by
 financing activities                         (514,481)            97,361         (2,309,855)        1,228,785           859,345
                                            ----------------------------------------------------------------------------------------

 Effect of exchange rate changes on
 cash and cash equivalents                     141,884                 --            (77,888)               --           (33,667)
                                            ----------------------------------------------------------------------------------------

 Cash (applied) provided during
 period                                     (6,526,256)        17,119,264          8,036,630         1,449,761        (1,264,244)

 Cash, and cash equivalents,                 9,931,906          1,895,276          1,895,276           445,515         1,709,759
 beginning of period
                                            ----------------------------------------------------------------------------------------

 Cash, and cash equivalents, end of
 period                                      3,405,650         19,014,540          9,931,906         1,895,276           445,515
                                            ----------------------------------------------------------------------------------------
                                            ----------------------------------------------------------------------------------------

 Cash paid during the period for
 interest                                       63,277             46,244            163,346           116,616            33,390
                                            ----------------------------------------------------------------------------------------

 Cash paid during the period for
 income taxes                                  198,800            564,290          4,200,000                --                --
                                            ----------------------------------------------------------------------------------------





SEE ACCOMPANYING NOTES



                                        F-11-

CVF CORPORATION



                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                                                     [Expressed in U.S. Dollars]





                                                                     THREE MONTHS ENDED              YEAR ENDED DECEMBER 31
                                                                          MARCH 31
                                                                 -------------------------------------------------------------------
                                                                     1998          1997          1997         1996          1995
                                                                      $             $              $            $            $
                                                                   -------       -------        -------      -------      -------
                                                                 (unaudited)   (unaudited)
 NET INCOME (loss)                                               (1,585,811)     10,319,327      8,999,271   (293,799)   (1,306,806)
                                                                 -------------------------------------------------------------------
 OTHER COMPREHENSIVE INCOME, NET OF TAX: [NOTE 2]

 Foreign currency translation adjustments [net of $nil
 tax effect]                                                       (479,772)         --            652,211      --           130,467


 Unrealized holding gains:

 Unrealized holding gains arising during period [net of taxes of $191,549 and $88,100 for the three months ended March 31,
 1998 and 1997, $42,190 and $7,451,840 for the years ended
 December 31, 1997 and 1996 and $nil for the year ended
 December 31, 1995].                                                298,200        (163,629)        63,948  13,840,070         --

 Reclassification adjustments for previously recognized
 unrealized holding gains [net of taxes of $164,671 and
 $6,908,000 for the three months ended March 31, 1998 and
 1997, $7,322,108 for the year ended December 31, 1997 and
 $nil for the years ended December 31, 1996 and 1995].             (305,818)    (12,830,000)   (13,598,200)     --             --
                                                                 -------------------------------------------------------------------

 Net unrealized holding gains                                        (7,618)    (12,993,629)   (13,534,252) 13,840,070         --
                                                                 -------------------------------------------------------------------

 Total other comprehensive income (loss)                           (487,390)    (12,993,629)   (12,882,041) 13,840,070       130,467
                                                                 -------------------------------------------------------------------

 COMPREHENSIVE INCOME (LOSS) DURING PERIOD                       (2,073,201)     (2,674,302)    (3,882,770) 13,546,271   (1,176,339)

                                                                 -------------------------------------------------------------------
                                                                 -------------------------------------------------------------------





SEE ACCOMPANYING NOTES



                                        F-12-

CVF CORPORATION

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

                                                     [Expressed in U.S. Dollars]
 ORGANIZATION AND BUSINESS DESCRIPTION

CVF Corporation [the "Company"] is a company incorporated under the laws of the State of Nevada. In September 1995, the Company acquired all of the assets and assumed all of the liabilities of Canadian Venture Founders Limited Partnership ["CVFLP"] in exchange for the issuance of its equity securities to the partners of CVFLP. Pursuant to this transaction, the Company issued to CVFLP 4,763,918 common shares, 25,000 shares of its Series "A" Preferred Stock [the "Preferred Shares"] and warrants [the "Warrants"] entitling CVFLP to purchase approximately 952,784 additional common shares.

The transaction has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the merger of the two companies is recorded as a recapitalization of CVFLP, with CVFLP being treated as the continuing entity. Prior to consummating the share exchange, the Company did not have any significant operations. The cost of the acquisition was recorded at the value of the Company's [the acquired company] net monetary liabilities of $190,957 on the date of the exchange, in accordance with Securities and Exchange Commission guidelines.

The Company is engaged primarily in the business of developing and managing early stage and start-up companies engaged in the information and environmental technologies areas. The Company's mandate is to acquire significant holdings in new and emerging companies primarily in the technology area, to assist in the management of such companies and through them to engage in the businesses engaged in by such companies. The Company holds majority ownership positions directly or indirectly in the following companies:

CANADIAN VENTURE FOUNDERS LEASING CORP. ["LEASING"] a wholly-owned subsidiary, provides funding to various investees of the Company.

BIOREM TECHNOLOGIES, INC. ["BIOREM"] is an industrial biotech company located in Waterloo, Canada engaged in the business of applying bioconversion and biotransformation technology to a variety of industrial applications such as the treatment or clean-up of organic toxic chemicals in soil or groundwater, the treatment of industrial waste streams for liquids or air and for use in the food processing, agriculture and pharmaceutical manufacturing industries. At
March 31, 1998, the Company had a 69% [69% at December 31, 1997; 69% at December 31, 1996] ownership interest in Biorem.

GEMPRINT CORPORATION ["GEMPRINT"] is in the business of providing products and services to the insurance industry, as well as the consumer and wholesale jewelry markets to enable diamonds and other precious gems to be uniquely identified non-invasively using a low power laser imaging system unique to Gemprint. The results are stored in a database for later verification and recovery of lost or stolen gems. At March 31, 1998, the Company had a 67% [67% at December 31, 1997; 64% at December 31, 1996] ownership interest in Gemprint.

SOLARIA RESEARCH ENTERPRISES, LTD. ["SOLARIA"] is a Waterloo, Canada company in the business of developing, manufacturing and marketing a line of electronic motor speed control products for battery-operated vehicles. At March 31, 1998, the Company had a 67% [67% at December 31, 1997; 51% at December 31, 1996] ownership interest in Solaria.

DANTEC ELECTRONICS LIMITED, ["DANTEC ELECTRONICS"] was purchased August 31, 1997 and at March 31, 1998 the Company has a 100% [100% at December 31, 1997] ownership interest in Dantec Electronics. The Company's investment in Dantec Electronics is held through 1246680 Ontario Limited, a wholly-owned subsidiary. Dantec Electronics, located in Waterloo, Canada, manufactures and sells electronic moisture detection and control systems with agricultural applications.


                                        F-13-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

1.   ORGANIZATION AND BUSINESS DESCRIPTION (CONT'D)

EASTVIEW MARKETING, ONE, LLC ["EASTVIEW"] a wholly-owned subsidiary, was incorporated in the state of New York on December 19, 1997 for the purpose of developing an infommercial to market in the United States natural fertilizers and environmentally safe organic herbicides manufactured by Ecoval Inc., an equity holding of CVF Corporation.

GRAND ISLAND MARKETING, TWO, LLC ["GRAND ISLAND2"] a wholly-owned subsidiary, was incorporated on December 17, 1997 in the state of New York. When operations begin in 1998, Grand Island2 will market and arrange environmental clean up contracts with real estate developers in the United States using the services of Biorem Technologies, Inc., and other soil remediation companies.

GRAND ISLAND MARKETING, INC. ["Grand Inc."] a wholly-owned subsidiary, was incorporated on January 28, 1998 in the state of Delaware. Grand Inc. has a 51% economic interest in a partnership, known as "Elements". Elements was formed to carry on the business of operating retail stores offering natural health and food products and health services including naturopathic and homeopathic medicine and chiropractic services as well as products manufactured by Ecoval.

In 1997, CVF Corp. changed its name to CVF Corporation.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. These principles conform in all material respects to accounting principles generally accepted in Canada except as described in Note 15.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

The fiscal year-ends of the subsidiaries vary, in some cases, from those of the Company. The consolidated financial statements combine periods which are within three months of the Company's recording period, for all the companies.

Holdings in which the Company has a 20-50% ownership position and significant influence are accounted for under the equity method of accounting, such that the Company records profits and losses to the extent of the Company's total holdings in the investee, comprising its equity interest, advances and loans.

Holdings in debt securities are classified as "held to maturity", if the Company has the intent and ability to hold the security to maturity. Holdings held to maturity are carried at cost.

Other holdings are classified as "available for sale", and are revalued at each period-end with the unrealized gain or loss, net of tax effect, recorded as an element of comprehensive income. The available for sale classification includes debt and equity securities which are carried at fair value. Gains or losses on sales of securities are recognized by the specific identification method.


                                        F-14-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

FOREIGN CURRENCY TRANSLATION

The Company uses the U.S. dollar as the reporting currency of its consolidated financial statements. However, the functional currency of the Company and its Canadian subsidiaries is the Canadian dollar. Accordingly, all balance sheet amounts of the Company and its Canadian subsidiaries are translated to U.S.
dollars using the exchange rates in effect at the applicable year-end.   Income
statement amounts of the Company and its Canadian subsidiaries are translated to U.S. dollars at the average exchange rate for the applicable year. The gains and losses resulting from the translation of the Company's financial statements into U.S. currency are recorded as an element of comprehensive income.

Transactions and balances denominated in currencies other than the functional currencies of the Company or its subsidiaries are remeasured in the applicable functional currency. Translation adjustments arising on such remeasurement are included in the determination of net income (loss).

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid temporary cash investments, with an original maturity of three months or less when purchased, to be cash equivalents.

TRADE RECEIVABLES

Trade receivables are presented net of allowance for doubtful accounts. The allowance was $57,600 at March 31, 1998 [$59,300 at December 31, 1997, $29,200
at December 31, 1996]. Amounts charged to expense were $nil during the three months ended March 31, 1998 [$nil during the three months ended March 31, 1997, $8,500 during the year ended December 31, 1997, $29,200 in 1996, $3,600 in
1995].

INVENTORY

Inventory is stated at the lower of cost or market using first-in, first-out method of costing.

ADVERTISING

The Company expenses the production costs of broadcast advertising upon the first airing of the advertisement. Total unamortized advertising costs included in prepaid expenses at December 31, 1997 were $234,771 [$nil in 1996 and 1995] respectively. These costs were expensed during the three months ended March 31, 1998. Other types of advertising costs are expensed as incurred.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated using the straight-line and declining balance methods over the estimated useful lives of the assets, which range from 5 to 10 years. Accumulated depreciation at December 31, 1997 was $484,134 [$309,816 in 1996].


                                        F-15-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

GOODWILL

Goodwill is recorded in connection with the acquisition of subsidiaries. Goodwill also exists in connection with the acquisition of equity basis holdings, representing the difference between the underlying equity interest purchased and the amount paid for the interest. All goodwill is being amortized over a period of 15 years. Amounts amortized in connection with subsidiaries are charged to amortization expense. Amounts amortized in connection with equity basis holdings are expensed as a reduction in the carrying value of the holdings.

The Company assesses the recoverability of goodwill by determining whether the amortization of goodwill over its remaining life can be recovered through projected, undiscounted, future cash flows of the related companies.

MINORITY INTEREST

Minority common equity interests are charged with their proportionate share of subsidiary losses to the extent positive equity-adjusted holdings are available. Where excess losses are incurred by the parent they will be charged against minority interests in the event future income becomes available or minority interests contribute additional equity.


NET INCOME (LOSS) PER SHARE

The Company has adopted Statement of Financial Accounting Standard No. 128 ["SFAS 128"], EARNINGS PER SHARE. Net income (loss) per common share has been restated for all periods presented to conform to the provisions of SFAS 128. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects the per share amount that would have resulted if diluted potential common stock had been converted to common stock, as prescribed by SFAS 128.

REVENUE RECOGNITION

Revenue is recognized when products are shipped or services are performed.

STOCK-BASED COMPENSATION

The Company and its subsidiaries account for stock and options issued for services in accordance with APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, by reference to the fair market value of the Company's stock on the date of stock issuance or option grant. The companies use the "intrinsic" method for determining compensation expense whereby expense is recorded for the quoted market price of the stock issued, or in the case of options, for the difference between the stock's quoted market price on the date of grant and the option exercise price. Where the exercise price approximates the price of the underlying shares no compensation expense is recorded.

RESEARCH AND DEVELOPMENT

Research costs and development costs are expensed as incurred. Research and development expenditures are reduced by any related investment tax credits and government grants.


                                        F-16-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

INCOME TAXES

The Company accounts for income taxes using the liability method in which a deferred tax asset or liability is determined based upon the tax effect of the differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted rates which will be in effect when these differences reverse. Provision is made for all applicable U.S. and foreign income taxes pursuant to this standard. Canadian tax credits attributable to research and development expenditures which are refundable regardless of whether there is taxable income, are accounted for as a reduction in research and development expense.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash and cash equivalents, restricted cash, marketable securities, trade receivables, accounts payable, and bank indebtedness approximate fair value based on the short-term maturity of these instruments. Management believes that the fair market value of advances and notes receivable, included in holdings, and long-term debt is not materially different than the carrying value.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, The Financial Accounting Standards Board issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is required to be adopted for the Company's financial statements for the year ended December 31, 1998. Under the new requirements, financial information about operating segments should be reported on the basis that is used internally by the Company for evaluating operating segments and resource allocation decisions. The Company has not determined the effect, if any, of this pronouncement on the segment disclosures in its consolidated financial statements.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ["SFAS 130"], which was adopted by the Company January 1, 1998. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.


                                        F-17-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Disclosure of accumulated balances related to each component of other comprehensive income is as follows:





                                                          UNREALIZED GAIN          FOREIGN CURRENCY          ACCUMULATED OTHER
                                                           ON SECURITIES              TRANSLATION          COMPREHENSIVE INCOME

                                                                 $                         $                         $
                                                          ---------------------------------------------------------------------
 BALANCE - JANUARY 1, 1995                                            --                 (407,719)                 (407,719)


 Current year comprehensive income                                    --                   130,467                   130,467
                                                          ---------------------------------------------------------------------
 BALANCE - DECEMBER 31, 1995                                          --                 (277,252)                 (277,252)


 Current year comprehensive income                            13,840,070                        --                13,840,070
                                                          ---------------------------------------------------------------------

 BALANCE - DECEMBER 31, 1996                                  13,840,070                 (277,252)                13,562,818

 Current year comprehensive income                          (13,534,252)                   652,211              (12,882,041)
                                                          ---------------------------------------------------------------------
 BALANCE - DECEMBER 31, 1997                                     305,818                   374,959                   680,777
                                                          ---------------------------------------------------------------------
                                                          ---------------------------------------------------------------------


 BALANCE - DECEMBER 31, 1996                                  13,840,070                 (277,252)                13,562,818


 Comprehensive income for the three months ended
 March 31, 1997                                             (12,993,629)                        --              (12,993,629)
                                                          ---------------------------------------------------------------------
 BALANCE - MARCH 31, 1997                                        846,441                 (277,252)                   569,189
                                                          ---------------------------------------------------------------------
                                                          ---------------------------------------------------------------------


 BALANCE - DECEMBER 31, 1997                                     305,818                   374,959                   680,777


 Comprehensive income for the three months ended
 March 31, 1998                                                  (7,618)                 (479,772)                 (487,390)
                                                          ---------------------------------------------------------------------

 BALANCE - MARCH 31, 1998                                        298,200                 (104,813)                   193,387
                                                          ---------------------------------------------------------------------
                                                          ---------------------------------------------------------------------




                                        F-18-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

3.   INVENTORY

Inventory consists of the following:
As of December 31



                                                   1997                1996
                                                    $                   $
                                                   ----                ----
 Raw material                                   201,019               32,850
 Work-in-process                                     --                5,950
 Finished goods                                 189,106              186,409
----------------------------------------------------------------------------
                                                390,125              225,209
----------------------------------------------------------------------------
----------------------------------------------------------------------------



4.   HOLDINGS

The Company accounts for its holdings in the following companies using the equity method:

a. Ecoval Inc. ["Ecoval"], a Montreal, Canada, company which manufactures and markets natural fertilizers and environmentally safe organic herbicides.

b. Dantec Systems Corporation ["Dantec Systems"], a Waterloo, Canada, private company in the business of developing, manufacturing and marketing a range of automated, precision moisture detection and manufacturing control systems.

c. Petrozyme Technologies, Inc. ["Petrozyme"], a Waterloo, Canada, private company in the business of developing and marketing processes for the degradation of petroleum waste products.

In addition, the Company has holdings in debt and equity securities of the following companies, and accounts for these holdings under the cost method:

a. Certicom Corp. ["Certicom"], a Toronto, Canada public company in the business of digital information security products.

b. TurboSonic Canada, Inc. ["TurboSonic"], a Waterloo, Canada company which is in the business of air pollution control products. The shares of TurboSonic Canada, Inc. are exchangeable for an equal number of shares of its parent, TurboSonic Technologies, Inc., a New Jersey public company.

c. RDM Corporation, formerly known as Mindflight Corporation ["RDM"], a Waterloo, Canada public company in the business of developing and supplying technologies for both paper and electronic based payment systems.

d. Powertrusion 2000 Int. Inc. ["Powertrusion"], a Scottsdale, Arizona private company in the business of creating a lightweight, safe composite pole to replace wooden utility poles and reduce deforestation.


                                        F-19-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

4.   HOLDINGS (CONT'D)
Holdings consisted of the following at March 31, 1998:


                                                                             HOLDINGS            HOLDINGS AVAILABLE
                                                  PERCENTAGE             AT COST OR EQUITY        FOR SALE AT FAIR
                                                  OWNERSHIP                                             VALUE
                                                                                 $                        $
-----------------------------------------------------------------------------------------------------------------------
 Ecoval
      1,330,550 common shares [viii]                     27%                     1,149,906


 Dantec Systems
      34,700 common shares                               41%                       453,034
      Notes and advances [vi]                                                      372,750
                                                                                  ---------
                                                                                   825,784


 Petrozyme
      50 common shares                                   50%                      (351,619)
      250,000 Class C non-voting shares                 100%                       250,000
      Notes and advances [vi]                                                      426,000
                                                                                  ---------

                                                                                   324,381


 Certicom
      59,763 preferred shares [iii]                                                255,272

 TurboSonic
      1,334,977 common shares [iv]                       13%                                            372,782


 RDM
      1,428,572 special warrants                         17%                                          1,207,000

 Powertrusion
      Deposit[vii]                                       --                                             249,405

 Other notes and advances [vi]                                                     154,844
-----------------------------------------------------------------------------------------------------------------------


 TOTAL                                                                           2,710,227            1,829,187
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------




                                        F-20-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

4.   HOLDINGS (CONT'D)

Holdings consisted of the following at December 31, 1997:






                                                       PERCENTAGE                HOLDINGS         HOLDINGS AVAILABLE FOR
                                                       OWNERSHIP            AT COST OR EQUITY         SALE AT FAIR
                                                                                                          VALUE
                                                                                    $                      $
---------------------------------------------------------------------------------------------------------------------------
 Ecoval
      1,210,550 common shares [i]                               24%              840,157


 Dantec Systems
      34,700 common shares [ii]                                 41%              419,662
      Notes and advances [vi]                                                    367,500
                                                                                ---------
                                                                                 787,162


 Petrozyme
      50 common shares                                          50%             (286,750)
      250,000 Class C non-voting shares                        100%              250,000
      Notes and advances [vi]                                                    245,000
                                                                                ---------

                                                                                 208,250


 Certicom
      15,605 common shares [iii]                               0.5%                                         469,711
      59,763 preferred shares                                                    251,677


 TurboSonic
      1,334,977 common shares [iv]                              13%                                         392,483


 ROM
      1,428,572 special warrants [v]                            17%                                         700,000


 Other notes and advances [vi]                                                    19,814
-----------------------------------------------------------------------------------------------------------------------

 TOTAL                                                                         2,107,060                  1,562,194
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------




                                        F-21-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

4.   HOLDINGS (CONT'D)

Holdings consisted of the following at December 31, 1996:



                                                  PERCENTAGE                HOLDINGS          HOLDINGS AVAILABLE FOR
                                                  OWNERSHIP            AT COST OR EQUITY           SALE AT FAIR
                                                                                                       VALUE

                                                                              $                          $
-----------------------------------------------------------------------------------------------------------------------
 Ecoval
      11,733 common shares                               30%               (2,838,006)
      Notes and advances [vi]                                               3,119,660
                                                                            ---------

                                                                              281,654
 Dantec Systems
      34,360 common shares                               41%                  742,748

 Petrozyme
      50 common shares                                   50%                 (109,288)
      250,000 Class C non-voting shares                 100%                  250,000
                                                                             --------
                                                                              140,712


 Certicom
      898,605 common shares                              12%                                         22,302,960
      89,645 preferred shares                                                 509,670



 Turbotak
      Notes and advances [vi]                                                 367,099

 Other notes and advances [vi]                                                 10,030
-----------------------------------------------------------------------------------------------------------------------
 TOTAL                                                                      2,051,913                22,302,960
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



[i] During 1997, notes of $2,569,000 of Ecoval were converted into 11,898 common shares of Ecoval. Subsequent to this transaction, all shares of Ecoval were subdivided on a 50:1 basis. In addition, the Company paid cash of $126,875 for an additional 29,000 shares.

[ii] During 1997, notes of $17,500 of Dantec Systems were converted into 340 common shares of Dantec Systems.

[iii] During 1997, the Company disposed of 883,000 common shares of Certicom for proceeds of $20,389,424, realizing a gain of $19,409,357. As at December 31, 1997, the common shares of Certicom have a carrying value of $16,822. Accordingly, aggregate unrealized gains of $289,849 [net of deferred income taxes of $163,040] have been recorded as an element of stockholders' equity for the year ended December 31, 1997. In January and February 1998, 15,605 common shares of Certicon were sold for net proceeds of approximately $375,000.


                                        F-22-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

4.     HOLDINGS (CONT'D)

[iv] Shareholdings in TurboSonic are through the Company's ownership of exchangeable shares of TurboSonic Canada, Inc. which are exchangeable into TurboSonic Technologies, Inc. common shares. During 1997, notes of $732,099 of Turbotak were converted into 315,572 common shares of Turbotak. Turbotak Technologies Inc. merged with Sonic Environmental, Inc. during 1997 to form TurboSonic Technologies, Inc. The conversion rate to TurboSonic shares was 4.23 shares for each share of Turbotak.
       As at December 31, 1997, the common shares of TurboSonic have a carrying value at cost of $367,532. Accordingly, aggregate unrealized gains of $15,969 [net of deferred income taxes of $8,982] have been recorded as an element of stockholders' equity for the year ended December 31, 1997.

[v] The investment in RDM represents a private placement purchase of 1,428,572 special warrants allowing the Company to receive one common share of RDM at no additional cost. At December 31, 1997, the market value of shares of RDM listed on the Vancouver Stock Exchange was Cdn. $0.70 [U.S. $0.49] per share. An officer and director of the Company holds approximately 20% of the common shares of RDM.

[vi] The notes and advances bear interest at prime plus 2%, are unsecured, payable on demand, and denominated in Canadian currency. Canadian prime rate at December 31, 1997 was 6% [4.75% in 1996]. The notes have been classified as long-term as the Company does not intend to demand repayment in the next year.

[vii] During the three months ended March 31, 1998, the Company subscribed for 125,000 convertible preferred shares of Powertrusion for total consideration of $250,000. Subsequent to March 31, 1998, the Company's subscription was reduced to 50,000 shares for $100,000.

[viii] On March 4, 1998, the Company purchased 120,000 shares in Ecoval to increase its holdings to 27% from 24% as at December 31, 1997. The consideration for the shares was $421,875 and 40,179 shares of the Company.


The following table gives certain combined summarized financial information related to the Company's equity holdings:


                                                  THREE MONTHS ENDED                YEAR ENDED DECEMBER 31
                                                       MARCH 31
                                               ----------------------------------------------------------------------
INCOME STATEMENT DATA                            1998           1997           1997           1996           1995
                                                   $              $              $              $              $
                                               ----------     ----------     ----------     ----------     ----------
Net Sales                                       330,117        186,137      1,560,122      1,396,027      1,090,773
Gross (loss) profit on sales                     70,938         48,627        (16,114)        70,789        237,524
Net loss                                       (776,350)      (241,959)    (7,152,634)    (2,713,912)    (1,644,736)
                                               ----------------------------------------------------------------------
CVF CORPORATION'S SHARE OF
NET LOSS                                       (240,761)       (83,921)    (1,899,287)      (840,929)      (563,113)
                                               ----------------------------------------------------------------------
                                               ----------------------------------------------------------------------



                                        F-23-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

4.     HOLDINGS (CONT'D)


                                                                             AS AT
                                             ----------------------------------------------------------------------
                                                        MARCH 31                          DECEMBER 31
                                             ----------------------------------------------------------------------
                                                1998           1997           1997           1996           1995
BALANCE SHEET DATA                                $              $              $              $              $
                                              ----------    ----------     ----------     ----------     ----------
Current assets                                2,064,336      1,382,027      2,665,662      1,260,130      1,820,937
Non-current assets                            3,971,213      8,297,284      4,029,052      5,924,516      8,232,657
                                             ----------------------------------------------------------------------
Total assets                                  6,035,549      9,679,311      6,694,714      7,184,646     10,053,594
                                             ----------------------------------------------------------------------
Current liabilities                             576,675      1,151,720      1,077,528      1,204,872      1,904,558
Non-current liabilities                       3,404,706     12,348,163      2,811,313     11,581,846      9,798,172
Equity (deficit)                              2,054,168    (3,820,572)      2,805,873    (5,602,072)    (1,649,136)
                                             ----------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                  6,035,549      9,679,311      6,694,714      7,184,646     10,053,594
                                             ----------------------------------------------------------------------
                                             ----------------------------------------------------------------------

                                             ----------------------------------------------------------------------
CVF CORPORATION'S SHARE OF
EQUITY (ACCUMULATED DEFICIT)                    417,702    (1,133,777)        573,360    (1,659,763)    (1,030,388)
                                             ----------------------------------------------------------------------
                                             ----------------------------------------------------------------------



                                        F-24-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

4.     HOLDINGS (CONT'D)

The amount of CVF Corporation's above share of net loss at December 31, 1997 differs from income (loss) from equity investees appearing in the statement of operations primarily due to gains on the reduction of ownership in equity investees of approximately $1,930,000 and amortization of goodwill. The goodwill related to equity investees is as follows:

                                                 COST      ACCUMULATED       NET BOOK
                                                          AMORTIZATION        VALUE
                                                  $             $                 $
       AS AT MARCH 31, 1998
       --------------------
Ecoval                                        2,648,284      1,009,361      1,638,923
Petrozyme                                       131,350         15,324        116,026
Dantec Systems                                  985,483        378,072        607,411
                                              ---------------------------------------
                                              3,765,117      1,402,757      2,362,360
                                              ---------------------------------------
                                              ---------------------------------------


                                                 COST      ACCUMULATED       NET BOOK
                                                          AMORTIZATION        VALUE
                                                  $             $                 $
       AS AT DECEMBER 31, 1997
       -----------------------
Ecoval                                        1,947,502        288,147      1,659,355
Petrozyme                                       129,500         12,950        116,550
Dantec Systems                                  971,603        356,553        615,050
                                              ---------------------------------------
                                              3,048,605        657,650      2,390,955
                                              ---------------------------------------
                                              ---------------------------------------


                                                 COST      ACCUMULATED       NET BOOK
                                                          AMORTIZATION        VALUE
                                                  $             $                 $
       AS AT DECEMBER 31, 1996
       -----------------------
Ecoval                                        1,502,478        200,331      1,302,147
Petrozyme                                       135,050          1,501       133,549,
Dantec Systems                                  964,800        304,286        660,514
                                              ---------------------------------------
                                              2,602,328        506,118      2,096,210
                                              ---------------------------------------
                                              ---------------------------------------


During the three months ended March 31, 1998, amortization of goodwill related to equity investees totalled $61,867 [$5,102 during the three months ended March 31, 1997, $177,256 during the year ended December 31, 1997, $185,233 in 1996,
$151,174 in 1995].

The investee companies have various debt and equity securities outstanding which are convertible into common stock of the respective investee companies. Any such conversions would not materially decrease or increase the Company's interest in the earnings or net assets of any investee.


                                        F-25-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

5.     GOODWILL


                                                 COST      ACCUMULATED       NET BOOK
                                                          AMORTIZATION        VALUE
                                                  $             $                 $
       AS AT MARCH 31, 1998
       --------------------
Solaria                                         438,184        153,088        285,096
Biorem                                          183,578         51,386        132,192
Gemprint                                      2,315,000        422,452      1,892,548
Dantec Electronics                            1,599,438         61,322      1,538,116
Elements                                        596,575          9,943        586,632
                                              ---------------------------------------
                                              5,132,775        698,191      4,434,584
                                              ---------------------------------------


                                                 COST      ACCUMULATED       NET BOOK
                                                          AMORTIZATION        VALUE
                                                  $             $                 $
       AS AT DECEMBER 31, 1997
       -----------------------
Solaria                                         435,444        143,674        291,770
Biorem                                          223,566         46,936        176,630
Gemprint                                      2,391,709        379,018      2,012,691
Dantec Electronics                            1,576,911         34,177      1,542,734
                                              ---------------------------------------
                                              4,627,630        603,805      4,023,825
                                              ---------------------------------------
                                              ---------------------------------------


                                                 COST      ACCUMULATED       NET BOOK
                                                          AMORTIZATION        VALUE
                                                  $             $                 $
       AS AT DECEMBER 31, 1996
       -----------------------
Solaria                                         360,183        125,819        234,364
Biorem                                          188,750         33,220        155,530
Gemprint                                      2,057,468        260,743      1,796,725
                                              ---------------------------------------
                                              2,606,401        419,782      2,186,619
                                              ---------------------------------------
                                              ---------------------------------------



During the three months ended March 31, 1998, amortization of goodwill in subsidiaries totalled $89,849 [$9,148 during the three months ended March 31, 1997, $204,197 during the year ended December 31, 1997, $158,861 in 1996,
$157,027 in 1995].


                                        F-26-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

6.     BANK INDEBTEDNESS

Biorem has bank lines of credit available with two major Canadian banks. The first line has a maximum availability of Cdn. $300,000 [U.S. $210,000], bears interest at 3% and is payable on demand. At December 31, 1997, an amount of Cdn. $300,000 [U.S. $210,000] has been drawn on this line. The other line has a maximum availability of Cdn. $415,000 [U.S. $290,500] with a balance of Cdn. $425,000 [U.S. $297,500] outstanding at December 31, 1997. The amount drawn on this facility bears interest at prime plus 1% and is payable on demand. Canadian prime rate at December 31, 1997 was 6%. These facilities are guaranteed by the Company and are secured by term deposits of Cdn. $300,000 [U.S. $210,000]and Cdn. $422,414 [U.S. $297,073].

Gemprint has bank indebtedness of Cdn. $190,479 [U.S. $133,335] with a major Canadian bank. The demand operating loan bears interest at prime plus 1%. The loan is guaranteed by CVF Corporation and is secured by a term deposit of Cdn. $250,797 [U.S. $175,558]. The weighted average interest rate on bank indebtedness during 1997 was 5%.

In 1996, Biorem had bank lines of credit available with two major Canadian banks. The first line had a maximum availability of Cdn. $466,000 [U.S. $326,200], bore interest at 3% and was payable on demand. At December 31, 1996, an amount of Cdn. $385,000 [U.S. $269,500] had been drawn on this line. The other line had a maximum availability of Cdn. $300,000 [U.S. $210,000] with a balance of Cdn. $300,000 [U.S. $210,000] outstanding at December 31, 1997. The amount drawn on this facility bore interest at prime plus 1.5% and was payable on demand. Canadian prime rate at December 31, 1996 was 4.75%. In 1996, Gemprint had bank indebtedness of Cdn. $190,479 [U.S. $133,335] with a major Canadian bank. The operating loan bore interest at prime plus 1%. The weighted average interest rate on bank indebtedness during 1996 was 6.1%.


7.      LONG-TERM DEBT

Long-term debt comprises the following:

                                                                            THREE MONTHS    YEAR ENDED DECEMBER 31
                                                                            ENDED MARCH 31
                                                                            ---------------------------------------
                                                                              1998           1997           1996
                                                                                $              $              $
                                                                            ---------       --------       --------
Convertible debenture issued by Gemprint, denominated in
Canadian dollars, bearing interest at 5% per annum and due
May 1, 2001. Convertible at the option of the holder into
Gemprint common stock at a price predicated on the price paid
in the next third party common stock sale in excess of $730,000.              405,823        268,857        219,000

Non-convertible debenture issued by Gemprint, denominated in
Canadian dollars, bearing interest at 13.5%, repayable in
February 2000.                                                                177,500        140,000        136,875

Other                                                                         285,357        150,840         82,457
                                                                            ---------------------------------------

TOTAL                                                                         868,680        559,697        438,332
                                                                            ---------------------------------------
                                                                            ---------------------------------------


The fair values of long-term debt instruments approximate their carrying value.


                                        F-27-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

8.     INCOME TAXES

Details of the income tax provision are as follows:


                                                 THREE MONTHS ENDED                           YEAR ENDED DECEMBER 31
                                                     MARCH 31
                                             --------------------------------------------------------------------------------------
                                                1998           1997                  1997                 1996               1995
                                                 $               $                    $                     $                  $
                                             ---------      ----------            ----------            ---------          --------
 Current - U.S.                               (79,800)       7,294,890             5,839,765              892,790                -
 Deferred - U.S.                                    -                -                79,900                   -                 -
                                             --------------------------------------------------------------------------------------

 INCOME TAX (BENEFIT) PROVISION               (79,800)       7,294,890             5,919,665              892,790                -
                                             --------------------------------------------------------------------------------------
                                             --------------------------------------------------------------------------------------


The benefit (provision) for income taxes differs from the amount computed by applying the statutory income tax rate to net income (loss) before provision for income taxes as follows:


                                              THREE MONTHS ENDED                              YEAR ENDED DECEMBER 31
                                                   MARCH 31
                                             --------------------------------------------------------------------------------------
                                               1998             1997              1997                 1996               1995
                                                 $                $                $                     $                  $
                                             ---------      ----------         ----------            ---------          --------

 Statutory U.S. Federal income tax
 rate                                            35%              35%                  35%                  35%               35%
                                          --------------------------------------------------------------------------------------

 Income tax benefit (provision)
 computed at statutory rate                 555,034       (6,164,976)          (5,235,000)            (248,000)          373,000

 Tax benefit of net operating loss
 carryforward                                    -                 -                   -               32,000                 -

 Tax effected losses of equity
 investees not available for
 deduction                                 (706,045)      (1,129,914)            (684,665)            (676,790)         (341,000)

 Tax benefit (provision) of net
 operating losses not recognized            230,811                -                   -                    -            (32,000)
                                          --------------------------------------------------------------------------------------

 BENEFIT (PROVISION)  FOR INCOME
 TAXES REPORTED                              79,800       (7,294,890)          (5,919,665)            (892,790)               -
                                          --------------------------------------------------------------------------------------
                                          --------------------------------------------------------------------------------------



                                        F-28-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

8.     INCOME TAXES (CONT'D)

As of March 31, 1998, the Company had net deferred tax assets of $nil arising from tax loss carryforwards after a valuation allowance of $2,800,000. Deferred income tax liabilities of $198,800 are recorded in connection with unrealized gain attributable to the securities available for sale valued at market.

As of December 31, 1997, the Company had net deferred tax assets arising from tax loss carryforwards of $nil [$nil in 1996] after a valuation allowance of $2,600,000 [$1,870,000 in 1996]. Deferred income tax liabilities of $172,022
[$7,451,840 in 1996] are recorded in connection with the unrealized gain attributable to the securities available for sale valued at market. An additional $79,800 is related to prepaids expensed for tax purposes.

At March 31, 1998, the Company had losses available for carryforward in certain of its Canadian subsidiaries of approximately $8,000,000 available to reduce future years' income for tax purposes in these subsidiaries. These losses expire as follows:

           YEAR ENDED DECEMBER 31                     $
           ----------------------------------------------
           1998                                   50,000
           1999                                  610,000
           2000                                  970,000
           2001                                1,400,000
           2002                                  850,000
           Beyond                              4,120,000
           ----------------------------------------------

                                               8,000,000
          -----------------------------------------------
          -----------------------------------------------

9.     STOCKHOLDERS' EQUITY

The Company's authorized capital consists of 50,000,000 common shares, $0.001 par value, and 500,000 Preferred shares, $0.001 par value.

COMMON SHARES

Holders of the common shares are entitled to one vote per share on each matter submitted to vote at any meeting of the shareholders. Common shares do not carry cumulative voting rights, and, therefore, holders of a majority of the outstanding shares of common shares will be able to elect the entire Board of Directors, and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. The Company's Board of Directors has authority, without the action by the Company's shareholders, to issue all or any portion of the authorized but unissued common shares, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the common shares. Dividends declared on the common shares are payable in U.S. dollars.


                                        F-29-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

9.     STOCKHOLDERS' EQUITY (CONT'D)

During 1997, the Company purchased 601,932 of its own shares for an aggregate consideration of $10 from a corporation owned by officers of the Company. The Company simultaneously issued to these officers options to purchase an equal number of common shares for $0.05 per share. The Company recorded no income effect on this exchange. In addition during 1997, the options were exercised at a time when the quoted market price of the Company's common stock was $3 per share. On this sequence of transactions the Company recorded a $727,163 tax benefit as an increase in Additional Paid in Capital. Bonuses of $1,500,000 were accrued or were paid to these officers primarily as compensation for the related personal tax liabilities. The net cash outlay to the Company was approximately $250,000.

During the three months ended March 31, 1998, the Company also repurchased 102,000 common shares for aggregate cash consideration of $480,618 [252,900 common shares for aggregate cash consideration of $1,807,038 for the year ended December 31, 1997].

REDEEMABLE PREFERRED STOCK

Preferred shares may be issued in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated.

The Company currently has outstanding a series of non-voting Preferred Stock designated as Series "A" Preferred Stock. Each share of Series "A" Preferred Stock has a stated value [the "Stated Value"] of the U.S. dollar equivalent of Cdn. $25 determined at the date of issuance by reference to the noon spot rate for conversion of Canadian dollars into U.S. dollars as published by the National Bank of Canada on the business day immediately preceding the date of issuance. The holders of Series "A" Preferred Stock are entitled to cumulative dividends at the rate of 5% annually of the Stated Value plus accrued but unpaid dividends, to be paid in U.S. dollars. The dividends have priority over any payments of dividends on common shares and on all other shares of preferred stock ranking junior to the Series "A" Preferred Stock.

The Company may, at its option and at any time, redeem all or part of the Series "A" Preferred Stock from the holders thereof. Additionally, at any time after August 20, 2000, a holder of the Series "A" Preferred Stock may require the Company to redeem any or all of the Series "A" Preferred Stock held by such holder. The redemption price shall be the Stated Value plus all accrued but unpaid dividends. In light of the future mandatory redemption feature, the preferred stock is classified outside of permanent equity. As at March 31, 1998 an amount of $58,788 has been accrued in respect of cumulative unpaid dividends, of which $6,288 relates to the three months ended March 31, 1998, $12,500 relates to 1997 and $40,000 relates to prior years.

WARRANTS

As at December 31, 1997 and 1996, 952,784 Warrants are outstanding. Each Warrant entitles the holder to purchase one common share at a price of Cdn. $3.05 per share. CVFLP distributed the Warrants to Canadian Venture Founders Management Limited, its general partner at that time. Until September 20, 2000, the Warrants may only be exercised if a former limited partner of CVFLP sells any common shares which were issued to such limited partner in connection with the reverse takeover described in note 1. In such event, the Warrant holders may purchase one common share for each five common shares sold by such limited partner. Any Warrants not exercised before September 20, 2000, may be exercised by the holder during the six month period immediately following September 20, 2000. As of December 31, 1997 there were no Warrants exercisable. All shares issuable upon exercise of the Warrants will be restricted securities as that term is defined in Rule 144 under the 1933 Securities Act of the United States.


                                        F-30-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

10.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:



                                                     THREE MONTHS ENDED                                 YEAR ENDED
                                                          MARCH 31                                      DECEMBER 31
                                             ---------------------------------------------------------------------------------------
                                                   1998               1997                1997              1996             1995
                                                     $                  $                   $                 $                $
                                                   ----               ----                ----              ----             ----
 Numerator:

 Net (loss)  income                             (1,585,811)         10,319,327           8,999,271       (293,799)      (1,306,806)
 Dividends on Series A preferred stock              (5,460)            (5,703)            (54,000)              --               --
                                             ---------------------------------------------------------------------------------------
 Numerator for basic and diluted earnings
 (loss) per share - income (loss)
 available to common stockholders               (1,591,271)         10,313,624           8,945,271       (293,799)      (1,306,806)
                                             ---------------------------------------------------------------------------------------

 Denominator:
 Denominator for basic earnings (loss)
 per share - weighted average shares
 outstanding                                      5,748,539          5,974,716           5,870,553       5,989,849        4,978,115
 Effect of dilutive securities
 Warrants                                                --            466,864             139,155              --               --
                                             ---------------------------------------------------------------------------------------

 Dilutive potential common shares
 Denominator for diluted earnings (loss)
 per share - adjusted weighted-average
 shares and assumed conversions.                  5,748,539          6,441,580           6,009,708       5,989,849        4,978,115
                                             ---------------------------------------------------------------------------------------

 Basic earnings (loss) per share                     (0.28)               1.73                1.52          (0.05)           (0.26)
                                             ---------------------------------------------------------------------------------------
 Diluted earnings (loss) per share                   (0.28)               1.60                1.49          (0.05)           (0.26)
                                             ---------------------------------------------------------------------------------------



                                        F-31-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

11.  BUSINESS ACQUISITION AND SUPPLEMENTARY SUBSIDIARY INFORMATION

DANTEC ELECTRONICS

On August 28, 1997, the Company acquired 100% of the outstanding common share capital of Dantec Electronics. The total consideration was Cdn. $2,825,000 [U.S. $1,977,500] consisting of a cash payment of Cdn. $1,615,000 [U.S. $1,130,500], Cdn. $250,000 [U.S. $175,000] to be paid in equal monthly installments over 25 months, and 960,000 special Class A shares of 1246680 Ontario Limited, a wholly-owned subsidiary of the Company which was incorporated for the purpose of holding the Dantec Electronics investment. These Class A shares are non-voting, non-cumulative, convertible into common shares of 1246680 Ontario Limited on a one-for-one basis and redeemable and retractable at Cdn. $1 per share.

This acquisition was accounted for as a purchase, with the results of operations of Dantec Electronics included in the Company's accounts from the date of acquisition. Assets and liabilities acquired at approximate fair values is summarized as follows:

                                                            $
-----------------------------------------------------------------
 Current assets [including cash of $42,000]            799,500
 Property and equipment                                 30,000
 Goodwill                                            1,577,000
 Current liabilities                                  (429,000)
-----------------------------------------------------------------
 Total consideration                                 1,977,500
-----------------------------------------------------------------
-----------------------------------------------------------------


If the acquisition of Dantec Electronics had occurred on January 1, 1997, the unaudited pro forma sales and net income of the Company would have been approximately $1,602,000 and $14,000 respectively.

GEMPRINT

During 1997, the Company's ownership interest in Gemprint increased by 3%. This is the net effect of two events. The first is a reduction in ownership due to the dilutive effect of the conversion of 9,600,000 Warrants to common shares, 4,920,000 of which were converted by the Company. The second transaction is the purchase of a total of 2,182,263 Class A and B voting shares or 6.6% of the outstanding voting shares of Gemprint. The consideration for this purchase was Cdn. $500,000 [U.S. $350,000] which was accounted for as an increase in goodwill.


In addition to Class A voting shares, Gemprint has issued Class B and C voting shares which have cumulative dividend rates of 10%, are retractable by the holder at face value plus dividends in arrears, and are convertible to Class A common shares on a one-to-one basis. The Class B shares held by third parties have been classified as a liability. The remaining Class B and all of the Class C shares are held by CVF. The timing of these retractions are restricted to specific time periods and Gemprint has received a notice to retract Cdn. $250,000 by a third party investor. Cumulative dividends payable to third party investees have been accrued in these consolidated statements.


                                        F-32-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

11.  BUSINESS ACQUISITION AND SUPPLEMENTARY SUBSIDIARY INFORMATION (CONT'D)

SOLARIA

During 1997, the Company acquired an additional 16% ownership interest in Solaria for cash consideration of Cdn. $123,893 [U.S. $86,725] which was accounted for as a purchase of goodwill.

Certain of the Company's subsidiaries have debt and equity securities outstanding which are convertible into common stock of the respective subsidiaries. Any such conversions would not materially decrease or increase the Company's interest in the net assets of any subsidiary.

ELEMENTS

On January 28, 1998 the Company incorporated a wholly-owned subsidiary called Grand Island Marketing, Inc. ["Grand Inc."]. On January 29, 1998 Grand Inc. entered into an agreement with 21st Century Health Care (1996) Inc. and an individual to form a partnership known as "Elements". The Company's total consideration was Cdn. $1,500,000 [U.S.$1,065,000] for a 51% economic interest in Elements.

Grand Inc. has a 69% voting interest in Elements. If the Elements partnership fails to meet its business plan by January 27, 2000, Grand Inc. will be able to, for a nominal investment, increase its economic interest to 68%.

This acquisition was accounted for as a purchase, with the results of operations of Elements included in the Company's accounts from the date of acquisition.
The Company's share of assets and liabilities acquired at fair values is summarized as follows:

                                                                         $
--------------------------------------------------------------------------------
 Assets [including cash of $590,223]                                 683,230

 Goodwill                                                            596,574

 Liabilities                                                        (214,804)
--------------------------------------------------------------------------------

 Total consideration                                               1,065,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


STOCK OPTIONS

The unconsolidated Company and certain of its subsidiaries have outstanding options granted to employees and directors. In the event the options granted by its subsidiaries are exercised, the Company's interests will be diluted. A summary of the stock options and shares outstanding as at December 31, 1997 for those entities which are included in the consolidation of accounts that have issued options are as follows:


                                        F-33-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

11.  BUSINESS ACQUISITION AND SUPPLEMENTARY SUBSIDIARY INFORMATION (CONT'D)

 NAME OF                                    NUMBER              TOTAL NUMBER OF
 ENTITY                                 OF OPTIONS    VOTING SHARES OUTSTANDING
--------------------------------------------------------------------------------
 Biorem                                    124,000                    1,201,650
 Gemprint                                3,572,383                   32,986,168
 Solaria                                     4,000                      646,815
 CVF Corporation (unconsolidated)           42,500                    5,729,449

For purposes of pro forma disclosures pursuant to SFAS 123 ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has determined the fair value for the above options at their date of grant using a Black-Scholes option pricing model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. The Company's pro-rata share of the aggregate fair value of these options at their date of grant was $100,000. Pro forma earnings per share disclosures have not been made since there would be no material difference to earnings per share.


12.  SUPPLEMENTARY INFORMATION ON CASH FLOWS

Adjustments to net income (loss) from operating activities are as follows:



                                                  THREE MONTHS ENDED                      YEAR ENDED DECEMBER 31
                                                       MARCH  31
                                              ---------------------------------------------------------------------------------
                                                    1998          1997              1997              1996             1995
                                                      $             $                 $                 $                $
                                                    ----          ----              ----              ----             ----
 CASH FROM OPERATING ACTIVITIES:

 Depreciation and amortization                      89,745       104,353           277,113           282,459          201,006

 Loss (income) from equity investees               302,473       165,780           145,165           296,762        (881,091)

 Gain on sale of holdings                        (372,294)  (18,160,425)      (19,758,954)       (3,204,185)               --

 Minority interest in earnings
 (losses) of subsidiaries                        (328,028)            --                --         (400,449)         (22,515)

 Deferred income tax (benefit) expense            (79,800)            --            79,900                --               --
                                              --------------------------------------------------------------------------------
                                                 (387,904)  (17,890,292)      (19,256,776)       (3,025,413)        (702,600)
                                              --------------------------------------------------------------------------------
                                              --------------------------------------------------------------------------------



                                        F-34-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

12.  SUPPLEMENTARY INFORMATION ON CASH FLOWS (CONT'D)

Changes in operating assets and liabilities are as follows:

                                                      THREE MONTHS ENDED                    YEAR ENDED DECEMBER 31
                                                           MARCH 31
                                              --------------------------------------------------------------------------------------
                                                     1998              1997              1997              1996             1995
                                                       $                 $                 $                 $                $
                                                     ----              ----              ----              ----             ----
 (Increase) decrease in trade
 receivable                                        (229,244)           28,091           511,075         (172,437)         (201,536)

 (Increase) decrease in inventory                   (54,507)           21,914            41,433           (3,617)         (170,543)

 (Increase) decrease in prepaid expenses
 and other                                         (163,162)        (344,449)         (261,946)            15,010            59,346

 Decrease (increase) in other assets                      --               --                --            68,588          (64,609)

 Increase in trade payables                               --               --            51,443                --                --

 (Decrease) increase in accounts payable
 and accrued expenses                              (796,538)        (310,893)           632,969           378,326           855,059

 (Decrease) increase in income taxes
 payable                                         (1,820,598)        6,402,100           887,468           892,790                --

 (Decrease) in deferred revenue                           --               --          (18,111)                --                --

 (Decrease) increase in other current
 liabilities                                              --               --                --          (80,922)             1,026
                                              --------------------------------------------------------------------------------------

                                                 (3,064,049)        5,796,763         1,844,331         1,097,738           478,743
                                              --------------------------------------------------------------------------------------
                                              --------------------------------------------------------------------------------------

13.  SEGMENTED INFORMATION

Substantially all of the Company's operations and identifiable assets are located in Canada. Export sales, primarily to the U.S., amounted to approximately $826,000 for the year ended December 31, 1997 [$1,116,000 in 1996, $454,000 in 1995].

14.  SUBSEQUENT EVENTS

[a] On July 6, 1998 the Company filed a final prospectus with security regulators in all of the Provinces of Canada (except Quebec) for the purpose of issuing a minimum of 874,430 and a maximum of 2,874,430 common shares at an issue price of Cdn. $8.00[U.S.$5.43]. Estimated issue costs will be approximately Cdn.$1,115,000 [U.S. $757,000] and approximately Cdn.$2,235,000[U.S.$1,518,000] for the mininum and maximum offering respectively. The net proceeds will be approximately Cdn.$5,881,000[U.S.$3,995,000] and approximately Cdn.$20,761,000
     [U.S.$14,103,000] for the minimum and maximum offering respectively.

[b] On June 3, 1998 the Company issued 25,570 Common Shares of the Company in exchange for 720,000 class A shares in Gemprint.

[c] On June 30, 1998 Dantec Systems, Dantec Electronics and 1246680 Ontario Limited amalgamated to form Dantec Corporation. CVF will own 53% of the outstanding common shares of the newly formed company.


                                        F-35-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

15. SUMMARY OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES AND CANADA

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ["US GAAP"] which conform in all material respects with accounting principles generally accepted in Canada ["Canadian GAAP"] except as set forth below [adjustments where appropriate are net of related income tax effects] for the periods ended:


                                         THREE MONTHS ENDED                               YEAR ENDED DECEMBER 31
                                              MARCH 31
                              ----------------------------------------------------------------------------------------------------
                                      1998                1997                  1997                 1996                 1995
                                        $                   $                     $                    $                    $
                                      ----                ----                  ----                 ----                 ----

 Net earnings (loss) under
 US GAAP                          (1,585,811)          10,319,327            8,999,271             (293,799)           (1,306,806)

 Adjustments (net of
 income taxes thereon):

 Deferred development
 costs (b)                           (12,618)              19,721               95,311               12,037               (12,079)

 Consolidation of
 Petrozyme (c)                       (61,487)             (86,823)            (156,474)            (114,665)                   --
                              ----------------------------------------------------------------------------------------------------

 NET EARNINGS (LOSS) UNDER
 CANADIAN GAAP                    (1,659,916)          10,252,225            8,938,108             (396,427)           (1,318,885)
                              ----------------------------------------------------------------------------------------------------


                                        F-36-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

15. SUMMARY OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES AND CANADA (CONT'D)

 US GAAP

                                    THRE MONTHS        YEAR ENDED DECEMBER 31
                                   ENDED MARCH 31
                                  ----------------------------------------------
                                     1998    1997      1997     1996     1995
                                       $       $         $        $        $
                                     ----    ----      ----     ----     ----
 EARNINGS (LOSS) PER SHARE (e)

 Basic earnings (loss) per share    (0.28)     1.73      1.52   (0.05)   (0.26)

 Fully diluted earnings per share   (0.28)     1.60      1.49   (0.05)   (0.26)
 (e)
                                  ----------------------------------------------
 CANADIAN GAAP

                                     THREE MONTHS      YEAR ENDED DECEMBER 31
                                    ENDED MARCH 31
                                  ----------------------------------------------
                                     1998    1997      1997     1996     1995
                                       $       $         $        $        $
                                     ----    ----      ----     ----     ----
 Earnings (loss) per share (e)

 Basic earnings (loss) per share    (0.29)     1.71      1.51   (0.07)   (0.26)

 Fully diluted earnings per         (0.29)     1.59      1.32   (0.07)   (0.26)
 share (e)
                                  ----------------------------------------------


                                        F-37-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

15. SUMMARY OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES AND CANADA (CONT'D)


                                         THREE MONTHS    YEAR ENDED DECEMBER 31
                                        ENDED MARCH 31
                                      ------------------------------------------
                                             1998          1997        1996
                                               $             $          $
                                             ----          ----        ----
 TOTAL ASSETS UNDER US GAAP             15,255,057    19,752,216   29,461,955

 Adjustments:

    Holdings, available for sale, at      (497,000)     (477,840) (21,291,910)
 market (a)

    Deferred development costs (b)         (12,798)       92,663        8,787

    Consolidation of Petrozyme (c)        (196,369)      (76,633)     124,252
                                      ------------------------------------------
 TOTAL ASSETS UNDER CANADIAN GAAP       14,548,890    19,290,406    8,303,084
                                      ------------------------------------------
                                      ------------------------------------------
                                         THREE MONTHS    YEAR ENDED DECEMBER 31
                                        ENDED MARCH 31
                                      ------------------------------------------
                                            1998          1997        1996
                                              $             $           $
                                            ----          ----        ----
 TOTAL LIABILITIES UNDER US GAAP         5,230,344     7,689,081   12,382,175

 Adjustments:

 Deferred income taxes on available-      (198,800)     (172,022)  (7,451,840)
 for sale shares (a)

 Consolidation of Petrozyme (c)             38,045        29,346      103,867
                                      ------------------------------------------
 TOTAL LIABILITIES UNDER CANADIAN GAAP   5,069,589     7,546,405    5,034,202
                                      ------------------------------------------
                                      ------------------------------------------


                                        F-38-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

 15. SUMMARY OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES AND CANADA (CONT'D)


                                                             THREE MONTHS ENDED       YEAR ENDED DECEMBER 31
                                                                  MARCH 31
                                                          ----------------------------------------------------
                                                                    1998             1997            1996
                                                                      $                $               $
                                                                    ----             ----            ----
 TOTAL SHAREHOLDERS' EQUITY UNDER US GAAP                        10,024,713       12,063,135     17,079,780
 Adjustments:

    Unrealized gain on available for sale securities (a)           (298,200)        (305,818)   (13,840,070)

    Deferred development costs (b)                                  (12,798)          92,663          8,787
    Consolidation of Petrozyme (c)                                 (234,414)        (105,979)        20,385
                                                          ----------------------------------------------------

 TOTAL SHAREHOLDERS' EQUITY UNDER CANADIAN GAAP                   9,479,301       11,744,001      3,268,882

                                                          ----------------------------------------------------
                                                          ----------------------------------------------------


The areas of material difference between Canadian and U.S. GAAP and their impact on the consolidated financial statements are described as follows:

(a) HOLDINGS, AVAILABLE FOR SALE, AT MARKET

Under US GAAP, debt and equity securities which have readily determinable fair values and are not bought and held principally for the purpose of trading in the near term or holding to maturity are classified as "available-for-sale securities" and are recorded at fair value. Any unrealized gains or losses on available-for-sale securities are reported as a net amount in a separate component of comprehensive income until realized. Under Canadian GAAP, such securities are recorded at cost and any gains or losses are recorded in the statement of earnings when realized. Deferred taxes recorded on the increase or decrease of unrealized gains which are recorded for US GAAP purposes are not recorded under Canadian GAAP.

(b) DEFERRED PRE-PRODUCTION, DEVELOPMENT COSTS

Under US GAAP, all pre-production and development costs are included in the statement of earnings as incurred. Under Canadian GAAP, costs which meet specific criteria may be deferred and amortized over the periods benefited.

(c)  CONSOLIDATION OF PETROZYME

Under both US and Canadian GAAP an entity is consolidated when it is controlled by another enterprise. Under US GAAP, the usual condition for a controlling financial interest in an entity is ownership, directly or indirectly, of over 50% of its outstanding voting shares. Canadian GAAP defines control of an enterprise as the ability to determine the strategic operating, investing and financing policies without the co-operation of others. The current financial relationship between Petrozyme and the Corporation indicate that CVF has such ability and consequently Petrozyme would be consolidated under Canadian GAAP.


                                        F-39-

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited)

15. SUMMARY OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES AND CANADA (CONT'D)

(d)  INCOME TAXES

For U.S. GAAP purposes, the Company uses SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS 109 uses an asset and liability method such that deferred tax assets and liabilities are recognized on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The rate of taxes must be adjusted to reflect expected tax rates at which the tax liability will be discharged. Recent changes in Canadian GAAP for income taxes will require companies to use a liability method which, in most respects, is consistent with SFAS No. 109. Earlier adoption of this new pronouncement has been encouraged. If the Company had applied these new requirements there would be no material differences in accounting for income taxes between US and Canadian GAAP.

(e) EARNINGS (LOSS) PER SHARE

There are no significant differences in the computation of basic earnings per share under Canadian GAAP and US GAAP. The calculation of fully diluted earnings per share under Canadian GAAP gives effect to dilutive securities as if they had been issued at the beginning of the period regardless of whether conversion is contingent upon certain events. US GAAP permits inclusion of contingently issuable shares only if certain criteria are met. Fully diluted earnings per share under both Canadian and US GAAP excludes securities which are antidilutive.

16.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE (UNAUDITED)

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000 and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect an entity's ability to conduct normal business operations. The Company and, to the best of its knowledge, the Holdings, are in the process of identifying Year 2000 issues with respect to their internal systems. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


                                        F-40-

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--------------------------------------------------------------------------------


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   _______________

                                  TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Presentation of Financial Information. . . . . . . . . . . . . . . . . . . . -1-
Exchange Rate Information. . . . . . . . . . . . . . . . . . . . . . . . . . -1-
Special Note Regarding Forward-looking
    Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
Business of CVF Corporation. . . . . . . . . . . . . . . . . . . . . . . . .-14-
Management's Discussion and Analysis of
    Consolidated Operating Results . . . . . . . . . . . . . . . . . . . . .-40-
Consolidated Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .-44-
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-45-
Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .-46-
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .-48-
Options to Purchase Securities . . . . . . . . . . . . . . . . . . . . . . .-50-
Principal and Selling Shareholders . . . . . . . . . . . . . . . . . . . . .-52-
Description of Share Capital . . . . . . . . . . . . . . . . . . . . . . . .-54-
Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-55-
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-55-
Trading of the Common Shares . . . . . . . . . . . . . . . . . . . . . . . .-56-
Repurchase of Common Shares. . . . . . . . . . . . . . . . . . . . . . . . .-57-
Interest of Management and Others in
    Material Transactions. . . . . . . . . . . . . . . . . . . . . . . . . .-57-
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .-58-
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-59-
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-59-
Auditors, Transfer Agent and Registrar . . . . . . . . . . . . . . . . . . .-59-
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . .-60-
Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . -F-1-


                                   _______________

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                                   CVF CORPORATION






                                    COMMON SHARES






                                    _____________

                                      PROSPECTUS
                                    _____________









                                     JULY 6, 1998











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